                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            BALLARD MEDICAL PRODUCTS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [X]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount previously paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement no.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 [BALLARD LOGO]

                        SPECIAL MEETING OF SHAREHOLDERS
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholder:

     On December 23, 1998, the board of directors of Ballard unanimously adopted a merger agreement with Kimberly-Clark. In the medical device business, it is becoming increasingly important to have broad product offerings. For many months, we had been quietly looking for the right strategic merger partner to help Ballard continue to grow and remain competitive. Kimberly-Clark, through its Professional Health Care Sector, is a well recognized and growing producer of premium disposable medical products, primarily for use in operating rooms. After the merger, Ballard will become part of the Professional Health Care Sector of Kimberly-Clark and the combined companies will be in a stronger position to manufacture and distribute premium disposable medical products for domestic and foreign health care markets. Our management believes the merger will enhance Ballard's ability to compete in the marketplace and will enable Ballard's shareholders to participate in the improved prospects of a larger and more diversified company.

     If the merger is completed, you will receive Kimberly-Clark common stock with a value of $25.00 for each share of your Ballard common stock. Shares of Kimberly-Clark common stock will be valued for this purpose by reference to a 10 trading-day period shortly before the closing date of the merger. At the time you vote on the merger agreement, you will not know the exact number of shares you will receive in the merger. Beginning on September 16, 1999, through September 22, 1999, you may call MacKenzie Partners, Inc., our proxy solicitor, at 1-800-322-2885 to determine the number of shares you will receive. The merger is intended to be tax free to Ballard shareholders, except for any cash received in lieu of a fractional share.

     Your board of directors has determined that the terms of the merger agreement are fair to, and are in the best interests of, the shareholders of Ballard. The board of directors of Ballard recommends that you vote "FOR" approval of the merger agreement and the adjournment proposal.

     Both Kimberly-Clark's common stock and Ballard's common stock are listed on the New York Stock Exchange under the symbols "KMB" and "BMP," respectively. Kimberly-Clark's common stock is also listed on the Chicago Stock Exchange and the Pacific Exchange.

                                            Dale H. Ballard, Chairman of the
                                            Board, President and Chief Executive
                                            Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROXY STATEMENT/PROSPECTUS IS DATED AUGUST 17, 1999, AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT AUGUST 18, 1999.

                            BALLARD MEDICAL PRODUCTS
                            12050 LONE PEAK PARKWAY
                               DRAPER, UTAH 84020
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 23, 1999
                             ---------------------

To the Shareholders of Ballard Medical Products:

     YOU ARE HEREBY GIVEN NOTICE that a special meeting of shareholders of Ballard Medical Products, a Utah corporation, will be held at Ballard's principal executive office located at 12050 Lone Peak Parkway, Draper, Utah 84020 on September 23, 1999 at 9:00 a.m., local time, for the following purposes:

     - To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of December 23, 1998, pursuant to which (1) Ballard will become a wholly-owned subsidiary of Kimberly-Clark, and (2) each share of Ballard common stock will be converted into, and become exchangeable for, a percentage of a share of Kimberly-Clark common stock equal to $25.00 divided by the average of the closing prices of Kimberly-Clark common stock during a 10 trading-day period shortly before the merger.

     - To adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

     - To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

     Your board of directors has fixed the close of business on August 11, 1999 as the record date for the determination of Ballard shareholders entitled to notice of, and to vote at, the special meeting and any adjournments of the special meeting. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Ballard common stock outstanding on the record date. To adjourn the special meeting to solicit additional proxies, the proposal to adjourn must be approved by the holders of a majority of the shares of Ballard common stock present in person or represented by a properly executed proxy at the special meeting.

     Under Utah law, Ballard shareholders will not be entitled to dissenters' rights in connection with the merger.

     FOR A DESCRIPTION OF CERTAIN FACTORS THAT COULD AFFECT THE PERFORMANCE OF KIMBERLY-CLARK OR BALLARD OR THE COMBINED ENTITY OR WHICH COULD CAUSE THEIR FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY OF THE FORWARD-LOOKING STATEMENTS IN THE PROXY STATEMENT/PROSPECTUS, SEE THE SECTION OF
PART I, ITEM 1 OF KIMBERLY-CLARK'S ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31, 1998 ENTITLED "FACTORS THAT MAY AFFECT FUTURE RESULTS" AND THE SECTION OF PART I, ITEM 4 OF BALLARD'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1998 ENTITLED "RISK FACTORS." TO OBTAIN COPIES OF THESE REPORTS, PLEASE SEE THE DIRECTIONS SET FORTH UNDER "WHERE YOU CAN FIND MORE INFORMATION."

     REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY:

     - DELIVERING TO THE SECRETARY OF BALLARD, BEFORE THE TAKING OF THE VOTE AT THE SPECIAL MEETING, A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE DATE OF THE PROXY OR A LATER-DATED PROXY RELATING TO THE SAME SHARES; OR

     - ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        E. Martin Chamberlain, Secretary

Draper, Utah
August 17, 1999

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, including information incorporated by reference into this document, contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition, results of operations, dividends, plans, objectives, prospects, growth opportunities and future performance of each of Kimberly-Clark and Ballard or of the combined entities. The forward-looking statements are sometimes preceded by, followed by or include the words "plans," "believes," "intends," "expects," "anticipates," "estimates" or similar words or expressions.

     These forward-looking statements involve both known and unknown risks and uncertainties and are based upon Kimberly-Clark's and Ballard's management's expectations and beliefs concerning future events impacting Kimberly-Clark or Ballard, as applicable. Actual results or performance may differ materially from those expressed or implied by these forward-looking statements.

     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference in this document, the date of the documents. Additional information regarding these risks is contained in Kimberly-Clark and Ballard filings with the SEC and the exhibits to the filings.

     All subsequent written and oral forward-looking statements attributable to Kimberly-Clark or Ballard or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Kimberly-Clark nor Ballard undertakes any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS..................................    i
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
  The Companies.............................................    3
  The Merger................................................    3
  The Special Meeting.......................................    3
  Record Date; Voting Power.................................    3
  Shareholder Vote Required to Approve the Merger...........    4
  Interests of Officers and Directors in the Merger.........    4
  Share Ownership of Management and the Board of
     Directors..............................................    4
  Recommendation of the Ballard Board to You................    4
  Ballard's Reasons For the Merger..........................    4
  Fairness Opinion of Financial Advisor.....................    5
  Conditions to the Merger..................................    5
  Termination of the Merger Agreement.......................    5
  Termination Fee and Expenses..............................    5
  Kimberly-Clark Has the Option to Acquire 19.9% of
     Ballard................................................    6
  Material Federal Income Tax Consequences..................    7
  Accounting Treatment......................................    7
  Listing of Kimberly-Clark Common Stock....................    7
  Comparative Per Share Market Price Information............    7
  Management and Operations After the Merger................    7
  Certain Differences in the Rights of Shareholders.........    7
  Kimberly-Clark Corporation Selected Consolidated Financial
     Data...................................................    8
  Ballard Medical Products Selected Consolidated Financial
     Data...................................................   11
  Comparative Per Share Data of Ballard and
     Kimberly-Clark.........................................   13
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   14
THE SPECIAL MEETING.........................................   15
  Time and Place............................................   15
  Purpose...................................................   15
  Record Date; Voting Rights................................   15
  Quorum....................................................   15
  Proxies...................................................   15
  Solicitation of Proxies...................................   16
  Required Vote.............................................   16
  Share Ownership of Management.............................   16
THE MERGER..................................................   17
  General...................................................   17
  Effective Time............................................   17
  Background of the Merger..................................   17
  Kimberly-Clark's Reasons for the Merger...................   21
  Ballard's Reasons for the Merger; Recommendation of its
     Board of Directors.....................................   22
  Opinion of Ballard's Financial Advisor....................   23
  Material Federal Income Tax Consequences..................   28
  Anticipated Accounting Treatment..........................   29
  Governmental and Regulatory Approvals.....................   30
  Percentage Ownership Interest of Ballard Shareholders
     After the Merger.......................................   30
  Absence of Dissenters' Rights.............................   30
  Resales of Kimberly-Clark Common Stock....................   30
TERMS OF THE MERGER AGREEMENT...............................   31
  Exchange Ratio............................................   31
  No Fractional Shares......................................   31
  Conversion of Jazz Common Stock...........................   31
  Exchange Agent; Procedures for Exchange of Certificates...   31
  Representations and Warranties............................   32

  Conduct of Business Pending the Merger....................   33
  No Solicitation by Ballard................................   34
  Conditions Precedent to the Merger........................   35
  Indemnification; Directors' and Officers' Insurance.......   36
  Termination...............................................   36
  Termination Fee and Expenses..............................   37
  Amendment.................................................   38
  Waiver....................................................   38
  Ballard Stock Options.....................................   38
  Employee Benefits.........................................   38
OPTION AGREEMENT............................................   39
STOCKHOLDER AGREEMENT.......................................   40
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   41
  Consulting/Noncompetition/Severance Agreements With Dale
     H. Ballard.............................................   41
  Noncompetition Agreements With Other Executive Officers...   42
  Indemnification...........................................   43
COMPARISON OF SHAREHOLDER RIGHTS............................   44
  Amendment of Charter Documents............................   44
  Amendment and Repeal of Bylaws............................   44
  Removal of Directors......................................   45
  Right to Call Special Meetings of Shareholders............   45
  Shareholder Action Without a Meeting......................   45
  Class Voting..............................................   46
  Provisions Affecting Control Share Acquisitions and
     Business Combinations..................................   46
  Dividends.................................................   47
  Director Liability........................................   47
  Voting Rights.............................................   48
  Classification of Board of Directors......................   48
  Fiduciary Duties of Directors.............................   48
  Number and Election of Directors..........................   49
  Shareholder Proposals.....................................   49
  Approval of Mergers and Asset Sales.......................   49
  Indemnification of Directors and Officers.................   50
  Rights....................................................   51
  Liquidation...............................................   51
  Preemptive, Subscription or Redemption Rights.............   51
DESCRIPTION OF KIMBERLY-CLARK CAPITAL STOCK.................   52
  Authorized Capital Stock..................................   52
  Kimberly-Clark Common Stock...............................   52
  Kimberly-Clark Preferred Stock............................   52
  Transfer Agent and Registrar..............................   52
  Stock Exchange Listing; Delisting and Deregistration of
     Ballard Common Stock...................................   53
  Stockholders Rights Plan..................................   53
  Business Combinations With Interested Stockholders........   54
BUSINESS OF KIMBERLY-CLARK..................................   55
BUSINESS OF BALLARD.........................................   55
EXPERTS.....................................................   56
LEGAL OPINIONS..............................................   56
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS..................   56
WHERE YOU CAN FIND MORE INFORMATION.........................   57
AGREEMENT AND PLAN OF MERGER............................. Annex A
COMPANY OPTION AGREEMENT................................. Annex B
STOCKHOLDER AGREEMENT.................................... Annex C
OPINION OF BEAR, STEARNS & CO. INC. ..................... Annex D

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     THE FOLLOWING QUESTIONS AND ANSWERS ARE INTENDED TO PROVIDE BRIEF ANSWERS TO FREQUENTLY ASKED QUESTIONS CONCERNING THE PROPOSED MERGER. THESE QUESTIONS AND ANSWERS DO NOT, AND ARE NOT INTENDED TO, ADDRESS ALL THE QUESTIONS THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE "SUMMARY" SECTION AND THE REMAINDER OF THIS DOCUMENT AS WELL AS THE ANNEXES AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT.

Q. WHAT WILL I RECEIVE FOR MY BALLARD COMMON STOCK?

A. You will receive Kimberly-Clark common stock valued at $25.00 for each share of your Ballard common stock.

Q. HOW WILL KIMBERLY-CLARK COMMON STOCK BE VALUED?

A. Shares of Kimberly-Clark common stock will be valued based on the average closing price per share of Kimberly-Clark common stock on the New York Stock Exchange for the 10 trading days immediately preceding the fifth trading day prior to the closing date of the merger.

Q. WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE?

A. No. If the merger is completed, you will receive Kimberly-Clark common stock valued at $25.00 for each share of Ballard common stock you own at the time the merger closes.

Q. HOW CAN I DETERMINE THE NUMBER OF SHARES OF KIMBERLY-CLARK COMMON STOCK I AM TO RECEIVE?

A. The number of shares of Kimberly-Clark common stock you receive cannot be determined until after the close of the financial markets on September 15, 1999. From September 16, 1999 through September 22, 1999, you may call MacKenzie Partners, Inc., Ballard's proxy solicitor, at 1-800-322-2885 to learn the number of shares of Kimberly-Clark common stock you will receive for each share of Ballard common stock you own.

Q. FOR EXAMPLE, IF THE MERGER HAD CLOSED ON AUGUST 11, 1999, HOW MANY SHARES OF KIMBERLY-CLARK STOCK WOULD I HAVE RECEIVED?

A. You would have received 0.4111 of a share of Kimberly-Clark common stock for each share of Ballard common stock you owned.

Q. WHEN IS THE SPECIAL MEETING?

A. The special meeting will be held on September 23, 1999.

Q. WHAT WILL I VOTE ON AT THE SPECIAL MEETING?

A. At the special meeting, you will be asked to approve the merger agreement and to approve a proposal to adjourn the meeting, if necessary, to solicit additional votes to approve the merger.

Q. AM I ENTITLED TO EXERCISE ANY DISSENTERS' RIGHTS IN CONNECTION WITH THE
   MERGER?

A. No.

Q. WILL KIMBERLY-CLARK STOCKHOLDERS VOTE ON THE MERGER AGREEMENT?

A. No.

Q. WHAT DO I NEED TO DO NOW?

A. Please complete and mail the proxy card to Ballard as soon as possible.

Q. WHAT HAPPENS IF I DO NOT RETURN MY PROXY CARD AND DO NOT VOTE AT THE MEETING?

A. The effect will be a vote against the merger agreement.

Q. CAN I CHANGE MY VOTE?

A. Yes.

Q. HOW DO I CHANGE MY VOTE?

A. You may change your vote by delivering a written notice of revocation bearing a later date than the proxy, or a proxy bearing a later date than the proxy relating to the same shares, to the Secretary of Ballard, or by attending the special meeting and voting in person.

Q. MAY I VOTE MY SHARES HELD IN "STREET NAME"?

A. No. Only your broker may vote the shares held in "street name." Your broker may not vote your shares without your instructions. You should instruct your broker to vote your shares, following the directions you provide to your broker. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote your shares, and the effect will be a vote against the merger.

Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. If the merger is completed, Kimberly-Clark will send you written instructions for exchanging your stock certificates.

Q. WHAT IS MEANT BY "CASH IN LIEU OF FRACTIONAL SHARES"?

A. If the merger is completed, you will receive whole shares of Kimberly-Clark common stock based on the valuation mechanism described above. If the number of shares of Ballard common stock you have remaining would not otherwise entitle you to receive an additional whole share of Kimberly-Clark common stock, you will receive cash for those Ballard shares in an amount equal to the closing price on the New York Stock Exchange of Kimberly-Clark common stock on the date of the merger, multiplied by the fractional share of Kimberly-Clark common stock you would otherwise be entitled to receive.

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We expect to complete the merger immediately after the special meeting on September 23, 1999.

Q. WHOM SHOULD I CALL WITH QUESTIONS?

A. If you have any questions about the merger, please call Kenneth R. Sorenson, Chief Financial Officer of Ballard, at (801) 572-6800.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "WHERE YOU CAN FIND MORE INFORMATION" on page 57.

THE COMPANIES (SEE PAGE 55)

     Kimberly-Clark Corporation
     351 Phelps Drive
     Irving, Texas 75038
     (972) 281-1200
     Fax: (972) 281-1519
     Web site: www.kimberly-clark.com

     Kimberly-Clark manufactures and markets throughout the world a wide range of products for personal, business and industrial uses. Most of these products are made from natural and synthetic fibers using advanced technologies in fibers, nonwovens and absorbency. Kimberly-Clark's businesses are separated into three segments: tissue, personal care, and health care and other. Kimberly-Clark's products are sold under a variety of well-known brand names, including Kleenex, Scott, Kimberly-Clark, Kimwipes, Wypall, Huggies, Pull-Ups, Kotex, Depend and Tecnol. Consolidated net sales of its products and services totaled approximately $12.3 billion in 1998 and $6.27 billion for the six months ended June 30, 1999.

     For further information concerning Kimberly-Clark, see "-- Kimberly-Clark Corporation Selected Consolidated Financial Data," "BUSINESS OF KIMBERLY-CLARK," and "WHERE YOU CAN FIND MORE INFORMATION."

     Ballard Medical Products
     12050 Lone Peak Parkway
     Draper, Utah 84020
     (801) 572-6800
     Fax: (801) 523-5396
     Web site: www.bmed.com

     Ballard is an innovative medical technology company, offering a range of specialized medical devices. Ballard sells disposable medical products in the following markets: closed suctioning, chronic enteral feeding, endoscopy, heart stimulation electrodes, surgical handwashes and H. pylori diagnosis. Ballard's TRACH CARE(R) closed suction catheter and MIC(R) enteral feeding and endoscopic product families accounted for approximately 76% of Ballard's net sales for the nine months ended June 30, 1999. Consolidated net sales of Ballard's products totaled approximately $150.1 million during its 1998 fiscal year and $110.2 million for the nine months ended June 30, 1999.

     For further information concerning Ballard, see "-- Ballard Medical Products Selected Consolidated Financial Data," "BUSINESS OF BALLARD" and "WHERE YOU CAN FIND MORE INFORMATION."

THE MERGER

     Pursuant to the merger agreement, Ballard will become a wholly-owned subsidiary of Kimberly-Clark and your Ballard common stock will become Kimberly-Clark common stock.

     The merger agreement is attached to the back of this proxy statement/prospectus as Annex A. You are encouraged to read the merger agreement in its entirety as it is the legal document that governs the merger.

THE SPECIAL MEETING

     The Ballard special meeting of shareholders will be held at Ballard's principal executive office located at 12050 Lone Peak Parkway, Draper, Utah 84020, on Thursday, September 23, 1999, at 9:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement pursuant to which Ballard would become a wholly-owned subsidiary of Kimberly-Clark.

RECORD DATE; VOTING POWER

     You are entitled to vote at the special meeting if you owned shares of Ballard common stock as of the close of business on the record date of August 11, 1999.

     There were 30,842,117 shares of Ballard common stock outstanding on the record date. You will have one vote at the special meeting for each share of Ballard common stock you owned on the record date.

SHAREHOLDER VOTE REQUIRED TO APPROVE THE MERGER

     The affirmative vote of the holders of a majority of the outstanding shares of Ballard common stock on the record date is required to approve the merger agreement. Your failure to vote or a broker non-vote will have the effect of a vote against the merger agreement.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 41)

     A number of Ballard directors, executive officers and key employees have entered into agreements with Kimberly-Clark and Ballard that may provide them with interests in the merger that are different from, or in addition to, yours.

     Mr. Ballard has entered into a one-year consulting agreement, a noncompetition agreement and a severance agreement and release. Pursuant to these agreements, Mr. Ballard will receive $300,000 in return for his consulting services as well as his agreement not to compete with Ballard or Kimberly-Clark's Professional Health Care Sector, and not to hire away any employee of Ballard, Kimberly-Clark or their affiliates.

     The following executive officers of Ballard have entered into noncompetition agreements: Harold R. ("Butch") Wolcott, E. Martin Chamberlain, Donald E. Eiring, Dennis B. Cox, Chris Thomas, Bradford D. Bell, Kenneth R. Sorenson, Clyde H. Baker and Paul W. Hess, pursuant to which they will receive cash payments from Ballard at the closing. If their employment is terminated due to disability, death or involuntarily without cause or, in the case of Mr. Wolcott, for any reason other than involuntary termination for cause, within a specified period after the merger, they will receive additional cash payments and other property from Ballard. Alternatively, if they remain in the employ of Ballard for a specified time following the merger, they will receive cash bonuses and other property.

     The board of directors of Ballard was aware of these interests and considered them in adopting the merger agreement.

SHARE OWNERSHIP OF MANAGEMENT AND THE BOARD OF DIRECTORS

     On the record date, Ballard directors, executive officers, including Dale
H. Ballard, Chairman of the Board, President and Chief Executive Officer of Ballard, and their affiliates owned and were entitled to vote 1,117,371 shares of Ballard common stock, or approximately 3.62% of the shares of Ballard common stock outstanding on the record date.

     Mr. Ballard has entered into an agreement with Kimberly-Clark pursuant to which he has agreed to vote his 1,063,769 shares of Ballard common stock, constituting 3.45% of Ballard's outstanding common stock on the record date, "FOR" the approval of the merger agreement. See Annex C for a copy of Mr. Ballard's stockholder agreement.

RECOMMENDATION OF THE BALLARD BOARD TO YOU

     The Ballard board of directors believes that the merger agreement is fair to, and in the best interests of, the shareholders of Ballard. The Ballard board unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and "FOR" the adjournment proposal.

BALLARD'S REASONS FOR THE MERGER (SEE PAGE 22)

     The Ballard board of directors has recommended the merger for the following reasons:

     - the need to pursue a business combination at this time to preserve the competitive strength of Ballard and the market value of Ballard's outstanding shares;

     - the alternative courses of action available to Ballard in the current competitive environment;

     - the attractiveness of the purchase price offered by Kimberly-Clark;

     - the willingness of Kimberly-Clark to value the Kimberly-Clark common stock to be delivered to Ballard shareholders on the basis of the market value of Kimberly-Clark's common stock as of a 10 trading-day period shortly before closing;

     - the fairness opinion of Bear Stearns;

     - the expectation of tax free treatment of the merger; and

     - the fact that Ballard shareholders will have an ongoing interest in a larger and more diversified company.

FAIRNESS OPINION OF FINANCIAL ADVISOR (SEE PAGE 23 AND ANNEX D)

     In deciding to adopt the merger agreement, Ballard's board of directors considered an opinion from its financial advisor, Bear, Stearns & Co. Inc., which stated that, subject to the conditions set forth in the opinion, the merger consideration to be received by the Ballard shareholders is fair from a financial point of view. This opinion is attached as Annex D to this proxy statement/ prospectus. You are encouraged to read this opinion.

CONDITIONS TO THE MERGER (SEE PAGE 35)

     The merger will be completed if the following conditions, among others, are met:

     - the approval of the merger agreement by the Ballard shareholders;

     - the receipt by each of Ballard and Kimberly-Clark of an opinion from its legal counsel that the merger will qualify as a tax-free reorganization; and

     - the existence of a cash position of Ballard of at least $63 million, less the cash purchase price of any acquisitions pre-approved by Kimberly-Clark.

     The second condition to the merger listed above may be waived by Ballard or Kimberly-Clark, as applicable, and the third condition may be waived by Kimberly-Clark. If a material condition is waived, you will be notified of the waiver and Ballard will resolicit your vote.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 36)

     Ballard and Kimberly-Clark may agree to terminate the merger agreement without completing the merger.

     Either company may terminate the merger agreement if, among other things:

     - the merger is not completed on or before September 30, 1999, however, a breaching party may not terminate the merger agreement if its breach of the merger agreement is the reason the merger has not been completed; or

     - the shareholders of Ballard do not approve the merger.

     Ballard may terminate the merger agreement if the Ballard board of directors determines in good faith that a third party takeover proposal is a superior proposal and Kimberly-Clark does not propose a change to the merger agreement so that the Ballard board no longer believes the takeover proposal is a superior proposal.

     Kimberly-Clark may terminate the merger agreement if:

     - the Ballard board of directors does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its approval of the merger agreement;

     - the Ballard board recommends to you a third party takeover proposal;

     - a third party tender or exchange offer for 20% or more of Ballard's capital stock is commenced and the Ballard board does not timely recommend against the offer; or

     - Ballard takes specified actions with a third party to:

       - effect a merger, consolidation or similar transaction,

       - sell, lease or otherwise dispose of all or a substantial portion of its assets, or

       - sell or otherwise dispose of securities representing 20% or more of the voting power of Ballard.

TERMINATION FEE AND EXPENSES (SEE PAGE 37)

     Ballard must pay Kimberly-Clark a termination fee of $15 million in cash if the merger agreement is terminated under any of the following circumstances:

     - the shareholders of Ballard do not approve the merger and there exists a third party takeover proposal, tender offer or exchange offer with respect to Ballard prior to the special meeting, but only if the third party transaction is completed within one year of the date of the special meeting;

     - Ballard settles, compromises or dismisses certain pending litigation without the prior written consent of Kimberly-Clark;

     - the Ballard board of directors determines that it has received a superior takeover proposal from a third party; or

     - Kimberly-Clark has the right to terminate the merger agreement because:

       - the Ballard board does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its approval of the merger agreement;

       - the Ballard board recommends to you a third party takeover proposal;

       - a third party tender or exchange offer for 20% or more of Ballard's capital stock is commenced and the Ballard board does not timely recommend against the offer; or

     - Ballard takes specified actions with a third party to:

       - effect a merger, consolidation or similar transaction,

       - sell, lease or otherwise dispose of all or a substantial portion of its assets, or

       - sell or otherwise dispose of securities representing 20% or more of the voting power of Ballard.

     If Ballard's shareholders do not approve the merger at the special meeting and, immediately prior to the vote, there exists a third party takeover proposal, tender offer or exchange offer with respect to Ballard, Ballard must pay Kimberly-Clark its expenses relating to the proposed merger up to $1 million. If Ballard must later pay the $15 million termination fee, the amount of reimbursed expenses will be deducted from the fee.

     If Ballard's shareholders do not approve the merger at the special meeting and, immediately prior to the vote, there is no third party takeover proposal, tender offer or exchange offer with respect to Ballard, then Ballard must pay Kimberly-Clark its expenses relating to the proposed merger up to $1 million. If, during the 180 days following the special meeting date, there exists a third party takeover proposal, tender offer or exchange offer, and Ballard closes the transaction within one year of the special meeting date, Ballard must pay to Kimberly-Clark $7.5 million, less the amount of reimbursed expenses.

KIMBERLY-CLARK HAS THE OPTION TO ACQUIRE 19.9% OF BALLARD (SEE PAGE 39 AND ANNEX
B)

     As an inducement for Kimberly-Clark to enter into the merger agreement, Ballard has entered into an option agreement with Kimberly-Clark. Pursuant to this agreement, Ballard has granted to Kimberly-Clark an option to purchase 19.9% of Ballard's outstanding common stock at a price of $23.28 per share in cash. The 19.9% is calculated on the date of closing of the option exercise. The option is exercisable for 180 days following:

     - termination of the merger agreement by Ballard in the event of a superior takeover proposal;

     - the date of the special meeting if the Ballard shareholders fail to approve the merger agreement at the special meeting; or

     - termination of the merger agreement by Kimberly-Clark or Kimberly-Clark having the right to terminate the merger agreement because:

       - the Ballard board of directors does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its approval of the merger agreement;

       - the Ballard board recommends to you a third party takeover proposal;

       - a tender or exchange offer made by a third party for 20% or more of Ballard's capital stock is commenced and the

         Ballard board does not timely recommend against the offer; or

       - Ballard takes specified actions with a third party to:

         - effect a merger, consolidation or similar transaction;

         - sell, lease or otherwise dispose of all or a substantial portion of its assets; or

         - sell or otherwise dispose of securities representing 20% or more of the voting power of Ballard.

     The grant of the option to Kimberly-Clark, together with the termination fee and Ballard's expense reimbursement obligation, may have the effect of discouraging entities other than Kimberly-Clark to merge with or acquire Ballard. In addition, the grant of the option and any exercise of the option by Kimberly-Clark may make it impossible for any potential acquiror to close a transaction with Ballard on a pooling of interests basis.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 28)

     Ballard intends the merger to be tax-free to you, except to the extent you receive cash for the value of fractional shares.

ACCOUNTING TREATMENT (SEE PAGE 29)

     The merger will be accounted for by Kimberly-Clark as a purchase of a business. Under this method of accounting, the assets and liabilities of Ballard will be recorded at their fair value, and any excess of Kimberly-Clark's purchase price over the fair value will be treated as goodwill. The revenues and expenses of Ballard will be included in Kimberly-Clark's financial statements from the date of closing of the merger. The pro forma effect of the merger on the consolidated financial statements of Kimberly-Clark is not material.

LISTING OF KIMBERLY-CLARK COMMON STOCK

     Kimberly-Clark has listed the shares of its common stock to be delivered in the merger on the New York Stock Exchange, the Pacific Exchange and the Chicago Stock Exchange.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 14)

     Set forth below is information on the closing prices of Kimberly-Clark common stock and Ballard common stock on the New York Stock Exchange on the last full trading day prior to the public announcement of the merger and as of a recent date:

                        KIMBERLY-CLARK   BALLARD
                        --------------   -------
December 22, 1998.....     $53.250       $25.125
August 11, 1999.......     $59.437       $24.375

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     After the merger, the Kimberly-Clark board of directors will continue to manage the business of Kimberly-Clark, which will then include the business of Ballard as a wholly-owned subsidiary. David R. Murray, the President of Kimberly-Clark's Professional Health Care Sector, will become the President of Ballard. The Professional Health Care Sector is commonly referred to as "PHC."

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (SEE PAGE 44)

     The rights of Ballard shareholders are currently governed by Utah law, the Ballard charter and the Ballard bylaws. If the merger is approved, your rights will be governed by Delaware law, the Kimberly-Clark charter and the Kimberly-Clark by-laws. In many cases, your rights will be different after the merger. For a discussion of the differences, see "COMPARISON OF SHAREHOLDER RIGHTS."

                           KIMBERLY-CLARK CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA

     Kimberly-Clark is providing the following information to aid you in your analysis of the merger. This information was derived from the unaudited financial statements of Kimberly-Clark for its six months ended June 30, 1998 and 1999 and the audited financial statements for its fiscal years 1994 through 1998.

     The information is only a summary and you should read it together with the historical financial statements and related notes contained in annual reports and other information that Kimberly-Clark has filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION."

                                                     (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                  --------------------------------------------------------------------------------------
                                                                                                        (UNAUDITED)
                                                                                                     SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                             JUNE 30,
                                  --------------------------------------------------------------   ---------------------
                                      1994           1995        1996        1997        1998        1998        1999
                                  -------------    ---------   ---------   ---------   ---------   ---------   ---------
                                                                  (AS RESTATED -- SEE NOTE 1)
                                                   ---------------------------------------------------------
INCOME STATEMENT DATA:
Net Sales.......................    $11,627.9      $13,373.0   $13,149.1   $12,546.6   $12,297.8   $ 6,089.9   $ 6,273.8
Charges for business improvement
  and other programs:
  Restructuring and Other
    Unusual Charges.............           --          814.3       275.7       349.5       111.8        32.0         1.5
  Accelerated Depreciation......           --             --       143.1        37.6        85.3        58.1        27.1
  Other Charges.................           --             --        11.1        91.2       180.7        35.6          --
Mobile pulp mill fees and
  severances....................           --             --          --          --        42.3        24.3         9.0
                                    ---------      ---------   ---------   ---------   ---------   ---------   ---------
                                           --          814.3       429.9       478.3       420.1       150.0        37.6
                                    ---------      ---------   ---------   ---------   ---------   ---------   ---------
Operating Profit................      1,277.1          838.7     1,558.8     1,468.4     1,573.3       775.6     1,093.1
Share of Net Income of Equity
  Companies.....................        110.5          113.3       152.4       157.3       137.1        62.9        90.5
Income from Continuing
  Operations Before
  Extraordinary Items and
  Cumulative Effect of
  Accounting Change.............        766.5          507.2     1,035.4       985.4     1,114.3       520.8       765.7
  Per Share Basis:
    Basic.......................         1.38            .91        1.84        1.77        2.02         .94        1.43
    Diluted.....................         1.37            .90        1.83        1.76        2.01         .93        1.42
Net Income......................        753.8          507.2     1,035.4     1,002.9     1,103.1       509.6       765.7
  Per Share Basis:
    Basic.......................         1.35            .91        1.84        1.80        2.00         .92        1.43
    Diluted.....................         1.34            .90        1.83        1.79        1.99         .91        1.42
BALANCE SHEET DATA:
Total Assets....................    $12,555.7      $11,561.0   $11,820.4   $11,417.1   $11,687.8   $11,500.4   $12,088.3
Long-Term Debt..................      2,085.4        1,984.7     1,738.6     1,803.9     2,068.2     2,089.2     2,110.9
Stockholders' Equity............      4,145.9        4,141.3     4,595.0     4,340.3     4,031.5     4,403.3     4,076.1

                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

     (1) The financial data as of and for the years ended December 31, 1995, 1996, 1997 and 1998 and for the six months ended June 30, 1998 has been restated as described in Notes 1, 14 and 17 to the Consolidated Financial Statements.

     (2) In 1994, share of net income of equity companies and net income includes a charge of $39.2 million, or $.07 per share, for foreign currency losses incurred by Kimberly-Clark de Mexico, S.A. de C.V. ("KCM") on the translation of the net exposure of U.S. dollar-denominated liabilities into pesos.

     (3) Results for 1994 include income of a discontinued operation, net of taxes, of $48.4 million, or $.08 per share, related to S.D. Warren Company, a former printing and publishing papers subsidiary, which was sold in December 1994.

     (4) Results for 1994 include an extraordinary loss related to the early extinguishment of debt of $61.1 million, or $.11 per share.

     (5) In the fourth quarter of 1995, in connection with the Scott Paper Company ("Scott") merger, Kimberly-Clark announced a plan to restructure the combined operations and to accomplish other business improvement objectives (the "1995 Plan"). The original estimated pretax cost of the 1995 Plan was

$1,440.0 million. The plan was ultimately accomplished at a pretax cost of $1,305.0 million, which was charged to earnings as follows: $814.3 million in 1995, $429.9 million in 1996 and $64.1 million in 1997. A credit of $3.3 million was recorded in 1998. Charges and the credit under the 1995 Plan were reported in the following income statement categories for the periods indicated.

                                             YEAR ENDED DECEMBER 31,         SIX MONTHS
                                         -------------------------------   ENDED JUNE 30,
         (MILLIONS OF DOLLARS)            1995     1996    1997    1998         1998
         ---------------------           ------   ------   -----   -----   --------------
Cost of products sold..................  $   --   $154.2   $15.1   $ 1.7        $1.7
Restructuring and other unusual
  charges..............................   814.3    275.7    49.0    (5.0)        1.0
                                         ------   ------   -----   -----        ----
          Total charges (credits)......  $814.3   $429.9   $64.1   $(3.3)       $2.7
                                         ======   ======   =====   =====        ====

     The effects of the 1995 Plan decreased (increased) operating profit, net income and net income per share as follows:

                                                     YEAR ENDED DECEMBER 31,         SIX MONTHS
                                                 -------------------------------   ENDED JUNE 30,
(MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)   1995     1996    1997    1998         1998
-----------------------------------------------  ------   ------   -----   -----   --------------
Operating profit...........................      $814.3   $429.9   $64.1   $(3.3)       $2.7
Net income.................................       596.9    328.6    51.3     (.9)        2.7
Basic net income per share.................        1.07      .58     .09      --          --

     (6) In 1995, share of net income of equity companies and net income includes a charge of $38.5 million, or $.07 per share, for foreign currency losses incurred by KCM on the translation of the net exposure of U.S. dollar-denominated liabilities into pesos.

     (7) Share of net income of equity companies and net income for 1996 includes a charge recorded by KCM for restructuring costs related to its merger with Scott's former Mexican affiliate. Kimberly-Clark's share of the after-tax charge was $5.5 million, or $.01 per share.

     (8) On November 21, 1997, Kimberly-Clark announced a restructuring plan (the "1997 Plan"). The 1997 Plan includes the sale, closure or downsizing of 17 manufacturing facilities worldwide and a workforce reduction of approximately 4,800 employees. The estimated total pretax cost of the 1997 Plan is $679.5 million. Kimberly-Clark recorded $414.2 million of such total cost in 1997. In 1998, Kimberly-Clark recorded $250.8 million of such total cost at the time costs became accruable under appropriate accounting principles, including accelerated depreciation expense on assets that were to be disposed of but which remained or will remain in use until disposed of in 1999 and 2000. The remaining $14.5 million of the cost of the 1997 Plan will be recorded as accelerated depreciation expense over the remaining useful lives of such assets. Approximately 1,100 additional employees are expected to be notified of their termination benefits in 1999 and 2000 and the associated costs will be charged to earnings at that time.

     Charges under the 1997 Plan were reported in the following income statement categories for the periods indicated:

                                                         YEAR ENDED        SIX MONTHS
                                                        DECEMBER 31,     ENDED JUNE 30,
                                                       ---------------   ---------------
                (MILLIONS OF DOLLARS)                   1997     1998     1998     1999
                ---------------------                  ------   ------   -------   -----
Cost of products sold................................  $113.7   $134.0   $ 92.0    $1.3
Restructuring and other unusual charges..............   300.5    116.8     31.0     1.5
                                                       ------   ------   ------    ----
          Total charges..............................  $414.2   $250.8   $123.0    $2.8
                                                       ======   ======   ======    ====

     Charges under the 1997 Plan reduced operating profit, net income and net income per share as follows:

                                                       YEAR ENDED           SIX MONTHS
                                                      DECEMBER 31,        ENDED JUNE 30,
                                                    -----------------     ---------------
(MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)      1997       1998       1998      1999
-----------------------------------------------     ------     ------     ------     ----
Operating profit.............................       $414.2     $250.8     $123.0     $2.8
Net income...................................        315.0      178.9       89.9      2.0
Basic net income per share...................          .57        .33        .16       --

     (9) In 1997, Kimberly-Clark sold its equity interest in Scott Paper Limited and its Coosa Pines, Alabama pulp and newsprint operations, and related woodlands. Also, Kimberly-Clark recorded impairment losses on certain tissue and pulp manufacturing facilities. These transactions were aggregated and reported as extraordinary gains totaling $17.5 million, or $.03 per share.

     (10) Share of net income of equity companies and net income for 1997 includes a net gain of $16.3 million, or $.03 per share, primarily related to the sale of a portion of the tissue business of KCM. The sale was required by the Mexican regulatory authorities following the merger of KCM and Scott's former Mexican affiliate.

     (11) In connection with the pulp mill closure at the Mobile, Alabama pulp operation, and as permitted by the terms of the governing contract, on May 5, 1998, Kimberly-Clark gave notice to Mobile Energy Services Company, L.L.C. ("MESC") of Kimberly-Clark's intent to terminate MESC's long-term contract for power, steam and liquor processing services with respect to the Mobile pulp mill. The resulting termination penalty of $24.3 million which is specified in the contract and employee severance costs of $18.0 million were charged to cost of products sold in the second and third quarters of 1998, respectively. On January 14, 1999, MESC and Mobile Energy Services Holdings, Inc. filed an action against Kimberly-Clark claiming unspecified damages in connection with the cancellation of the contract. This action is not expected to have a material adverse effect on Kimberly-Clark's business or results of operations. In the second quarter of 1999, Kimberly-Clark recorded employee severance costs of $9.0 million for employee terminations related to the associated woodlands operations when such employee severances and benefits were appropriately communicated.

     (12) In the fourth quarter of 1998, Kimberly-Clark announced a facilities consolidation plan to, among other things, further align tissue manufacturing capacity with demand in Europe, close a diaper manufacturing facility in Canada, shut down and dispose of a tissue machine in Thailand and write down certain excess feminine care production equipment in North America. The aggregate cost of this plan is $124.0 million (the "1998 Facilities Charge"). Of the 1998 Facilities Charge, $49.1 million was recorded in 1998. The remaining $74.9 million of total costs of the plan, primarily related to a tissue manufacturing facility in the United Kingdom, which will remain in use until its expected shutdown in October 2000, will be recorded as accelerated depreciation expense and employee severance costs in 1999 and 2000. The 1998 Facilities Charge, which was charged to cost of products sold, reduced 1998 operating profit $49.1 million, and net income $34.1 million, or $.06 per share. For the first six months of 1999, $21.6 million was recorded as a charge to cost of products sold, which reduced net income $15.2 million or $.03 per share.

     (13) In 1998, the carrying amounts of trademarks and unamortized goodwill of certain European businesses were determined to be impaired and written down. In addition, Kimberly-Clark began depreciating the cost of all newly acquired personal computers ("PCs") over two years. In recognition of the change in estimated useful lives, PC assets with a remaining net book value of $16.6 million became subject to accelerated depreciation charges. These charges, along with $8.8 million of charges for write-downs of other assets and a loss on a pulp contract, reduced 1998 operating profit $81.2 million and net income $64.7 million, or $.12 per share. Of the $81.2 million, $6.8 million was charged to cost of products sold and $74.4 million was charged to general expense.

     (14) Net income and net income per share for 1998 includes a gain on the sale of K-C Aviation Inc. of $78.3 million and $.14, respectively.

     (15) In 1998, Kimberly-Clark changed its method of accounting for the costs of start-up activities effective January 1, 1998, as required by Statement of Position 98-5, Reporting on the Costs of Start-up Activities. Kimberly-Clark recorded a net after income tax charge of $11.2 million, or $.02 per share, as the cumulative effect of this accounting change.

     (16) The six months of 1999 includes nonoperating credits of $23.4 million, or $.03 per share, of which approximately $9 million was attributable to a gain on the sale of Kimberly-Clark's pulp mill in Miranda, Spain.

                            BALLARD MEDICAL PRODUCTS
                      SELECTED CONSOLIDATED FINANCIAL DATA

     Ballard is providing the following information to aid you in your analysis of the financial aspects of the merger. This information was derived from the audited and unaudited financial statements of Ballard for its nine months ended June 30, 1998 and June 30, 1999 and for its fiscal years 1994 through 1998.

     The information is only a summary, and you should read it together with the historical financial statements and related notes contained in the annual reports on Form 10-K and other information that Ballard has filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION."

                                                     (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
                                                NINE MONTHS
                                                   ENDED
                                                 JUNE 30,               YEAR ENDED SEPTEMBER 30,
                                              ---------------   -----------------------------------------
                                                (UNAUDITED)
                                               1999     1998     1998     1997     1996     1995    1994
                                              ------   ------   ------   ------   ------   ------   -----
Net sales...................................  $110.2   $111.1   $150.1   $132.7   $109.9   $ 90.0   $71.4
  Cost of products sold.....................    40.4     41.6     55.6     47.0     38.0     30.2    23.8
                                              ------   ------   ------   ------   ------   ------   -----
Gross margin................................    69.8     69.5     94.5     85.7     71.9     59.8    47.6
                                              ------   ------   ------   ------   ------   ------   -----
  Selling, general and administrative
    expenses................................    33.3     30.1     43.1     37.5     31.6     26.8    23.6
  Research and development expenses.........     2.7      2.1      2.9      2.9      3.2      2.4     1.9
  Royalty expenses..........................     2.3      1.5      1.9      1.8      1.7      1.5     1.4
  Provision for recall......................     1.4       --       --       --       --       --      --
  Merger costs..............................     2.1       --       --       --       --       --      --
  Non-recurring charges.....................      --      2.0       --       --       --       --      --
                                              ------   ------   ------   ------   ------   ------   -----
  Total operating expenses..................    41.8     35.7     47.9     42.2     36.5     30.7    26.9
                                              ------   ------   ------   ------   ------   ------   -----
Operating income............................    28.0     33.8     46.6     43.5     35.4     29.1    20.7
                                              ------   ------   ------   ------   ------   ------   -----
  Interest income -- net....................     2.4      2.2      2.6      2.1      1.9      1.9      .8
  Royalty income............................     1.2      1.6      2.1      2.5      2.4      2.1     2.2
  Other -- net..............................      --      0.1      1.2       .9      1.0       .1      .5
                                              ------   ------   ------   ------   ------   ------   -----
  Total other income -- net.................     3.6      3.9      5.9      5.5      5.3      4.1     3.5
                                              ------   ------   ------   ------   ------   ------   -----
Income before income taxes..................    31.6     37.7     52.5     49.0     40.7     33.2    24.2
  Income tax expense........................    12.5     14.8     20.5     17.7     14.8     11.3     8.4
                                              ------   ------   ------   ------   ------   ------   -----
Income before change in accounting
  principle.................................    19.1     22.9     32.0     31.3     25.9     21.9    15.8
Cumulative effect of change to accounting
  principle.................................      --       --       --       --       --       --     1.4
Net income..................................  $ 19.1   $ 22.9   $ 32.0   $ 31.3   $ 25.9   $ 21.9   $17.2
Income per share before cumulative effect of
  change in accounting principle:
  Common and common share equivalent........      --       --       --       --       --       --     .58
  Common share assuming full dilution.......      --       --       --       --       --       --     .56
Cumulative effect of change in accounting
  principles per share:
  Common and common share equivalent........      --       --       --       --       --       --     .05
  Common share assuming full dilution.......      --       --       --       --       --       --     .05
Net income per share:
  Basic.....................................  $ 0.62   $ 0.76   $ 1.06   $ 1.06   $ 0.92   $ 0.80   $0.63
                                              ======   ======   ======   ======   ======   ======   =====
  Diluted...................................  $ 0.62   $ 0.74   $ 1.04   $ 1.03   $ 0.87   $ 0.75   $0.61
                                              ======   ======   ======   ======   ======   ======   =====
Common shares:
  Basic.....................................    30.6     30.2     30.3     29.4     28.1     27.6    27.1
                                              ======   ======   ======   ======   ======   ======   =====
  Diluted...................................    31.1     30.9     30.8     30.2     29.6     29.1    28.2
                                              ======   ======   ======   ======   ======   ======   =====
Balance sheet data (at period end):
  Total assets..............................  $248.9   $214.5   $222.7   $194.2.. $144.2   $115.2   $94.4
  Long term debt............................     1.5       --       --       --       --       --      --
  Stockholders' equity......................   237.9    205.5    215.4    181.2    137.0    110.5    91.9

                 NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

     1. The consolidated financial data includes the accounts of Ballard and its wholly-owned subsidiaries, after elimination of significant intercompany transactions and accounts.

     2. The combinations of Ballard with Plastic Engineered Products Company (September 1996) and Tri-Med Specialties, Inc. (February 1998) were accounted for as a pooling of interests.

     3. The "Net Income Per Common Share-Diluted" reflects the benefit from a cumulative effect of a change in accounting for taxes in fiscal year 1994.

     4. Effective for the year ending September 30, 1999, Ballard adopted SFAS No. 130, "Comprehensive Income." Comprehensive income was as follows for the periods shown:

PERIOD                                                         COMPREHENSIVE INCOME
------                                                         --------------------
                                                                  (IN MILLIONS)
Nine months ended June 30, 1999.............................          $18.9
Nine months ended June 30, 1998.............................           22.8
Fiscal year ended September 30, 1998........................           32.1
Fiscal year ended September 30, 1997........................           31.3
Fiscal year ended September 30, 1996........................           25.8
Fiscal year ended September 30, 1995........................           21.8
Fiscal year ended September 30, 1994........................           17.2

     5. The results of operations for the nine months ended June 30, 1999 are not necessarily indicative of the results to be expected for the full year ended September 30, 1999.

     6. In February 1999, Ballard commenced a voluntary recall to withdraw from the marketplace certain of its cardiac stimulation electrodes. Ballard recorded a pretax charge of $1,412,700 in the first quarter of 1999 for costs associated with the recall. This charge is listed as an operating expense in Ballard's statement of operations for the three months ended December 31, 1998. (See additional explanation in the Notes to Condensed Unaudited Consolidated Financial Statements in Ballard's March 31, 1999 Form 10-Q.) Ballard does not expect further recalls of defibrillation pads which would increase the above-stated charge to earnings.

     7. The Company has elected to continue to apply Accounting Principles Board Opinion No. 25 (as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation").

     8. Effective for the year ended September 30, 1998, the Company adopted SFAS No. 128, "Earnings Per Share," and retroactively restated all prior-period earnings per share data, to conform to the statement. Accordingly, net income per common share is computed by both the basic method, which uses the weighted average number of the Company's common shares outstanding, and the diluted method, which includes the dilutive common shares from stock options, as calculated using the treasury stock method.

            COMPARATIVE PER SHARE DATA OF BALLARD AND KIMBERLY-CLARK

     The following table sets forth selected per share data for Kimberly-Clark and Ballard on an historical and unaudited pro forma combined basis. The unaudited pro forma financial data assume that the merger was consummated at the beginning of the earliest period presented and give effect to the merger as a "purchase" under generally accepted accounting principles. Book value data for all pro forma presentations are based upon the number of outstanding shares of Kimberly-Clark common stock, as adjusted to include the maximum number of shares of Kimberly-Clark common stock that could be delivered in the merger. Information is presented for the Ballard fiscal year ended September 30, 1998 and the nine-month period ended June 30, 1999 and for the Kimberly-Clark fiscal year ended December 31, 1998 and the six-month period ended June 30, 1999. The information set forth below should be read together with the historical Consolidated Financial Data of Kimberly-Clark and the Consolidated Financial Data of Ballard, including the notes thereto, incorporated by reference into this proxy statement/prospectus. See "-- Kimberly-Clark Corporation Selected Consolidated Financial Data" and "-- Ballard Medical Products Selected Consolidated Financial Data."

     The Kimberly-Clark unaudited pro forma income from continuing operations before cumulative effect of accounting change per share data for the year ended December 31, 1998 and for the six-month period ended June 30, 1999 and the book value at December 31, 1998 and June 30, 1999 illustrate the results under Kimberly-Clark's accounting policies as if the transaction had occurred on January 1, 1998. The pro forma per share data do not purport to represent what Kimberly-Clark's results of operations or its financial position would have actually been as of or on such dates or to project Kimberly-Clark's results of operations for any future period or its financial position for any future date.

     The assumed exchange ratio was determined by dividing the value of the merger consideration, $25.00 per share of Ballard common stock, by $53.25, the closing price of Kimberly-Clark common stock on December 22, 1998. Pursuant to the merger agreement, the exchange ratio will be calculated in the manner described on page 17.

                                                                                        EQUIVALENT OF ONE
                                                                    KIMBERLY-CLARK     BALLARD SHARE BASED
                                     KIMBERLY-CLARK    BALLARD       UNAUDITED PRO         ON ASSUMED
                                       HISTORICAL     HISTORICAL    FORMA COMBINED       EXCHANGE RATIO
                                     --------------   ----------   -----------------   -------------------
Most Recent Fiscal Year:
  Income from continuing operations
     before cumulative effect of
     accounting change per share...      $2.02          $1.04            $2.00                $ .94
  Cash dividends declared per
     share.........................       1.00            .10             1.00                  .47
  Book value per share.............       7.49           7.10             8.72                 4.09
Period Ended With Most Recent
  Fiscal Quarter:
  Income from continuing operations
     per share.....................      $1.43          $ .62            $1.35                $ .63
  Cash dividends declared per
     share.........................        .52            .10              .52                  .24
  Book value per share.............       7.65           7.66             8.90                 4.18

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     The following table sets forth for the calendar periods indicated the range of the high and low sales prices of Kimberly-Clark common stock and Ballard common stock as reported on the New York Stock Exchange and the dividends paid per share of Kimberly-Clark common stock and Ballard common stock. Kimberly-Clark's stock prices have been adjusted to reflect the two-for-one common stock split effective April 2, 1997. The Ballard fiscal year ends September 30 and the Kimberly-Clark fiscal year ends December 31.

                                                         KIMBERLY-CLARK COMMON
                                                                 STOCK                             BALLARD COMMON STOCK
                                                ---------------------------------------   ---------------------------------------
                                                    HIGH            LOW        DIVIDEND       HIGH            LOW        DIVIDEND
                                                    ----            ---        --------       ----            ---        --------
FISCAL 1997
  First Quarter...............................      55 3/8          46 11/16     .24          19 5/8          16 1/4       .05
  Second Quarter..............................      56 7/8          46 1/8       .24          21 1/4          17 7/8        --
  Third Quarter...............................      55              43 1/4       .24          21 1/4          18 1/8       .05
  Fourth Quarter..............................      53 15/16        47 5/16      .24          25              19 9/16       --
FISCAL 1998
  First Quarter...............................      59 7/16         46 3/4       .25          27 5/8          21 7/16      .05
  Second Quarter..............................      52 7/16         44 7/16      .25          27 3/8          22            --
  Third Quarter...............................      49 7/16         35 7/8       .25          27 3/8          17 3/16      .05
  Fourth Quarter..............................      54 15/16        39 7/16      .25          20 7/8          17 5/16       --
FISCAL 1999
  First Quarter...............................      54 7/8          44 13/16     .26          25 7/16         18 3/8       .05
  Second Quarter..............................      64 1/16         48           .26          24 7/16         23 13/16      --
  Third Quarter...............................                                                24 3/8          22 1/2       .05

     Set forth below is information on the closing price of Kimberly-Clark common stock and Ballard common stock on the New York Stock Exchange on the last full trading day prior to the public announcement of the merger and as of a recent date:

                                                              KIMBERLY-CLARK    BALLARD
                                                              --------------    -------
December 22, 1998...........................................     $53.250        $25.125
August 11, 1999.............................................     $59.437        $24.375

     You are urged to obtain current market quotations for the Kimberly-Clark common stock and the Ballard common stock prior to making any decision with respect to the merger.

     Effective August 2, 1999, the Kimberly-Clark board of directors declared a dividend on Kimberly-Clark common stock of $0.26 per share, which is payable on October 4, 1999 to holders of record on September 10, 1999. Kimberly-Clark anticipates that it will continue to pay quarterly cash dividends. The Kimberly-Clark board, however, has discretion to decide upon the timing and amount of any future dividends. Whether Kimberly-Clark will pay dividends and, if so, how much the dividends will be, will depend on Kimberly-Clark's future earnings, financial condition, capital requirements and other factors.

     Other than regular semi-annual dividends on Ballard common stock consistent with past practice, Ballard has agreed pursuant to the merger agreement that, until the merger is completed or the merger agreement is otherwise terminated, Ballard will not make, declare or pay any dividend or distribution on Ballard common stock.

                              THE SPECIAL MEETING

     This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of Ballard common stock by the Ballard board of directors for use at the special meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to the shareholders of Ballard on or about August 18, 1999.

TIME AND PLACE

     The Ballard special meeting will be held at Ballard's principal executive office located at 12050 Lone Peak Parkway, Draper, Utah, 84020 on Thursday, September 23, 1999, at 9:00 a.m., local time.

PURPOSE

     At the special meeting and any adjournments of the special meeting, you will be asked to consider and vote upon the approval of the merger agreement. You will also be asked to consider and take action upon any other business which may properly be brought before the special meeting. If there are not sufficient votes at the time of the special meeting to approve the merger agreement, you will be asked to vote to adjourn the special meeting to permit further solicitation of proxies.

     The Ballard board of directors has determined that the terms of the merger agreement are fair to, and in the best interests of, Ballard's shareholders, and has unanimously adopted the merger agreement. The Ballard board recommends that holders of Ballard common stock vote "FOR" approval of the merger agreement.

RECORD DATE; VOTING RIGHTS

     Only holders of record of Ballard common stock at the close of business on the record date, August 11, 1999, are entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, there were 30,842,117 shares of Ballard common stock outstanding, held by approximately 910 record holders. Each share of Ballard common stock entitles the record holder of the share to one vote.

QUORUM

     To constitute a quorum for the meeting, shareholders entitled to cast at least a majority of the votes that all shareholders of Ballard are entitled to cast on the merger agreement must be present in person or by properly executed proxy. Ballard common stock represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) of the shares regardless of whether authority to vote is withheld from the broker, fiduciary or nominee on one or more matters. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

PROXIES

     All shares of Ballard common stock represented by properly executed proxies in the enclosed form which are received in time for the special meeting and have not been revoked will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, the shares covered by the proxy will be voted "FOR" the approval of the merger agreement and "FOR" approval of the adjournment proposal, except for shares held by brokers as nominees. Ballard does not know of any matter not described in the Notice of Special Meeting that is expected to come before the special meeting. If, however, any other matters are properly presented for action at the special meeting, proxies will be voted on the matters in the discretion of the proxyholders. Any proxy granted on the enclosed form may be revoked at any time prior to its exercise by delivering written notice of revocation to the Secretary of

Ballard, by signing and returning a later dated proxy or by voting in person at the special meeting. Notice may be delivered to:

         Ballard Medical Products
         12050 Lone Peak Parkway
         Draper, Utah 84020
         Attention: Secretary
         Fax No.: (801) 523-5396

     Simply attending the meeting will not constitute a revocation of a proxy; the shareholder that granted the proxy must vote at the meeting to revoke the proxy.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Ballard board of directors. Pursuant to the merger agreement, the entire cost of proxy solicitation for the special meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Ballard, except that Kimberly-Clark and Ballard will share equally all printing and mailing expenses and filing fees. In addition to the use of the mail, solicitations may be made by telephone or otherwise by officers and regular employees of Ballard. The officers and regular employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with making the solicitations. If undertaken, the expense of the solicitations would be nominal. Ballard has engaged MacKenzie Partners, Inc. to aid in the solicitation of proxies from its shareholders. MacKenzie's fees will range from $6,000 to $6,500, plus reimbursement of out-of-pocket expenses.

     YOU SHOULD NOT SEND ANY CERTIFICATES REPRESENTING BALLARD COMMON STOCK WITH YOUR PROXY CARD. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, YOU WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF YOUR STOCK CERTIFICATES.

REQUIRED VOTE

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Ballard common stock that were outstanding on the record date, which majority is 15,421,059 shares. Brokers who hold Ballard common stock as nominees will not have discretionary authority to vote the shares in the absence of instructions from the beneficial owners of the Ballard shares. Broker non-votes and abstentions will have the effect of votes against the merger. A "broker non-vote" refers to the shares of common stock represented at the meeting in person or by proxy by a broker or nominee where the broker or nominee has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote; and the broker or nominee does not have discretionary voting power on the matter presented at the meeting.

SHARE OWNERSHIP OF MANAGEMENT

     On the record date, directors and executive officers of Ballard, including Dale H. Ballard, Chairman of the Board, President and Chief Executive Officer, and their affiliates owned and had the right to vote an aggregate of 1,117,371 shares of the outstanding shares of Ballard common stock, representing approximately 3.62% of the shares of Ballard common stock then outstanding.

     On the record date, Mr. Ballard owned and had the right to vote an aggregate of 1,063,769 shares of Ballard common stock, representing approximately 3.45% of the shares of Ballard common stock then outstanding. Mr. Ballard has agreed pursuant to a stockholder agreement, among other things, to vote, or cause to be voted, all of the shares of Ballard common stock that he has the right to vote in favor of the approval of the merger agreement.

                                   THE MERGER

     The discussion in this proxy statement/prospectus of the merger and the material terms of the merger agreement, the related option agreement and the related stockholder agreement is not complete. For more detailed information, you should therefore review the merger agreement, the option agreement and the stockholder agreement, copies of which are attached to this proxy statement/prospectus as Annex A, Annex B and Annex C, respectively, and which are incorporated herein by reference.

GENERAL

     At the effective time of the merger, Jazz Acquisition Corp., a wholly-owned subsidiary of Kimberly-Clark, will be merged with and into Ballard, with Ballard continuing as the surviving corporation and as a wholly-owned subsidiary of Kimberly-Clark. The separate corporate existence of Jazz will cease at that time. Subject to the terms and conditions of the merger agreement, the shares of Ballard common stock outstanding immediately prior to the effective time will be converted into Kimberly-Clark common stock on the basis of an exchange ratio. The exchange ratio is determined by dividing $25.00 by the average closing price of Kimberly-Clark common stock on the New York Stock Exchange for the 10 trading days immediately preceding the fifth trading day prior to the closing date of the merger. You will also receive the Kimberly-Clark rights corresponding to the shares of Kimberly-Clark common stock. For a discussion of the Kimberly-Clark rights, see page 53. Cash will be paid in lieu of any fractional share of Kimberly-Clark common stock. See "TERMS OF THE MERGER AGREEMENT -- Exchange Ratio" and "-- No Fractional Shares."

     Set forth below is an illustrative table indicating the number of shares of Kimberly-Clark common stock you will receive in the merger for each share of Ballard common stock you own on the closing date assuming the average closing price of Kimberly-Clark's common stock is as set forth below:

                         NUMBER OF SHARES OF
AVERAGE CLOSING PRICE      KIMBERLY-CLARK
  OF KIMBERLY-CLARK         COMMON STOCK
    COMMON STOCK          YOU WILL RECEIVE
---------------------    -------------------
       $55.00                   .4545
        56.00                   .4464
        57.00                   .4386
        58.00                   .4310
        59.00                   .4237
        60.00                   .4167
        61.00                   .4098
        62.00                   .4032
        63.00                   .3968
        64.00                   .3906
        65.00                   .3846

EFFECTIVE TIME

     The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Utah, unless the articles of merger provide for a later date of effectiveness. The filing of the articles of merger will occur as soon as possible following the approval of the merger agreement and the satisfaction or waiver of the other conditions set forth in the merger agreement. See "TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

BACKGROUND OF THE MERGER

     In early 1996, Ballard began to explore various strategic alternatives in the context of management's concern over continuing consolidation within the medical device industry and management's perception that Ballard needed to expand and broaden its product offerings if it was to remain competitive. Among the possibilities explored were possible acquisitions of additional product lines and/or other medical device companies, as well as a possible business combination with a strategic acquisition partner. In this connection, during 1996, Dale H. Ballard, President of Ballard, and Harold ("Butch") Wolcott, Executive

Vice President of Ballard worked with representatives of a major investment bank to locate potential business combination partners, although no formal retention agreement was entered into between the bank and Ballard. In January 1997, Ballard discontinued its efforts to locate a business combination partner through such bank.

     In March 1997, Ballard, while still continuing its efforts to grow its business through acquisitions of additional product lines, began working with Bear Stearns. Bear Stearns from time to time had acted as an advisor to Ballard over a period of almost 15 years. Over the course of the next 20 months, Bear Stearns approached 19 potential strategic acquisition partners (as well as three potential financial acquisition partners) regarding their interest in a potential business combination with Ballard.

     In April 1998, Steven R. Frank, Senior Managing Director of Bear Stearns, acting on behalf of the Ballard board of directors, contacted John W. Donehower, Kimberly-Clark's Chief Financial Officer, concerning Kimberly-Clark's possible interest in a strategic alliance or other business combination involving Ballard. Given Kimberly-Clark's desire to expand its professional health care business, it was agreed to hold preliminary discussions between the parties.

     On May 27, 1998, Mr. Ballard and Mr. Wolcott, representing Ballard, John S. Metz, representing Kimberly-Clark, and Mr. Frank of Bear Stearns met at Ballard's headquarters in Draper, Utah. At various times throughout the meeting, other members of the Ballard management team participated in the meeting. The parties exchanged publicly available information regarding the respective businesses and operations of Ballard and Kimberly-Clark and held general discussions about the companies, their products and the nature of their businesses. These discussions did not develop into any detailed plans or actions on the part of either Ballard or Kimberly-Clark.

     During this period, Bear Stearns continued to contact other potential acquisition partners, including, in July 1998, a publicly-held corporation herein referred to as Bidder A, with respect to their potential interest in a business combination with Ballard. This initial contact did not result in any immediate further communications between Ballard and Bidder A.

     On August 7, 1998, Kimberly-Clark signed a confidentiality agreement with Ballard covering confidential information provided by Ballard to Kimberly-Clark.

     A subsequent meeting between Ballard and Kimberly-Clark was held on August 12, 1998 at Ballard's headquarters. Kimberly-Clark was represented by Robert E. Abernathy, Group President, David R. Murray, President -- PHC, John C. Dodd, Vice President -- Operations, PHC, David J. Bolhuis, Team Leader, Integration for PHC, and Mr. Metz. Messrs. Ballard and Wolcott and other members of Ballard management participated in the meeting. Mr. Frank of Bear Stearns also attended. Ballard management gave a general presentation of public information regarding Ballard's business, product lines and historical financial information. The Kimberly-Clark representatives discussed public information with respect to its business and operations. These discussions did not result in any detailed plans or actions on the part of either Ballard or Kimberly-Clark. The presentation was followed by a question and answer session and a tour of the Draper facility. On August 13, 1998, Messrs. Metz, Dodd and Bolhuis visited Ballard's Pocatello, Idaho facility accompanied by Mr. Wolcott. A meeting was held with Marty Rockwell, Plant Manager, and others to gain a general overview of the plant and manufacturing procedures, and a plant tour was provided for the Kimberly-Clark personnel.

     In early September 1998, Bear Stearns had further contacts with Bidder A, as a result of which Bidder A expressed an interest in exploring a possible business combination with Ballard.

     On September 16 and 17, 1998, Messrs. Ballard and Wolcott visited Kimberly-Clark's Roswell, Georgia office facility where PHC is headquartered. They also visited Kimberly-Clark's LaGrange, Georgia mill. Several meetings were held to provide a general overview of PHC and the facilities visited. In attendance at the meetings were Messrs. Abernathy, Murray, Metz and Dodd and other Kimberly-Clark personnel who conducted the tours and provided general information.

     On September 17, 1998, Messrs. Ballard, Wolcott and other senior management of Ballard met with Messrs. Abernathy, Murray, Metz and Dodd and other senior management of Kimberly-Clark in Atlanta, Georgia. The discussions focused on trends in the health care industry and how a possible combination of the two companies could position Kimberly-Clark, as the surviving company, to benefit from these trends. At a second meeting on September 17, 1998, Messrs. Ballard and Wolcott met with Mr. Abernathy and reviewed and discussed certain operational and financial information regarding Ballard's and Kimberly-Clark's businesses. During this meeting, there was a preliminary discussion concerning possible transaction structures, forms of consideration and possible exchange ratios for a potential combination.

     On October 5, 1998, Messrs. Metz and Bolhuis met with Messrs. Ballard and Wolcott, Paul W. Hess, General Counsel of Ballard, and Kenneth R. Sorenson, Chief Financial Officer of Ballard, at Ballard's Draper facility. The purpose of the meeting was to discuss information Kimberly-Clark would need to conduct due diligence for purposes of determining interest in a business combination with Ballard. It was decided that representatives of Kimberly-Clark would spend the week of October 25, 1998 in Draper to perform a comprehensive due diligence investigation of Ballard.

     On October 7, 1998, the board of directors of Ballard held a special meeting to review the ongoing process. At this meeting, the board authorized Ballard to retain Bear Stearns on a formal basis as Ballard's financial advisor and to hire the law firm of Coudert Brothers as special outside legal counsel. Effective October 13, 1998, Ballard entered into a written agreement retaining Bear Stearns as Ballard's exclusive financial advisor and exclusive agent in connection with a possible business combination involving Ballard.

     Also on October 7, 1998, management representatives of Bidder A met with Messrs. Ballard and Wolcott and other senior management representatives at Ballard's headquarters in Draper, Utah. At this meeting, Ballard senior management made presentations to Bidder A regarding the business of Ballard. Mr. Frank, of Bear Stearns, was also present at this meeting.

     During the week of October 19, 1998, Ballard assembled binders of information related to the business and affairs of Ballard for purposes of due diligence reviews by personnel of Kimberly-Clark and Bidder A. During the week of October 25, 1998, representatives of Kimberly-Clark traveled to Draper to review these due diligence materials, with the due diligence review continuing into the following week with certain of the Kimberly-Clark representatives.

     On October 27, 1998, Bidder A entered into a confidentiality agreement with Ballard covering confidential information provided by Ballard to Bidder A. On November 3, 1998, management representatives of Bidder A met with Messrs. Ballard and Wolcott and Mr. Frank of Bear Stearns in Draper. At that time, Bidder A's management conveyed its interest in exploring a possible business combination, but noted that Bidder A's timing might be constrained by the fact that Bidder A was in the process of merging with another public company. During the weeks of November 9 and 16, 1998, Bidder A personnel traveled to Draper to review the due diligence materials. Following these visits, there were numerous telephone calls to Ballard personnel from Kimberly-Clark representatives and Bidder A representatives regarding follow-up due diligence questions.

     On November 2 and 16, 1998, the board of directors of Ballard held special meetings to discuss the progress of the discussions with Kimberly-Clark and Bidder A, at which time the board reiterated its concern over increasing consolidations in the industry and the threat to Ballard's margins if Ballard could not expand and broaden its product offerings in the immediate future. The board further reached a consensus that continued expansion through additional small acquisitions would probably not be sufficiently large in scale given Ballard's resources and/or completed rapidly enough to preserve Ballard's competitive position against larger competitors, and that delay in seeking a business combination might well jeopardize, within a relatively short period of time, the competitive strength and market value of Ballard. Accordingly, the board unanimously authorized management to solicit bids from the two serious bidders for Ballard, Kimberly-Clark and Bidder A.

     Following the November 16, 1998 Ballard board meeting, Bear Stearns sent letters to Kimberly-Clark and Bidder A soliciting bids.

     Through December 1, 1998, representatives of Kimberly-Clark continued their due diligence investigation of Ballard's business and operations, including numerous meetings, both in person and by telephone, with Ballard management, visits to Ballard's data room and on-site tours of Ballard's facilities.

     On December 1, 1998, Kimberly-Clark and Bidder A each submitted its bid for the acquisition of Ballard. Kimberly-Clark's bid proposed that the consideration to be received by holders of Ballard common stock pursuant to the merger be $24.00 per share of Ballard common stock. The Bidder A bid proposed a range of $24.00 to $27.00 per share of Ballard common stock.

     Both the Kimberly-Clark and Bidder A proposals involved a stock-for-stock merger and contained various conditions, including the grant of a 19.9% option to protect the buyer against the risk of an alternative transaction. The Kimberly-Clark proposal also provided for a $15 million termination fee and a stockholder voting agreement from Mr. Ballard. The Bidder A proposal was expressly made subject to the closing of a merger transaction in which it was then involved. Kimberly-Clark's offer was to remain open until December 10, 1998.

     The Ballard board of directors met on December 4, 1998, to consider both proposals. Mr. Frank of Bear Stearns reviewed with the Ballard board a book prepared by Bear Stearns for the meeting, discussing each of Kimberly-Clark, Bidder A and Bidder A's merger partner and their respective businesses, operations and market history. He, together with Coudert Brothers, also reviewed and compared the two proposals received. In addition, Mr. Frank reviewed in detail with the Ballard board Bear Stearns' efforts to find an appropriate business combination partner. He reported that a broad search process had been conducted during the past three years by Bear Stearns and, before Bear Stearns, another major investment bank. Bear Stearns reported that, in all, it had contacted 19 potential strategic partners and three potential financial partners. As a result of the search process, only two potential strategic partners remained actively interested in entering into a business combination with Ballard, given Ballard's current market price and business characteristics. Mr. Frank reviewed with the Board each of the 22 potential business combination partners it had contacted on behalf of Ballard, and summarized the contacts of Bear Stearns with each company.

     A lengthy discussion then followed regarding the benefits and risks of each proposal. During the discussion, the Ballard board expressed its concern over the fact that Bidder A could not proceed immediately with negotiations pending completion of its merger with another public corporation, and that Bidder A was unable at that time to stipulate within a narrower range the merger price it would be willing to pay. The board also expressed concern that Kimberly-Clark, which desired to proceed immediately, might not continue to keep its offer open, should the proposed transaction be deferred pending further developments in the Bidder A merger. Accordingly, the Ballard board unanimously authorized management to move forward promptly with negotiations with Kimberly-Clark, provided that Kimberly-Clark agreed to raise its offer to $25.00 per share. The board, after further discussion, also unanimously determined that, with respect to the grant of a 19.9% option, as requested in both proposals, and a $15 million termination fee, as requested by Kimberly-Clark, management was authorized to agree to grant the option and agree to the termination fee if necessary in order to reach a price of not less than $25.00 per share.

     Bear Stearns was instructed to contact Bidder A (without specifically identifying Kimberly-Clark) to advise Bidder A that Ballard anticipated that it would pursue a transaction with another party. Thus, Bidder A would have the opportunity to increase and accelerate the timing of its offer. Following Bear Stearns' communication of this information to Bidder A, Bidder A did not offer to narrow the range of the offer price or to accelerate the timing of its proposal.

     On December 4, 1998, Mr. Ballard telephoned Mr. Abernathy to discuss Kimberly-Clark's proposal. During extensive discussions, Kimberly-Clark indicated it would not consider increasing the price in the absence of the grant of the 19.9% option, a $15 million termination fee and a voting agreement from Mr. Ballard. Later that day, in a second teleconference between Messrs. Ballard and Abernathy, it was agreed that the two companies would commence negotiations of definitive documents, based on a price of $25.00 per share of Ballard common stock, payable in shares of Kimberly-Clark common stock and premised on the grant to Kimberly-Clark of a 19.9% option, a $15 million termination fee and a stockholder voting agreement with Mr. Ballard.

     During the weekend of December 5-6, 1998, Coudert Brothers prepared drafts of a merger agreement and an option agreement for review by Kimberly-Clark. Kimberly-Clark reviewed the drafts and delivered comments to Ballard on December 11, 1998. Kimberly-Clark also submitted to Coudert Brothers a draft of the proposed stockholder voting agreement with Mr. Ballard.

     On December 14, 1998, Kimberly-Clark submitted to Ballard's representatives drafts of the various consulting, noncompetition and other agreements it would require from Ballard's executive officers and certain key employees.

     During the week of December 14-18, 1998, representatives of Ballard, Kimberly-Clark and Bear Stearns met in Dallas, Texas with attorneys with Coudert Brothers and Locke Liddell & Sapp LLP to negotiate the definitive agreements.

     On December 23, 1998, the Ballard board of directors met to review and consider the definitive agreements. Mr. Frank of Bear Stearns made a presentation to the board regarding the $25.00 price offered by Kimberly-Clark, and Coudert Brothers made a detailed presentation of the material provisions of the merger agreement, as well as the option agreement and other ancillary agreements proposed to be entered into in connection with the merger. Bear Stearns presented its opinion to the board that, subject to the conditions set forth in the opinion, the proposed consideration to be received was fair from a financial point of view to the public shareholders of Ballard. Following full discussion, the board unanimously adopted the merger agreement and other agreements, determining that the terms of the merger agreement and the other agreements were fair to, and in the best interests of, the shareholders of Ballard, and directed that the merger agreement be submitted to the shareholders of Ballard for their approval.

     On December 23, 1998, the Kimberly-Clark board of directors also considered the proposed transaction with Ballard. Senior management of Kimberly-Clark and representatives of Kimberly-Clark's financial advisor, Merrill Lynch & Co., made detailed presentations to the Kimberly-Clark board concerning the proposed merger, including the material terms and conditions of the merger agreement, the company option agreement and the other ancillary agreements to be entered into in connection with the merger. Merrill Lynch delivered its opinion that the exchange ratio contained in the merger agreement was fair from a financial point of view to Kimberly-Clark. After full consideration, the Kimberly-Clark board voted unanimously to enter into the merger agreement, the option agreement, the ancillary agreements and the transactions contemplated thereby.

     Immediately following receipt of approval by the Kimberly-Clark board and the Ballard board, the merger agreement, the option agreement and the other ancillary agreements were executed by the appropriate parties and the terms of the merger agreement were announced by separate press releases of Kimberly-Clark and Ballard.

KIMBERLY-CLARK'S REASONS FOR THE MERGER

     The Kimberly-Clark board of directors believes that the merger will be a significant step toward achieving Kimberly-Clark's objective of expanding its presence in the professional health care business. The merger will broaden Kimberly-Clark's product offerings, adding disposable medical devices for respiratory care, gastroenterology and cardiology to its existing line of surgical gowns, drapes, infection control products, sterilization wraps, disposable face masks, cold therapy products and patient restraints.

     Moreover, the merger is consistent with Kimberly-Clark's strategy of building on well-known trademarks and strong product franchises. The Ballard name is highly regarded in the professional health care market and Ballard sells more than 80% of all closed-suction catheters used in United States hospitals. The international professional health care businesses of the combined entity will significantly expand the existing presence of each company, and provide economy-of-scale benefits. Synergies are expected to be realized through technology transfers, a strengthened sales and marketing presence and the elimination of redundancies.

BALLARD'S REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

     In reaching its decision to adopt the merger agreement, the Ballard board of directors considered a number of factors, including the following:

     - The importance, in the board's view, of pursuing a business combination at this time in order to preserve the competitive strength of Ballard and, by extension, the market value of Ballard's outstanding shares.

     - The alternative courses of action available to Ballard, given

       - the limited possibilities for Ballard to expand rapidly through continuing acquisitions of additional product lines and/or other medical device companies, given Ballard's resources and the time required to consummate and integrate a series of smaller acquisitions;

       - the fact that Bidder A, the only other potential business combination partner identified, following attempts by Ballard's financial advisors over a period of almost three years to identify a partner, was unable to proceed immediately with negotiations pending its merger with another party, and was unable at the time to state within a narrower range the merger price it would be willing to pay; and

       - the fact that there could be no assurance, if Ballard did not move forward immediately with Kimberly-Clark, that Kimberly-Clark would keep its offer open pending further developments in the Bidder A merger.

     - The attractiveness of the purchase price offered by Kimberly-Clark, whereby each share of Ballard common stock would be converted into $25.00, payable in shares of Kimberly-Clark common stock.

     - The willingness of Kimberly-Clark to value the Kimberly-Clark common stock to be delivered to Ballard shareholders on the basis of the market value of Kimberly-Clark's common stock as of a 10 trading-day period shortly before the closing of the merger, thus minimizing the risk of downward fluctuations in the market value of Kimberly-Clark's common stock between the public announcement of the transaction and closing for shareholders who wished to liquidate their stock immediately following the merger.

     - The presentation of Bear Stearns, Ballard's financial advisor, and the written opinion of Bear Stearns that, as of December 23, 1998, subject to the conditions set forth in the opinion, the consideration to be received was fair from a financial point of view to the public shareholders of Ballard.

     - The fact that the merger was expected to be tax-free to Ballard's shareholders for federal income tax purposes.

     - The fact that, upon the closing of the merger, Ballard shareholders would have an ongoing interest in a much larger and more diversified company with prospects for long-term growth and increased investment value.

     In its consideration of the above factors, the board considered the terms and conditions of the merger agreement, the option agreement and the other ancillary agreements to be entered into in connection with the merger in light of the foregoing factors and concluded that such agreements, as negotiated, should be entered into by Ballard.

     The foregoing discussion of the factors considered by the Ballard board is not intended to be exhaustive but it is believed to include all material factors considered by the Ballard board in approving the merger. In view of the wide variety of factors considered, the Ballard board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors. Individual directors may have given different weights to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE BALLARD BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF,

BALLARD SHAREHOLDERS. ACCORDINGLY, THE BALLARD BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL.

OPINION OF BALLARD'S FINANCIAL ADVISOR

     At the December 23, 1998 meeting of the Ballard board of directors, Bear Stearns delivered its opinion that the consideration to be received is fair, from a financial point of view, to the public shareholders of Ballard.

     THE FULL TEXT OF THE BEAR STEARNS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BEAR STEARNS OPINION. BALLARD SHAREHOLDERS ARE URGED TO READ CAREFULLY THE BEAR STEARNS OPINION IN ITS ENTIRETY.

     The Bear Stearns opinion is intended for the benefit and use of the Ballard board of directors, is directed only to the fairness, from a financial point of view, of the consideration to be received by the public shareholders of Ballard, does not address the merits of the underlying decision by Ballard to engage in the merger and does not constitute a recommendation to any holder of Ballard common stock or to the Ballard board as to how to vote on the merger or any related matter.

     Although Bear Stearns evaluated the fairness, from a financial point of view, of the consideration to be received by the public shareholders of Ballard, Ballard and Kimberly-Clark determined, through arm's-length negotiations, the amount and form of the merger consideration, which determination was not based on any recommendation by Bear Stearns. Bear Stearns did provide certain advice to the Ballard board of directors from time to time during the course of the negotiations. The Ballard board did not provide specific instructions to, or place any limitations upon, Bear Stearns with respect to the procedures to be followed or the factors to be considered by Bear Stearns in performing its analyses or rendering the Bear Stearns opinion.

     In connection with rendering the opinion, Bear Stearns, among other things:

     - reviewed the merger agreement, the option agreement, the stockholder agreement and the agreements with the Ballard executives discussed on pages 42-43 of this proxy statement/ prospectus;

     - reviewed certain operating and financial information provided by the management of Ballard relating to Ballard's business and prospects;

     - reviewed Ballard's audited financial statements for the fiscal year ended September 30, 1998, Ballard's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended September 30, 1997 and Ballard's Quarterly Reports on Form 10-Q for the periods ended December 31, 1997, March 31, 1998, and June 30, 1998;

     - spoke with certain members of Ballard's senior management, including Messrs. Ballard, Wolcott, Sorenson and Hess, to discuss its operations, historical financial performance, current financial condition and future prospects, including certain financial estimates for the fiscal years ending September 30, 1999 and 2000;

     - reviewed Kimberly-Clark's Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998;

     - spoke with certain members of Kimberly-Clark's senior management, including Messrs. Abernathy, Murray, Donehower, Metz and Bolhuis, to discuss its operations, historical financial performance, current financial condition and future prospects;

     - reviewed the historical prices, valuation multiples, historical dividends and trading volume of the common stock of Ballard;

     - reviewed publicly available financial data, stock market performance data and valuation parameters of companies which Bear Stearns deemed generally comparable to Ballard;

     - reviewed the terms of selected mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to the merger;

     - solicited, on behalf of Ballard, and reviewed indications of interest from potential buyers of Ballard, and had discussions with the interested parties to review and negotiate the indications; and

     - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

     In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Ballard. As to all information provided to it that involved projections or expectations of future results, Bear Stearns assumed that the information was based on reasonable assumptions. Ballard did not prepare, nor did it provide to Bear Stearns, either annual budgets or any long-term earnings forecasts. However, management of Ballard did provide guidance on estimated sales and earnings levels for fiscal years 1999 and 2000 upon which Bear Stearns relied in rendering the opinion. Bear Stearns was unable, as part of its analysis, to perform a discounted cash flow analysis. Kimberly-Clark did not make available to Bear Stearns its projections of expected future performance. Accordingly, Bear Stearns' review with respect to the information was limited to discussions with management of Kimberly-Clark of estimates by research analysts. Bear Stearns did not assume any responsibility for the independent verification of any of the information and further relied upon the assurances of the senior management of Ballard and Kimberly-Clark that they were unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. In arriving at the opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Ballard and Kimberly-Clark, nor was it furnished with any such appraisals. The opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of the opinion. Bear Stearns also assumed that the merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Bear Stearns did not express any opinion as to the price or range of prices at which shares of common stock of Kimberly-Clark may trade subsequent to the merger.

     In connection with preparing and rendering the opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of the analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Bear Stearns opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all the factors and analyses, could create an incomplete view of the processes underlying the opinion. Moreover, the estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates are inherently subject to substantial uncertainties.

     The following is a summary of the material valuation, financial and comparative analyses performed by Bear Stearns in arriving at the Bear Stearns opinion as of the date thereof.

      - HISTORICAL STOCK PRICE ANALYSIS. Bear Stearns reviewed the historical closing stock prices of Ballard common stock and Kimberly-Clark common stock, including the five year, one year and six month periods prior to December 18, 1998. Over the prior twelve months, Ballard's common stock had traded between a high of $27.31 on April 1, 1998 and a low of $17.50 on June 25, 1998 and Kimberly-Clark's common stock traded between a high of $58.94 on March 11, 1998, and a low of $37.38 on September 10, 1998. Over the prior six months, Ballard's common stock had traded between a high of $24.50 on December 18, 1998, and a low of $17.50 on June 25,

        1998, and Kimberly-Clark's common stock traded between a high of $54.00 on December 7, 1998, and a low of $37.38 on September 10, 1998. Bear Stearns observed that, based on

        - the stock price of Ballard of $24.50 on December 18, 1998;

        - the stock price of Ballard of $22.13 on December 2, 1998, the date prior to the meeting of the Ballard board to discuss the submitted proposals;

        - the average stock price of Ballard of $21.40 for the 90 calendar days prior to December 18, 1998; and

        - the average stock price of Ballard of $20.37 for the 180 calendar days prior to December 18, 1998,

       the $25.00 purchase price implied a premium of 2.0%, 13.0%, 16.8% and 22.7%, respectively. In addition, Bear Stearns observed that between December 18, 1998, the date used for purposes of its analysis, and December 22, 1998, the date prior to the announcement of the merger, Ballard's common stock traded up to $25.13 per share, 0.5% above the $25.00 purchase price. Bear Stearns also noted that there had been some speculation in the press during November and December 1998 of a potential transaction involving Ballard.

      - COMPARABLE PUBLIC COMPANY ANALYSIS. In the course of its analysis, Bear Stearns compared certain ratios and multiples of Ballard to the corresponding ratios and multiples of certain publicly-traded companies in the disposable medical device sector that Bear Stearns believed were generally comparable to Ballard. The comparable companies included Arrow International, C.R. Bard, Inc., Conmed Corporation, Maxxim Medical, Inc. and Vital Signs, Inc. The multiples and ratios were calculated based on publicly available financial information and research reports, and were adjusted for certain extraordinary and non-recurring items. Financial data reviewed included revenue, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, net income and earnings per share for various time periods as well as certain operating margins, valuation statistics, financial ratios and projected growth rates. For purposes of its analysis, Bear Stearns also reviewed the harmonic mean of certain valuation multiples of the comparable companies.

        Among other analyses, for each of the comparable companies, Bear Stearns calculated the enterprise value, which is the ratio of their equity value as of December 18, 1998 plus debt less cash and cash equivalents to their respective revenues, EBITDA and EBIT during the most recent last 12-month period and projected calendar 1998 and 1999 revenues, EBITDA and EBIT and the ratios of their stock prices as of December 18, 1998 to their respective LTM earnings per share and projected calendar year 1998 and 1999 earnings per share.

        These ratios, and the share prices for Ballard imputed by such ratios, are summarized in the tables below:

                                                      REVENUE, EBITDA AND EBIT MULTIPLES
                             ------------------------------------------------------------------------------------
                                                              ENTERPRISE VALUE/
                             ------------------------------------------------------------------------------------
                                        LTM                     CALENDAR 1998                CALENDAR 1999
                             --------------------------   --------------------------   --------------------------
                             REVENUES   EBITDA    EBIT    REVENUES   EBITDA    EBIT    REVENUES   EBITDA    EBIT
                             --------   ------   ------   --------   ------   ------   --------   ------   ------
      Harmonic Mean........    2.37x    10.2x     13.1x     1.91x     9.8x     13.1x     1.63x     8.1x     10.5x
      Transaction
        Multiple...........    4.72x    11.6x     13.5x     4.56x    11.3x     13.1x     4.01x    10.1x     11.6x
      Multiple Range
      Low..................    1.72x     8.4x     10.4x     1.09x     8.2x     10.9x     1.02x     6.9x      9.3x
      High.................    2.90x    12.8x     17.1x     2.76x    13.0x     17.5x     2.44x    10.3x     13.1x
      Share Price Imputed
        by Multiple
      Harmonic Mean........   $13.68    $22.23   $24.38    $11.77    $21.96   $25.09    $11.52    $20.57   $22.89
      Low..................    10.58    18.66     19.76      7.72    18.85     21.24      8.03    17.89     20.57
      High.................    16.25    27.38     31.09     16.00    28.48     32.78     16.11    25.43     28.11

                                 P/E MULTIPLES

                                                    LTM     CALENDAR   CALENDAR
                                                    P/E     1998 P/E   1999 P/E
                                                   ------   --------   --------
Harmonic Mean....................................   19.7x     18.8x      14.7x
Transaction Multiple.............................   22.0x     21.4x      19.1x
Multiple Range
Low..............................................   15.1x     14.7x      11.6x
High.............................................   27.0x     27.3x      21.2x
Share Price Imputed by Multiple
Harmonic Mean....................................  $22.40    $22.05     $19.34
Low..............................................   17.23     17.19      15.17
High.............................................   30.74     32.03      27.83

      Bear Stearns observed that the merger consideration produced valuation multiples that generally equaled or exceeded the harmonic mean of the trading multiples of the comparable companies.

      Bear Stearns also calculated most recent last 12-month period EBIT margins and net margins for the comparable companies which ranged from a low of 8.7% to a high of 24.9% with an arithmetic average of 16.6% for most recent last 12-month period EBIT margins, and ranged from a low of 3.3% to a high of 15.7% with an arithmetic average of 9.0% for net margin. Ballard had a most recent last 12-month period EBIT margin of 35.1% and a most recent last 12-month period net margin of 23.4%, both of which compared favorably to margins for the comparable companies. Bear Stearns also observed that while Ballard had historically been growing faster than many of the comparable companies, Ballard was expected to grow its future earnings at rates generally slower than the comparable companies.

      Bear Stearns chose the comparable companies because they have general business, operating and financial characteristics similar to those of Ballard. However, Bear Stearns noted that no company used in the foregoing analysis is identical to Ballard. Accordingly, Bear Stearns did not rely solely on the mathematical results of the analysis, but also made qualitative judgments concerning differences in financial and operating characteristics of Ballard and the comparable companies and other factors that could affect the values of each.

      Bear Stearns noted that no transaction used in the foregoing analysis is identical to the merger. Accordingly, Bear Stearns did not rely solely on the mathematical results of the analysis, but also made qualitative judgments concerning differences in financial and operating characteristics of the comparable transactions and other factors that could affect the value of the companies or transactions to which Ballard or the merger are being compared.

     - COMPARABLE TRANSACTIONS ANALYSIS. Bear Stearns reviewed certain publicly-available financial information related to seven merger and acquisition transactions completed in the disposable medical devices sector over the prior five years that it deemed generally comparable to the merger. For each of the comparable transactions, Bear Stearns reviewed certain publicly-available financial information for the acquired companies including revenue, EBITDA, EBIT, net income and certain valuation statistics, as adjusted for certain extraordinary and non-recurring items. The ratios of the enterprise values of the acquired companies to their respective most recent last 12-month period revenues, most recent last 12-month period EBITDA and most recent last 12-month period EBIT and ratios of the equity value of the acquired companies to their respective most recent last 12-month period net income are summarized in the table below. Share prices for Ballard imputed by such ratios are also summarized in the table.

                                                        EQUITY VALUE/       ENTERPRISE VALUE/
                                                        -------------   -------------------------
                                                             LTM          LTM      LTM      LTM
                                                         NET INCOME     REVENUE   EBITDA    EBIT
                                                        -------------   -------   ------   ------
      Harmonic Mean...................................      23.9x         1.9x    10.4x     14.5x
      Transaction Multiple............................      22.0x         4.7x    11.6x     13.5x
      Multiple Range
      Low.............................................      20.2x         1.2x     9.0x     11.2x
      High............................................      29.0x         3.3x    14.2x     22.6x
      Share Price Imputed by Multiple
      Harmonic Mean...................................     $27.22       $11.66    $22.59   $26.85
      Low.............................................      22.96         7.87    19.86     21.14
      High............................................      32.96        18.15    30.17     40.48

      Bear Stearns observed that the merger consideration produced multiples that generally compared favorably to the harmonic means of enterprise value to most recent last 12-month period revenues, enterprise value to most recent last 12-month period EBITDA and equity value to most recent last 12-month period net income of the comparable transactions.

      - PRO FORMA MERGER ANALYSIS. Bear Stearns reviewed and analyzed certain pro forma financial impacts of the merger on the holders of Ballard common stock and Kimberly-Clark common stock based on:

        - a price for Kimberly-Clark common stock of $52.50 per share, the closing price on December 18, 1998;

        - 546.7 million fully diluted shares of Kimberly-Clark outstanding and
          31.1 million fully diluted shares of Ballard common stock outstanding (based on a $25.00 per share acquisition price);

        - an assumed exchange ratio of 0.4762;

        - EPS projections derived with Ballard management's guidance for Ballard and First Call consensus estimates for Kimberly-Clark;

        - a 30-year goodwill amortization period, which was expected to be Kimberly-Clark's accounting treatment; and

        - no assumed cost savings or synergies.

      First Call is an industry data service which monitors and publishes a compilation of earnings estimates for publicly-traded companies produced by selected equity research analysts. Bear Stearns did not take into account the income statement impact of potential restructuring charges or other one-time items associated with the merger.

      The results of the analysis indicated that without synergies the transaction with Kimberly-Clark would result in dilution of the equivalent projected EPS of Ballard common stock of ($0.02) or (1.7)% for calendar year 1998, accretion of $0.004 or 0.3% for calendar year 1999, and dilution of ($0.10) or (6.2)% for calendar year 2000, as compared to the projected EPS of Ballard common stock on a stand-alone basis.

      By way of comparison, the results of this analysis indicated that without synergies the transaction with Kimberly-Clark would result in the dilution of the equivalent projected EPS of Kimberly-Clark common stock of ($0.04) or (1.5)% for calendar year 1998, ($0.04) or (1.4)% EPS dilution for calendar year 1999, and ($0.03) or (1.1)% EPS dilution for calendar year 2000, as compared to the projected EPS of Kimberly-Clark common stock on a stand-alone basis. Bear Stearns calculated that $10 million of synergies would add $0.01 in EPS in each year, and be (1.1)%, (1.0)% and (0.7)% dilutive to Kimberly-Clark shareholders in 1998, 1999 and 2000, respectively.

     - OTHER ANALYSES. Bear Stearns conducted such other analyses as it deemed necessary, including the following:

      - reviewing historical and projected financial and operating data for both Ballard and Kimberly-Clark;

      - analyzing selected investment research reports on, and earnings and other estimates for, each of Ballard and Kimberly-Clark;

      - analyzing the historic stock performance and trading volume for Ballard and Kimberly-Clark;

      - analyzing the historic dividend payments and dividend yields of Ballard and Kimberly-Clark; and

      - reviewing available information regarding the institutional holdings of Ballard common stock and Kimberly-Clark common stock.

      The Ballard board of directors engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in the health care industry and expertise in transactions similar to the merger. As part of its investment banking business, Bear Stearns is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to the terms of its engagement letter, dated October 13, 1998, Ballard has agreed to pay Bear Stearns the following compensation:

      - a fee of $750,000 in connection with the delivery of the Bear Stearns opinion;

      - a transaction fee, contingent upon and payable at closing of the merger, of 1% of the total consideration to be paid by Kimberly-Clark in the merger against which the opinion fee is to be credited, which transaction fee is estimated at approximately $7.8 million; and

      - to reimburse Bear Stearns for 50% of all reasonable out-of-pocket expenses, including fees and disbursements of counsel, and of other consultants and advisors retained by Bear Stearns.

      Ballard has also agreed to indemnify Bear Stearns and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Bear Stearns pursuant to the foregoing provisions, Bear Stearns and Ballard have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Ballard and Kimberly-Clark for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in the securities.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Tax Opinion. Closing of the merger is conditioned upon the receipt of a legal opinion by Ballard from its counsel, Coudert Brothers, and the receipt by Kimberly-Clark of an opinion from its counsel, Locke Liddell & Sapp LLP, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a tax-free reorganization under Section 368(a) of the Code, and that each of Ballard, Jazz and Kimberly-Clark will be a party to the tax-free reorganization within the meaning of Section 368(b) of the Code. If Ballard waives the condition to its obligation to consummate the merger relating to the receipt of the legal opinion from Coudert Brothers, Ballard will resolicit proxies from its shareholders with respect to the merger.

     The executed opinions of Coudert Brothers and Locke Liddell & Sapp LLP are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part. The opinions should be read in their entirety. To obtain a copy of the opinions, please call or write Ballard's Secretary or Kimberly-Clark's Stockholder Services Department as described on pages 57 and 58.

     Consequences of Reorganization Status. If, in accordance with the opinions referred to above, the merger constitutes a tax-free "reorganization" within the meaning of Section 368(a) of the Code, and Ballard, Jazz and Kimberly-Clark are each a party to the tax-free "reorganization" within the meaning of Section 368(b) of the Code for U.S. federal income tax purposes,

     - no gain or loss will be recognized by you except with respect to any cash received for fractional share interests;

     - your tax basis in the shares of Kimberly-Clark common stock received in the merger will be equal to your tax basis in the shares of Ballard common stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received; and

     - for purposes of determining whether or not gain or loss on the subsequent disposition of Kimberly-Clark common stock received in the merger is long-term or short-term, the holding period of the Kimberly-Clark common stock received by you will include the holding period of the shares of Ballard common stock exchanged therefor, provided the Ballard common stock was held by you as a capital asset.

Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of the capital assets.

     The receipt of cash in lieu of a fractional share of Kimberly-Clark common stock by you pursuant to the merger will generally result in taxable gain or loss to you for U.S. federal income tax purposes based upon the difference between the amount of cash received by you and your basis in the fractional share as set forth above. The gain or loss will be a capital gain or loss, provided the Kimberly-Clark common stock received by you in the merger is held by you as a capital asset.

     No gain or loss will be recognized by Ballard, Kimberly-Clark or Jazz as a result of the merger.

     You will be required to retain records and file with your U.S. federal income tax returns a statement setting forth certain facts relating to the merger.

     No information is provided herein with respect to the tax consequences, if any, of the merger under applicable foreign, state, local or other tax laws.

     THE OPINIONS OF COUDERT BROTHERS AND LOCKE LIDDELL & SAPP LLP ARE NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, YOU ARE URGED TO CONSULT YOU OWN TAX ADVISOR WITH RESPECT TO YOUR OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

     The merger will be accounted for as a "purchase" for accounting and financial reporting purposes. For purposes of preparing Kimberly-Clark's consolidated financial statements, Kimberly-Clark will establish a new accounting basis for Ballard's assets and liabilities based upon their fair values and Kimberly-Clark's purchase price, including the direct costs of the acquisition. A final determination of required purchase accounting adjustments and of the fair value of the assets and liabilities of Ballard has not yet been made. After the merger, Kimberly-Clark will undertake a study to determine the fair value of Ballard's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of the study. For financial reporting purposes, Kimberly-Clark will consolidate the results of Ballard's operations with those of Kimberly-Clark's operations, beginning with the closing of the merger, but Kimberly-Clark's financial statements for prior periods will not be restated as a result of the merger.

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

GOVERNMENTAL AND REGULATORY APPROVALS

     Filings with, notifications to and authorizations and approvals of various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the merger agreement must be made and received prior to the closing of the merger.

     The closing of the merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Under the Hart-Scott-Rodino Act and the regulations adopted thereunder, the merger may not close until notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and the applicable waiting period has expired or been terminated. On February 8, 1999, Kimberly-Clark and Ballard were granted early termination of the applicable waiting period required by the Hart-Scott-Rodino Act.

     At any time before or after the effective time of the merger, notwithstanding that the waiting period has been terminated, the FTC or the Antitrust Division may take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to stop the closing of the merger or seeking the sale of assets of Kimberly-Clark or Ballard. Similarly, at any time before or after the effective time of the merger, and notwithstanding that the waiting period has been terminated, any state could take any action under the antitrust laws as it deems necessary or desirable in the public interest.

     Under German law, the merger may not close unless notification is made with the Federal Cartel Office, and the merger is cleared by that agency. The Federal Cartel Office cleared the merger on February 19, 1999.

     The respective obligations of Kimberly-Clark and Ballard to close the merger are subject to the condition that no court or other governmental entity having jurisdiction over Kimberly-Clark or Ballard, or any of their respective subsidiaries, shall have entered any injunction or other order (whether temporary, preliminary or permanent) which is then in effect and restrains, enjoins or otherwise prohibits the closing of the merger. See "TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

PERCENTAGE OWNERSHIP INTEREST OF BALLARD SHAREHOLDERS AFTER THE MERGER

     Based on the number of shares of Kimberly-Clark common stock outstanding on the record date and assuming the delivery of approximately 14,563,637 shares of Kimberly-Clark common stock in connection with the merger, and the exercise of all outstanding Kimberly-Clark and Ballard stock options, upon the closing of the merger, there will be approximately 567,704,822 shares of Kimberly-Clark common stock outstanding at the effective time of the merger, of which the former shareholders of Ballard will own approximately 2.57%.

ABSENCE OF DISSENTERS' RIGHTS

     Under Utah law, you are not entitled to dissent from the merger and seek the fair value of your Ballard common stock.

RESALES OF KIMBERLY-CLARK COMMON STOCK

     All shares of Kimberly-Clark common stock issued to you in the merger will be freely transferable, except that shares received by any person who may be deemed to be an "affiliate" of Ballard for purposes of Rule 145 under the Securities Act, may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act. Ballard will deliver to Kimberly-Clark a list identifying each person who is, in the opinion of Ballard, at the time of the special meeting, an "affiliate" of Ballard. Ballard will use its best efforts to cause each affiliate to deliver to Kimberly-Clark on or prior to the date of the special meeting a written agreement providing that he or she will not sell, transfer or otherwise dispose of, any shares of Kimberly-Clark common stock delivered to him or her in connection with the merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act.

                         TERMS OF THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary is not complete. For more detailed information you should review the merger agreement, which is incorporated herein by reference.

EXCHANGE RATIO

     The merger agreement provides that each share of Ballard common stock outstanding immediately prior to the effective time of the merger will, at the effective time, be converted into and exchangeable for a percentage of a share of Kimberly-Clark common stock equal to the exchange ratio described below, together with the corresponding percentage of a Kimberly-Clark right. Any Ballard shares owned by Kimberly-Clark, Jazz or their affiliates will be cancelled in the merger.

     The exchange ratio is determined by dividing $25.00 by the average closing price of Kimberly-Clark common stock for the 10 trading days immediately preceding the fifth trading date prior to the closing of the merger. For example, the average closing price of Kimberly-Clark common stock during the period July 21, 1999 through August 3, 1999 was $60.81. If the closing of the merger had occurred on August 11, 1999, you would have received 0.4111 of a share of Kimberly-Clark common stock for each share of Ballard common stock you owned.

     All references in this proxy statement/prospectus to shares of Kimberly-Clark common stock to be received pursuant to the merger will be deemed, from and after the effective time of the merger, to include the associated Kimberly-Clark rights. For a discussion of the rights, see "DESCRIPTION OF KIMBERLY-CLARK CAPITAL STOCK -- Stockholders Rights Plan" on page 53.

NO FRACTIONAL SHARES

     No certificates for fractional shares of Kimberly-Clark common stock will be issued in the merger. If your shares of Ballard common stock would otherwise entitle you to receive a fractional share of Kimberly-Clark common stock, you will be entitled to receive a cash payment in an amount equal to the fractional interest multiplied by the closing price on the New York Stock Exchange of Kimberly-Clark common stock on the date of the merger.

CONVERSION OF JAZZ COMMON STOCK

     Each share of common stock of Jazz issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock, $0.10 par value per share, of Ballard. The converted shares will, after the merger, constitute all of the issued and outstanding capital stock of Ballard. All of the outstanding shares of Ballard common stock will be owned by Kimberly-Clark.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Boston EquiServe, L.P. has been selected to act as exchange agent under the merger agreement. As of the effective time of the merger, Kimberly-Clark will deposit with Boston EquiServe, for your benefit, certificates representing the shares of Kimberly-Clark common stock to be delivered or paid pursuant to the merger agreement in exchange for shares of Ballard common stock outstanding immediately prior to the effective time of the merger. After the effective time of the merger, Kimberly-Clark will also deposit with Boston EquiServe any dividends or distributions payable on Kimberly-Clark common stock to cover dividends or distributions payable on Ballard common stock that has not yet been exchanged for Kimberly-Clark common stock.

     As soon as possible after the effective time of the merger, a letter of transmittal will be mailed to you. The letter of transmittal must be used in forwarding certificates for exchange for certificates evidencing Kimberly-Clark common stock and, if applicable, any unpaid dividends and other distributions and cash in lieu of any fractional share of Kimberly-Clark common stock. The letter of transmittal will be accompanied by instructions specifying details of the exchange. After receipt of the letter of transmittal, you should surrender your certificates to Boston EquiServe in accordance with the instructions accompanying the letter of transmittal. You will receive in exchange for the Ballard certificates a certificate evidencing the whole number of shares of Kimberly-Clark common stock to which you are entitled and a check representing the amount of cash payable in lieu of fractional shares of Kimberly-Clark common stock, if any, and unpaid dividends and distributions, if any, which you have the right to receive pursuant to the merger agreement, after giving effect to any required withholding tax.

     After the effective time of the merger, each certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive, upon surrender, a certificate representing Kimberly-Clark common stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. You will not be entitled to receive any dividends or other distributions declared or made by Kimberly-Clark having a record date that is 10 days or more after the effective time of the merger until the certificate is surrendered.

     YOU SHOULD NOT FORWARD YOUR BALLARD CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD YOU SEND IN YOUR BALLARD CERTIFICATES TO THE EXCHANGE AGENT, UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary mutual representations and warranties by each of Ballard, Kimberly-Clark and Jazz relating to, among other things:

     - organization, good standing, qualification, corporate power and similar corporate matters;

     - capitalization;

     - authorization, execution, delivery, performance and enforceability of the merger agreement;

     - required filings with governmental entities in connection with the merger;

     - absence of conflicts, violations and defaults under charter documents and certain other agreements and documents;

     - documents and reports filed by it with the SEC and the accuracy and completeness of the information contained in the documents and reports;

     - the accuracy and completeness of the information contained in the registration statement and this proxy statement/prospectus which is a part of the registration statement;

     - the absence of certain changes in its business, properties, results of operations and financial condition;

     - the absence of certain litigation and liabilities;

     - compliance with laws and permits;

     - environmental and tax matters; and

     - brokers and finders.

     In addition, the merger agreement contains additional representations and warranties of Ballard relating to, among other things:

     - employee matters;

     - intellectual property; and

     - takeover defense mechanisms.

     All representations and warranties of Kimberly-Clark, Ballard and Jazz expire at the effective time of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the merger agreement, Ballard has agreed, except as otherwise expressly contemplated by the merger agreement or as agreed to by Kimberly-Clark in writing, that from December 23, 1998 through the effective time of the merger, it will, and will cause its subsidiaries to, conduct its business in the ordinary and usual course and, to the extent consistent with such conduct, use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates. Specifically, Ballard has agreed for itself and each of its subsidiaries that, for the same period, neither Ballard nor any of its subsidiaries will, except as otherwise expressly contemplated by the merger agreement or agreed to by Kimberly-Clark in writing:

     - sell, pledge, dispose of or encumber any capital stock owned by it in any subsidiary or affiliate;

     - amend its certificate of incorporation or bylaws;

     - split, combine or reclassify its outstanding shares of capital stock;

     - declare, set aside or pay any dividend, other than Ballard's regular semi-annual dividends or dividends from Ballard's direct or indirect wholly-owned subsidiaries;

     - repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

     - issue, sell, pledge, dispose of or encumber any shares of, or any securities convertible into or exchangeable or exercisable for shares of, or any options, warrants, calls, commitments or rights of any kind to acquire shares of, its capital stock of any class, other than shares of Ballard common stock issuable pursuant to options outstanding on December 15, 1998;

     - purchase, transfer, lease, sell, mortgage, pledge, dispose of or encumber any real property, or effect any improvements or expansions on the real property;

     - other than in the ordinary and usual course of business, purchase, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets, including capital stock of any Ballard subsidiaries, or incur or modify any material indebtedness or other liability;

     - make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business, provided they do not exceed $500,000 individually or $2,000,000 in the aggregate;

     - make any acquisition of, or investment in, any business, through an acquisition of assets or stock of any other person or entity;

     - except as may be required by applicable law, terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any compensation and benefit plans or increase the salary, wage, bonus, severance, incentive or other compensation of any employees, except for salary or wage increases occurring in the ordinary and usual course of business;

     - settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, enter into, modify, amend or terminate any material debt contracts or other contracts, or waive, release or assign any material rights or claims;

     - make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated, except in the ordinary and usual course of business;

     - take any action, other than reasonable and usual actions in the ordinary and usual course of business consistent with past practice, with respect to accounting policies or procedures, except as may be required by changes in generally accepted accounting principles;

     - sell, transfer, assign or abandon any of its patents or trademarks, except for any abandonment of a non-material trademark or any intercompany transfers that are in the ordinary and usual course of business;

     - license or otherwise encumber any of its patents or trademarks, except in the ordinary and usual course of business; or

     - make any modification to employee or customer incentives or trade policies which would reasonably be expected to cause Ballard's distributors or end-user customers to increase purchases above those levels normally required to meet their respective needs or cause an excessive increase or decrease in Ballard's inventories or working capital, other than incentives to encourage larger purchases of Ballard products which are consistent with past practices.

     Additionally, Ballard has agreed:

     - not to settle, compromise or dismiss specified ongoing litigation, and to consult with Kimberly-Clark with respect to the litigation;

     - to promptly notify Kimberly-Clark if it or any of its subsidiaries become aware of any material infringement by it or its subsidiaries of the intellectual property rights of any other person or any material infringement by any other person of its or its subsidiaries' intellectual property rights;

     - except where Ballard has, prior to December 23, 1998, given instruction for maintenance and annuity fees not to be paid, to timely pay all maintenance and annuity fees for its and its subsidiaries' patents and patent applications; and

     - with respect to specified environmental matters, to consult with Kimberly-Clark before taking any material action with respect to those matters.

     Each of Kimberly-Clark and Ballard has further agreed that neither of them will knowingly take or cause to be taken any action which would disqualify the merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

NO SOLICITATION BY BALLARD

     Ballard has agreed not to, and to use its best efforts not to permit any of its or its subsidiaries' directors, officers, employees or representatives to, solicit, initiate or knowingly encourage, including by way of furnishing information, any takeover proposal, as defined below, from any person, or engage in or continue discussions or negotiations relating to any takeover proposal. Ballard may, however, engage in discussions or negotiations with, and furnish information to, any person that makes a written takeover proposal which the Ballard board of directors concludes in good faith that,

     - if consummated, would constitute a superior proposal, as defined below;
       and

     - on the basis of the advice of its outside counsel, the failure to take action would be inconsistent with the fiduciary obligations of the Ballard board.

     As soon as possible, but no later than the date on which a takeover proposal is presented to the Ballard board, Ballard must notify Kimberly-Clark that a named person has made a takeover proposal or intends to make a superior proposal and disclose the material terms of the takeover proposal.

     As used in the merger agreement and this proxy statement/prospectus, "takeover proposal" means any proposal or offer, other than a proposal or offer by Kimberly-Clark or any of its affiliates, by any person relating to any actual or potential merger, consolidation or other business combination involving Ballard or any of its subsidiaries or any acquisition in any manner, including, without limitation, by tender or exchange offer, of a substantial equity interest in, or a substantial portion of the assets of, Ballard or any of its subsidiaries.

     As used in the merger agreement and this proxy statement/prospectus, "superior proposal" means a bona fide proposal or offer made by any person:

     - to acquire Ballard pursuant to any tender or exchange offer or any acquisition of all or substantially all of the assets of Ballard and its subsidiaries as a whole; or

     - to enter into a merger, consolidation or other business consolidation with Ballard or any of its subsidiaries, in each case on terms which a majority of the members of the Ballard board determines in good faith, and based on the advice of independent financial advisors, to be more favorable to Ballard and its shareholders than the Kimberly-Clark merger transaction, including any revised transaction proposed by Kimberly-Clark.

CONDITIONS PRECEDENT TO THE MERGER

     The respective obligations of Kimberly-Clark, Ballard and Jazz to effect the merger are subject to the fulfillment or waiver of the following conditions at or prior to the merger:

     - approval of the merger agreement by the Ballard shareholders;

     - listing on the New York Stock Exchange of the shares of Kimberly-Clark common stock you will receive in connection with the merger;

     - expiration or termination of the waiting period and any extension thereof under the HSR Act;

     - receipt of all required consents or approvals of, or the making of all required filings with, any governmental entity, except those for which the failure to receive or make are not, individually or in the aggregate, reasonably likely to have a material adverse effect;

     - absence of any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order restraining, enjoining or otherwise prohibiting the merger;

     - effectiveness of the registration statement and the absence of any stop order suspending the effectiveness of the registration statement; and

     - receipt by Kimberly-Clark of all necessary state securities and "blue sky" approvals.

     The obligations of Kimberly-Clark and Jazz to effect the merger are also subject to the fulfillment or waiver at or prior to the merger of the following additional conditions:

     - each of the representations and warranties of Ballard being true and correct in all material respects when made and at and as of the closing date as if they were made at and as of the closing date;

     - performance in all material respects by Ballard of its obligations under the merger agreement;

     - receipt by Ballard of the consent or approval of each person required under any contract to which Ballard or any of its subsidiaries is a party, except where the failure to obtain the consent or approval is not reasonably likely, individually or in the aggregate, to have a material adverse effect on Ballard and its subsidiaries;

     - receipt by Kimberly-Clark of the opinion of Locke Liddell & Sapp LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Ballard, Kimberly-Clark and Jazz will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

     - Ballard having at least $63 million in cash and cash equivalents, less the cash purchase price of any business acquisitions pre-approved by Kimberly-Clark.

     The obligation of Ballard to effect the merger is also subject to the fulfillment or waiver at or prior to the effective time of the merger of the following additional conditions:

     - each of the representations and warranties of Kimberly-Clark and Jazz being true and correct in all material respects when made and at and as of the closing date as if they were made at and as of the closing date;

     - performance in all material respects by Kimberly-Clark and Jazz of their obligations under the merger agreement;

     - receipt by Kimberly-Clark of the consent or approval of each person required under any contract to which Kimberly-Clark or any of its subsidiaries is a party, except where the failure to obtain the consent or approval is not reasonably likely, individually or in the aggregate, to have a material adverse effect on Kimberly-Clark and its subsidiaries; and

     - receipt by Ballard of an opinion of Coudert Brothers to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Ballard, Kimberly-Clark and Jazz will be a party to the reorganization within the meaning of Section 368(b) of the Code.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Kimberly-Clark will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of Ballard and its subsidiaries against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, including the transactions contemplated by the merger agreement; provided, that Kimberly-Clark will not have any obligation to any indemnified party

     - if and when a court of competent jurisdiction ultimately determines, and the court's determination has become final, that the indemnification of the indemnified party in the manner contemplated by the merger agreement is prohibited by applicable law; or

     - if the matter is attributable to the gross negligence or willful misconduct of the indemnified party.

Kimberly-Clark will also advance expenses to the indemnified parties as incurred to the fullest extent permitted under applicable law if the person to whom expenses are advanced provides an undertaking to repay the advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

     After the merger, Ballard will use its best efforts to maintain its existing officers' and directors' liability insurance for a period of six years after the merger so long as the annual premium for the insurance is not in excess of the last annual premium paid prior to December 23, 1998. If the existing insurance expires, is terminated or canceled during the six-year period, Ballard must use its best efforts to obtain as much substantially similar insurance as can be obtained for the remainder of the six years, but in no event for a premium in excess, on an annualized basis, of two times the current premium.

TERMINATION

     The merger agreement may be terminated at any time prior to the merger by written mutual consent of Ballard and Kimberly-Clark, or by:

     - either Kimberly-Clark or Ballard if the merger has not been completed by September 30, 1999, but neither Kimberly Clark nor Ballard may terminate if the reason that the merger has not been completed is its own breach;

     - either Kimberly-Clark or Ballard if the shareholders of Ballard fail to approve the merger agreement at the special meeting or any adjournment thereof;

     - either Kimberly-Clark or Ballard if a court or other governmental entity shall have issued a final and nonappealable injunction, order, decree or ruling, or taken other similar action, prohibiting either Ballard or Kimberly-Clark from completing the merger;

     - either Kimberly-Clark or Ballard if there is a material breach of any representation, warranty, covenant or agreement by the other party, which breach has not been cured, if capable of being cured, within 15 business days after receipt of written notice of the breach;

     - either Kimberly-Clark or Ballard if 10 business days elapse after all conditions precedent to the merger have occurred or have been waived and the closing does not occur through no fault of the terminating party;

     - Ballard if the Ballard board of directors determines in good faith that a takeover proposal is a superior proposal and Kimberly-Clark does not propose a change to the merger agreement so that the Ballard board no longer believes the takeover proposal is a superior proposal;

     - Kimberly-Clark if the Ballard board of directors does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its approval of the merger agreement;

     - Kimberly-Clark if the Ballard board of directors recommends to you any takeover proposal;

     - Kimberly-Clark if a third party tender offer or exchange offer for 20% or more of Ballard's capital stock is commenced and the Ballard board of directors does not timely recommend against the offer; or

     - Kimberly-Clark if Ballard takes specified actions with a third party to:

      - effect a merger, consolidation or similar transaction,

      - sell, lease or otherwise dispose of all or a substantial portion of its assets, or

      - sell or otherwise dispose of securities representing 20% or more of the voting power of Ballard.

TERMINATION FEE AND EXPENSES

     Ballard must pay Kimberly-Clark a termination fee of $15 million if:

     - a purchase event (defined on page 39) occurs;

     - the merger agreement is terminated by Kimberly-Clark because Ballard settles, compromises or dismisses specified pending litigation without Kimberly-Clark's prior written consent; or

     - the Ballard shareholders do not approve the merger at the special meeting and immediately prior to the vote, there exists a takeover proposal, or an outstanding third party tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Ballard and, in either case, Ballard or its affiliates close the third party transaction within one year of the date of the special meeting or any adjournment of the special meeting.

Any of the transactions described in the third bullet point are referred to as a "third party transaction."

     If the Ballard shareholders do not approve the merger at the special meeting and, immediately prior to the vote, there exists a third party transaction, Ballard must pay Kimberly-Clark its expenses relating to the proposed merger up to $1.0 million. If Ballard later pays the $15 million termination fee, the amount of reimbursed expenses will be deducted from the fee.

     If the Ballard shareholders do not approve the merger at the special meeting and, immediately prior to the vote, there is no third party transaction, Ballard must pay Kimberly-Clark its expenses relating to the proposed merger up to $1.0 million. If, during the 180 days following the special meeting date, there exists a third party transaction, and the third party transaction is closed within one year of the special meeting date, Ballard must pay Kimberly-Clark $7.5 million less the amount of reimbursed expenses.

     The parties have agreed that any termination fee payments, together with any rights arising under the option agreement, will constitute liquidated damages and will constitute full and complete satisfaction of, and will be Kimberly-Clark's and Jazz's sole and exclusive remedy for, their losses, damages and expense relating to the merger agreement.

     The merger agreement provides that, except for printing and mailing expenses and filing fees incurred in connection with this proxy statement/prospectus, which will be shared equally, Kimberly-Clark and Ballard will each pay its own costs and expenses in connection with the merger agreement and the related transactions, whether or not the merger is consummated.

AMENDMENT

     At any time prior to the merger, the parties to the merger agreement may modify or amend the merger agreement.

WAIVER

     The conditions to each of the parties' obligations to close the merger may be waived by such party in whole or in part. If a material condition is waived by Ballard, Ballard will notify you and it will resolicit your vote.

BALLARD STOCK OPTIONS

     At the effective time of the merger, all outstanding Ballard stock options that have not been exercised will become and represent an option to purchase the number of shares of Kimberly-Clark common stock, decreased to the nearest whole share, determined by multiplying the number of Ballard shares subject to the options immediately prior to the merger by the exchange ratio. The exercise price per share of Kimberly-Clark common stock shall be the exercise price per Ballard share immediately prior to the merger divided by the exchange ratio, increased to the nearest whole cent. Kimberly-Clark will pay cash as soon as practicable after the merger to holders of the options in lieu of issuing fractional shares of Kimberly-Clark common stock upon the exercise of the options. After the merger, each substitute option will be exercisable upon the same terms, conditions and restrictions as were applicable to the related Ballard stock option immediately prior to the merger.

EMPLOYEE BENEFITS

     Kimberly-Clark has agreed that, for not less than 12 months following the merger, the employees of Ballard and its subsidiaries in the United States will be provided with employee benefit plans and programs that are no less favorable in value in the aggregate, as determined by Kimberly-Clark in good faith in accordance with any method customarily used by Kimberly-Clark for making benefit comparisons, than those provided to the employees immediately prior to the merger, excluding Ballard's stock option plans and 401(k) plan. Nothing in the merger agreement, however, limits the right of Kimberly-Clark or Ballard after the merger to amend, terminate or discontinue any particular employee benefit plan or program in accordance with its terms. Employees who become participants in any employee benefit plan or program of Kimberly-Clark or any of its subsidiaries, excluding any program with respect to retiree medical or retiree life insurance benefits, will be given credit under the plans and programs, for purposes of eligibility and vesting under the employee benefit plans or programs, for all service with Ballard or its subsidiaries.

     Kimberly-Clark has agreed that it will, and will cause Ballard after the merger to, honor all of Ballard's employment and severance agreements disclosed in the merger agreement in accordance with their terms and subject to the rights of termination provided in the agreements.

     After the merger, Ballard will take all actions necessary to fully vest the account balances in Ballard's 401(k) plan of all participants whose employment is involuntarily terminated within two years after the merger.

                                OPTION AGREEMENT

     The following is a summary of material provisions of the option agreement, a copy of which is attached as Annex B to this proxy statement/prospectus. This summary is not complete. For more detailed information you should review the option agreement, which is incorporated herein by reference.

     As a condition to Kimberly-Clark's willingness to enter into the merger agreement, Kimberly-Clark required that Ballard enter into the option agreement pursuant to which Ballard granted to Kimberly-Clark the option to purchase 19.9% of the outstanding shares of Ballard common stock at an exercise price of $23.28 per share. The 19.9% is calculated as of the closing date of the purchase of stock upon exercise of the option.

     The option granted to Kimberly-Clark may be exercised only after the occurrence of a "purchase event" or a "stockholder event." A "purchase event" occurs if the merger agreement is terminated by Kimberly-Clark because any of the following occurs:

     - the Ballard board of directors determines in good faith that a takeover proposal is a superior proposal and Kimberly-Clark does not propose a change to the merger agreement so that the Ballard board no longer believes that the takeover proposal is a superior proposal;

     - the Ballard board does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its recommendation of the merger;

     - the Ballard board recommends to you any takeover proposal;

     - a third party tender offer or exchange offer for 20% or more of Ballard's capital stock is commenced, and the Ballard board fails to timely recommend against the offer; or

     - Ballard takes specified actions with a third party to:

      - effect a merger, consolidation or similar transaction,

      - sell, lease or otherwise dispose of all or a substantial portion of its assets, or

      - sell or otherwise dispose of securities representing 20% or more of the voting power of Ballard.

A "stockholder event" occurs if Ballard's shareholders fail to approve the merger at the special meeting or any adjournment of the special meeting.

     The option terminates upon the earlier to occur of:

     - the merger; or

     - the termination of the merger agreement in accordance with its terms; provided, however, if a purchase event or a stockholder event occurs, the option will remain exercisable until:

        - 180 days after the date of the termination, or, if earlier, 180 days after the date on which Kimberly-Clark has the right to terminate the merger agreement as described in the second, third, fourth and fifth main bullet points above, or

        - 180 days after the date of the special meeting.

     After the occurrence of a purchase event, but prior to the second anniversary of the purchase event, Kimberly-Clark has the right to cause Ballard to repurchase the option and any common stock purchased under the option if:

     - Ballard completes any merger, consolidation or any similar transaction or any sale, lease or other disposition of all or substantially all of the assets of Ballard and its subsidiaries considered as a whole; or

     - any person acquires beneficial ownership of 50% or more of the then outstanding shares of Ballard common stock.

Each of the events described in the preceding two bullet points is referred to as a "put event."

     If Kimberly-Clark exercises its repurchase right, the price will be the greater of:

     - $23.28 per share;

     - the market price per share at the time of exercise; or

     - the highest price per share paid in any transaction triggering a put event or at which a tender or exchange offer which led to a put event was made for shares of Ballard common stock.

     If Kimberly-Clark has not previously exercised its repurchase right, then six months after the later of the occurrence of a purchase event and the termination of the merger agreement, Ballard shall have the right to repurchase from Kimberly-Clark the option, together with all shares of Ballard common stock subject thereto or purchased by Kimberly-Clark pursuant to the exercise of the option and with respect to which Kimberly-Clark then has beneficial ownership. The repurchase price will be the greater of the market price per share at the time the right is exercised or $23.28 per share.

     For three years after the occurrence of a purchase event, Kimberly-Clark or any beneficial owner of more than 2,000,000 shares of Ballard common stock issued pursuant to the option agreement has a one-time right to require Ballard to file a registration statement with the SEC covering the Ballard common stock acquired upon exercise of the option.

     The option agreement was entered into by Kimberly-Clark and Ballard concurrently with the execution of the merger agreement in an effort to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement. Consequently, certain aspects of the option agreement may have the effect of discouraging persons who are now, or prior to the merger may be, interested in merging with or acquiring a significant equity interest in Ballard or proposing an acquisition. In addition, the grant of the option to Kimberly-Clark may make it impossible for any third party to close a transaction with Ballard on a pooling of interests basis.

                             STOCKHOLDER AGREEMENT

     The following is a summary of material provisions of the stockholder agreement, a copy of which is attached as Annex C to this proxy statement/prospectus. This summary is not complete. For more detailed information you should review the stockholder agreement which is incorporated herein by reference.

     As a condition to Kimberly-Clark's willingness to enter into the merger agreement, Kimberly-Clark required that Mr. Ballard execute a stockholder agreement pursuant to which he agreed:

     - to vote, or cause to be voted, all shares of Ballard common stock he has the right to vote to approve the merger and the merger agreement;

     - to vote, against any other merger, consolidation or combination, sale of substantial assets, sale of stock, reorganization, dissolution, liquidation or winding up of Ballard or any of its subsidiaries or any other takeover proposal (as defined on page 34);

     - to vote against any amendment to the Ballard charter or bylaws which would impede the merger, any change to the current Ballard board of directors or any change in Ballard's current capitalization;

     - not to sell, transfer, pledge, assign or otherwise dispose of his shares;

     - not to enter into any other voting arrangement with respect to his shares; and

     - subject to his fiduciary duties as an officer and director of Ballard, not to solicit or encourage any takeover proposal.

     The stockholder agreement terminates upon the earliest to occur of:

     - the close of business on September 30, 1999;

     - the merger; or

     - the termination of the merger agreement in accordance with its terms.

However, if a stockholder event occurs or the merger agreement is terminated for any of the following reasons, Mr. Ballard's covenants concerning the voting and transfer of his shares are extended for 180 days:

     - the Ballard board receives a takeover proposal which it determines to be a superior proposal (as defined on page 35);

     - the Ballard board does not recommend the merger to you, modifies its recommendation in a manner adverse to Kimberly-Clark or rescinds its approval of the merger agreement;

     - the Ballard board recommends a takeover proposal to you;

     - the Ballard board does not timely recommend against a third party tender offer or exchange offer for 20% or more of Ballard's capital stock; or

     - Ballard takes specified actions with a third party to:

      - effect a merger, consolidation or similar transaction,

      - sell, lease or otherwise dispose of all or a substantial portion of its assets, or

      - sell or otherwise dispose of securities representing 20% or more of the voting power of Ballard.

     Mr. Ballard owned and had the right to vote in the aggregate, 1,063,769 shares of Ballard common stock on the record date. These shares, which represent approximately 3.45% of the shares of Ballard common stock outstanding on the record date, are subject to the stockholder agreement.

     The stockholder agreement binds the actions of Mr. Ballard only in his capacity as a Ballard shareholder. Mr. Ballard has complete freedom pursuant to the stockholder agreement to act in accordance with his fiduciary duties as a director of Ballard. While he is contractually bound by the stockholder agreement to vote as a Ballard shareholder in favor of the merger and against other takeover proposals, should any be presented, his fiduciary duties as a Ballard director nevertheless require him to act in his capacity as a director in the best interests of Ballard and its shareholders.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Ballard board of directors with respect to the merger agreement, the shareholders of Ballard should be aware that certain persons, as members of Ballard's management, and in certain instances, also as members of the Ballard board, have interests in the merger in addition to their interests as shareholders of Ballard. The Ballard board was aware of these interests and considered them, among other things, in adopting the merger agreement.

CONSULTING/NONCOMPETITION/SEVERANCE AGREEMENTS WITH DALE H. BALLARD

     Kimberly-Clark required, as a condition to its willingness to enter into the merger agreement, that Kimberly-Clark and Ballard enter into a consulting agreement, a noncompetition agreement and a severance agreement and release with Dale H. Ballard, effective upon the merger.

     The one year consulting agreement provides that Mr. Ballard will receive $300,000 for his consulting services, as well as for entering into the noncompetition agreement and the severance agreement and release.

     Pursuant to the noncompetition agreement, Mr. Ballard has agreed that for five years following the merger, he will not compete with the products, including products in development, or professional services of PHC or Ballard. Mr. Ballard has also agreed that, during the five year period, he will not hire away any employee of Ballard, Kimberly-Clark or their affiliates. Further, Mr. Ballard has agreed to a confidentiality provision which survives for three years following the termination of the consulting agreement.

     If Mr. Ballard fails to provide the required consulting services or if he breaches the noncompetition, confidentiality or nondisparagement provisions contained in his noncompetition agreement, then if Kimberly-Clark or Ballard terminates the consulting agreement for those reasons, he will not be entitled to any further payments under the agreement.

     If Mr. Ballard dies or becomes disabled during the term of the consulting agreement, Ballard will pay to his estate or to him, as applicable, all remaining payments due under the agreement.

     Mr. Ballard has also entered into a severance agreement and release, pursuant to which he will release Kimberly-Clark, Ballard and related persons, as of the merger, from all claims which he and his heirs and assigns may have against Kimberly-Clark, Ballard or related persons, except for any obligation under any agreement entered into in connection with the merger or under any employee benefit plan.

NONCOMPETITION AGREEMENTS WITH OTHER EXECUTIVE OFFICERS

     Kimberly-Clark also required, as a condition to its willingness to enter into the merger agreement, that Kimberly-Clark and Ballard enter into noncompetition agreements with the nine executive officers listed below and 14 other key employees of Ballard, in each case effective upon the merger. Pursuant to the noncompetition agreements, each of the executive officers and key employees agreed that during the term of his or her employment with Ballard and for a specified period following the termination of his or her employment, he or she would not compete with designated products and services of PHC, Ballard or their subsidiaries. Specifically, the designated products and services include the following:

     - any products sold by or being developed as of December 23, 1998;

     - any professional service offered as of December 23, 1998;

     - any direct product line extension of any product, product in development or professional service referred to in the preceding two bullet points which is acquired or developed after December 23, 1998; and

     - any other product, product in development or professional service acquired or developed after December 23, 1998, if the executive officer or key employee works directly with, or has sufficient and meaningful exposure to confidential information regarding, the product, product in development or professional service.

     If an executive officer's or key employee's employment is terminated without cause within six months following the merger, the noncompetition provisions described above only apply to products sold or in development, or professional services offered, by Ballard as of December 23, 1998. Pursuant to the noncompetition agreements, each of the executive officers and key employees also agreed that, for a specified period of time following the termination of his or her employment, he or she will not hire away any employee of PHC, Ballard or their subsidiaries. The executive officers and key employees also agreed to a confidentiality provision which survives for three years following termination of their employment. The executive officers and key employees also rescinded their existing severance agreements with Ballard, effective upon the merger.

     As consideration for the executives and key employees agreeing to the provisions described above, the parties agreed that upon completion of the merger, they will receive a lump sum payment from Ballard. Further, if the executive officer or key employee dies, becomes disabled, is terminated without cause, or, in the case of Mr. Wolcott, his employment is terminated for any reason other than involuntary termination for cause, within a specified time following the merger, and he or she executes a severance agreement and release, or he or she remains in the employ of Ballard for a specified period of time following the merger, he or she will receive a retention bonus payment or termination payment, as the case may be, equal to his or her then base salary for a specified number of months and title to a company vehicle will be transferred to him or her. If he or she is involuntarily terminated without cause or as a result of disability, he or she will be reimbursed for a specified number of months of medical insurance coverage.

     Set forth below is a list of each executive officer, (1) the value of his lump sum payment (before federal and state income taxes) payable upon the completion of the merger; (2) the number of months of base salary payable upon death, disability or at the end of his retention period; (3) alternatively, the number of months of base salary payable in the case of earlier terminations of employment as described above; and (4) the term of his noncompetition agreement:

                                              LUMP SUM   RETENTION   TERMINATION   NONCOMPETITION
EXECUTIVE OFFICER                             PAYMENT      BONUS       PAYMENT          TERM
-----------------                             --------   ---------   -----------   --------------
E. Martin Chamberlain.......................  $70,350    18 months    15 months        2 years
  Director and V.P. of Regulatory Affairs
  and Secretary
Paul W. Hess................................  192,150    24 months    21 months        3 years
  Director and General Counsel
Harold R. Wolcott...........................  240,975    24 months    21 months        3 years
  Executive V.P.
Donald C. Eiring............................  181,125    24 months    21 months        3 years
  V.P. of Sales -- Critical Care
Dennis B. Cox...............................  120,750    18 months    15 months      2.5 years
  V.P. of Sales and
     Marketing -- Interventional
Chris Thomas................................  196,875    24 months    21 months        3 years
  V.P. -- Corporate Development
Bradford D. Bell............................   60,375    12 months     9 months        2 years
  V.P. of International Sales
Kenneth R. Sorenson.........................  104,000    18 months    15 months        2 years
  Treasurer and Chief Financial Officer
Clyde H. Baker..............................   75,000    12 months     9 months        2 years
  V.P. of Sales and Marketing -- Primary
     Care

INDEMNIFICATION

     For six years after the effective time of the merger, Kimberly-Clark has agreed to maintain, or will cause Ballard to maintain, certain rights to indemnification in favor of each present and former director or officer of Ballard and its subsidiaries and to maintain Ballard's existing directors' and officers' liability insurance policy or provide a similar policy, subject to certain limitations. See "TERMS OF THE MERGER AGREEMENT -- Indemnification; Directors' and Officers' Insurance."

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the merger, you will receive Kimberly-Clark common stock in exchange for your shares of Ballard common stock. The following is a summary of certain material differences between the rights of holders of Kimberly-Clark common stock and the rights of holders of Ballard common stock. These differences arise in part from the differences between Delaware law and Utah law. Additional differences arise from the governing instruments of the two companies, which, in the case of Kimberly-Clark, are the Kimberly-Clark charter and the Kimberly-Clark by-laws, and, in the case of Ballard, are the Ballard charter and the Ballard bylaws. Although it is impractical to compare all of the aspects in which Delaware law and Utah law and Kimberly-Clark's and Ballard's governing instruments differ with respect to stockholders' rights, the following discussion summarizes certain significant differences between them.

--------------------------------------------------------------------------------
           KIMBERLY-CLARK                                 BALLARD
--------------------------------------------------------------------------------


                                       AMENDMENT OF CHARTER DOCUMENTS
Unless a certificate of incorporation otherwise        To amend a Utah corporation's articles of
provides, Delaware law requires approval by holders    incorporation, Utah law requires the approval of
of a majority of the voting power of a corporation     shareholders holding a majority of the voting power
and by holders of a majority of outstanding stock of   entitled to vote on the matter unless otherwise
each class entitled to vote on the matter as a class   specified in the corporation's articles of
in order to amend a corporation's certificate of       incorporation, except that the board of directors of
incorporation. The Kimberly-Clark charter provides     the corporation may, without shareholder approval,
for the affirmative vote of the holders of not less    make nominal changes to the corporation's articles or
than 80% of the shares having voting power to amend,   effect a share split. The Ballard charter does not
alter, change, repeal, or adopt any provision          specify otherwise.
inconsistent with provisions of the Kimberly-Clark
charter regarding the following:
  - preferred stock issuance and rights;
  - actions required to be effected at a meeting of
    stockholders;
  - procedure for calling meetings of stockholders;
  - powers, structure and procedures of the board of
    directors; and
  - amendments to the Kimberly-Clark charter.

                         AMENDMENT AND REPEAL OF BYLAWS


Delaware law provides that holders of a majority of    Utah law provides that both the shareholders and the
the voting power of a corporation, and, when provided  directors have the power to amend a corporation's in the certificate of incorporation, the directors of  bylaws, except to the extent that the articles and/or
the corporation, have the power to adopt, amend and    the bylaws reserve this power exclusively to the
repeal the by-laws of the corporation. The             shareholders. The Ballard bylaws require that
Kimberly-Clark charter grants the directors of         amendments be approved by the affirmative vote of
Kimberly-Clark the power to adopt, amend and repeal    two-thirds of the entire board of directors, but the
the by-laws.                                           vote of a majority of the shareholders may repeal any
                                                       amendment approved by the board.

--------------------------------------------------------------------------------
           KIMBERLY-CLARK                                 BALLARD
--------------------------------------------------------------------------------


                                           REMOVAL OF DIRECTORS

Delaware law provides that directors may be removed    Utah law provides that directors may be removed, with
from office, with or without cause, by the holders of  or without cause, by the affirmative vote of the
a majority of the shares then entitled to vote at an   holders of a majority of the voting power of a
election of directors, except that members of a        corporation unless the corporation's articles
classified board may be removed only for cause,        otherwise provide. The Ballard charter does not
unless the certificate of incorporation provides       otherwise provide.
otherwise. If the corporation has cumulative voting,
certain other voting requirements apply. The
Kimberly-Clark charter provides that a director may
be removed only for cause by:
  - the affirmative vote of 80% of the then-
    outstanding shares entitled to vote for the
    election of the director; or
  - the affirmative vote of a majority of the entire
    board at any time prior to the expiration of his
    term of office.

                               RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

Delaware law permits special meetings of stockholders  Utah law provides that a special meeting may be to be called by the board of directors and such other  called by a majority of a corporation's directors,
persons, including stockholders, as a certificate of   holders of at least 10% of the votes entitled to be
incorporation or by-laws may provide. Delaware law     cast on any issue proposed to be considered at the
does not require that stockholders be given the right  meeting, or any other person authorized by the bylaws
to call special meetings. The Kimberly-Clark charter   to call a special meeting. In addition, the Ballard
provides that special meetings may be called only by   bylaws authorize the President of Ballard to call a
the following:                                         special meeting.
  - the Kimberly-Clark board pursuant to a resolution
    adopted by the affirmative vote of a majority of
    the entire board;
  - the chairman of the board; or
  - the chief executive officer.

                                  SHAREHOLDER ACTION WITHOUT A MEETING

Delaware law provides that any action that may be      Utah law provides that any action that may be taken
taken at a meeting of stockholders may be taken        at a meeting of shareholders may be taken without a
without a meeting, without prior notice and without a  meeting, without prior notice, if the holders of
vote, if the holders of common stock having not less   common stock having not less than the minimum number
than the minimum number of votes otherwise required    of votes otherwise required to approve the action at
to approve the action at a meeting of stockholders     a meeting of shareholders consent in writing, unless
consent in writing, unless otherwise provided by a     otherwise provided by a corporation's certificate of
corporation's certificate of incorporation. The        incorporation. The Ballard charter does not otherwise
Kimberly-Clark charter specifically denies             provide.
Kimberly-Clark stockholders the power to consent in
writing without a meeting to the taking of any action
other than the following:

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           KIMBERLY-CLARK                                 BALLARD
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
  - dissolution of Kimberly-Clark;
  - the sale, lease, exchange or conveyance of all or substantially all of the property and assets of Kimberly-Clark; or
  - the adoption of an agreement of merger or consolidation.

                                              CLASS VOTING

Delaware law requires voting by separate classes with  Utah law provides that holders of a particular class
respect to amendments to a corporation's certificate   of shares are entitled to vote as a separate class if
of incorporation that increase or decrease the         the rights of that class are affected in certain
aggregate number of authorized shares or the par       respects by mergers, consolidations or amendments to
value of the shares of any of those classes, or that   the articles of incorporation.
alter or change the powers, preferences or special
rights of the shares of those classes so as to affect
them adversely.

                  PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

Delaware law provides generally that any person who,   Utah law provides that any person or entity that
together with any affiliate or associate of such       acquires 20% or more of the outstanding voting shares
person acquires 15% or more of a corporation's voting  of a publicly held Utah corporation is denied voting
stock (thereby becoming an "interested stockholder")   rights with respect to the acquired shares unless a
may not engage in a wide range of "business            majority of the disinterested shareholders of the
combinations" with the corporation for a period of     corporation votes to restore the voting rights. The
three years following the date the person became an    shareholders of the corporation must consider the
interested stockholder, unless:                        status of those voting rights at the next annual or
                                                       special meeting of shareholders. The acquiror may
  - the board of directors of the corporation has      accelerate the decision and require the corporation
    approved, prior to the acquisition date, either    to hold a special meeting of shareholders for the
    the business combination or the transaction that   purpose of considering the status of those rights if
    resulted in the person becoming an interested      the acquiror
    stockholder;
                                                       - files an "acquiring person statement" with the
  - upon closing of the transaction that resulted in     corporation; and
    the person becoming an interested stockholder,
  that person owns at least 85% of the corporation's   - agrees to pay all expenses of the meeting.
  voting stock outstanding at the time the
  transaction commenced, excluding shares owned by     If the shareholders do not vote to restore voting
  persons who are directors and also officers and      rights to the control shares, the corporation may, if
  shares owned by employee stock plans in which        its articles or bylaws so provide, redeem the control
  participants do not have the right to determine      shares from the acquiror at fair market value. An
  confidentially whether shares will be tendered in a  acquisition pursuant to an agreement to which the
  tender or exchange offer; or                         corporation is a party and which is conducted
                                                       pursuant to the merger provisions of Utah law, which
  - the business combination is approved by the board  generally will require shareholder approval, is not
    of directors and authorized by the affirmative     considered a "control share acquisition" and is
    vote, at an annual or special meeting and not by   therefore exempt from these provisions of Utah law.
    written consent, of at least 66 2/3% of the
    outstanding voting stock not owned by the          A corporation's articles of incorporation or bylaws
    interested stockholder.                            may provide that these provisions of Utah law do not
                                                       apply to control share acquisitions of shares of the
                                                       corporation after the adoption of the provision

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           KIMBERLY-CLARK                                 BALLARD
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
These restrictions on interested stockholders do not   in the articles of incorporation or bylaws. Neither
apply under certain circumstances, including, but not  the Ballard charter nor the Ballard bylaws contain
limited to, the following:                             such a provision.
  - if the corporation's original certificate of
    incorporation contains a provision expressly
    electing not to be governed by Section 203 of the
    Delaware General Corporation Law; or
  - if the corporation, by action of its
    stockholders, adopts an amendment to its bylaws
    or certificate of incorporation expressly
    electing not to be governed by Section 203, with
    the amendment to became effective 12 months
    thereafter.
Neither the Kimberly-Clark charter nor the
Kimberly-Clark by-laws contain a provision electing
not to be governed by Section 203.

                                                 DIVIDENDS

Delaware law provides that a corporation may declare   Utah law provides that a corporation may pay
and pay dividends out of any surplus, and, if it has   dividends so long as the corporation is solvent and
no surplus, out of any net profits for the fiscal      payment of the dividend would not render the
year in which the dividend was declared or for the     corporation insolvent, provided that the payment will
preceding fiscal year. If, however, the capital of     not reduce capital represented by all classes of
the corporation has been diminished to an amount less  shares having a preference upon the distribution of
than the aggregate amount of capital represented by    assets, unless the articles otherwise provide. The
all issued and outstanding classes of shares having a  Ballard charter does not otherwise provide.
preference upon the distribution of assets, the
directors of the corporation may not declare and pay
dividends out of net profits until the deficiency has
been repaired, provided that the payment will not
reduce capital below the amount of capital
represented by all classes of shares having a
preference upon the distribution of assets.

                                             DIRECTOR LIABILITY

Delaware law allows a corporation to include in its    Utah law permits a corporation, if so provided in its
certificate of incorporation, and the Kimberly-Clark   articles, its bylaws or in a shareholder resolution,
charter contains, a provision eliminating the          to eliminate or limit the personal liability of a
liability of a director for monetary damages for a     director for monetary damages due to any action taken
breach of the director's fiduciary duties as a         or any failure to take action as a director, except
director, except liability:                            liability for:
  - for any breach of the director's duty of loyalty   - improper financial benefit received;
  to Kimberly-Clark or the Kimberly-Clark
  stockholders;                                        - intentional infliction of harm on the corporation
                                                         or its shareholders;
  - for acts or omissions not in good faith or that
  involve intentional misconduct or knowing violation  - payment of dividends to shareholders making the
  of law;                                                corporation insolvent; and
  - under a provision of Delaware law which deals      - intentional violations of criminal law.
    generally with unlawful payments of
                                                       The Ballard charter so limits the personal liability

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           KIMBERLY-CLARK                                 BALLARD
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

     dividends, stock repurchases and redemptions;     of directors.
    and
  - for any transaction from which the director
    derived an improper personal benefit.

                                               VOTING RIGHTS

Unless the certificate of incorporation otherwise      Under Utah law, unless the articles of incorporation
provides, Delaware law entitles each stockholder to    provide differently, each shareholder is entitled to
one vote for each share of capital stock held by the   one vote for each whole share and a fractional vote
stockholder. Delaware law also provides for the        for each corresponding fractional share held by each
election of directors by cumulative voting, if so      respective shareholder. In addition, unless the
provided in the certificate of incorporation.          articles of incorporation otherwise provide, Utah law
Although the Kimberly-Clark charter does not alter     denies shareholders the right to cumulate their votes
this rule with respect to holders of Kimberly-Clark    in the election of directors and directors are
common stock, it grants the directors the power to     elected by a plurality vote in favor of the director
determine the voting rights of any preferred stock.    by the shareholders entitled to vote on the election
The holders of Kimberly-Clark Series A Junior          of directors. The Ballard charter does not alter this
Participating Preferred Stock have 100 votes per       provision.
share on all matters submitted to the stockholders
for vote. As of the date of this proxy
statement/prospectus, there are of no shares of
Series A Preferred Stock outstanding. The
Kimberly-Clark charter does not provide its
stockholders with cumulative voting rights.
Kimberly-Clark directors are elected by a majority
vote of stockholders entitled to vote on the election
of directors in favor of the director. Stockholders
may vote either in person or by proxy so long as a
quorum is present at the stockholder meeting.

                                  CLASSIFICATION OF BOARD OF DIRECTORS

Delaware law enables directors to be divided into up   Pursuant to Utah law, articles of incorporation may
to three classes in either the certificate of          provide for two or three staggered terms of
incorporation or the bylaws. The Kimberly-Clark        directors. The Ballard charter does not classify
charter divides the directors into three classes with  directors.
each class to serve a staggered three year term.

                                      FIDUCIARY DUTIES OF DIRECTORS

Under Delaware law, directors have a fiduciary         Under Utah law, directors have fiduciary duties to
relationship to the corporation and its stockholders   the corporation and its shareholders. Directors must
and are required to discharge their duties in good     discharge their duties in good faith, with the care
faith, and in a manner reasonably believed to be in    that an ordinarily prudent person in a like position
the best interests of the corporation and its          would use under similar circumstances and in a manner
stockholders. Directors must use the same care,        which the director reasonably believes to be in the
including reasonable inquiry, skill and diligence,     best interests of the corporation. A director is not
that a person of ordinary prudence would exercise      liable to the corporation or its shareholders for any
under similar circumstances. In the absence of a       action taken, or failure to take any action, unless
breach of a fiduciary duty, a lack of good faith or    the director breached a fiduciary duty and the breach
self-dealing, any act of the board of directors, a     constitutes gross negligence, willful misconduct or
committee thereof or an individual director is

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           KIMBERLY-CLARK                                 BALLARD
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

presumed to be in the best interests of the            intentional infliction of harm on the corporation or
corporation. Delaware courts also impose upon          the shareholders.
directors a duty of care which requires directors to
exercise informed business judgment, whereby
directors must inform themselves of all reasonably
available material information. In addition, Delaware
courts have found a heightened standard of conduct to
be imposed on directors when responding to a proposed
change in control or engaging in a sale or auction of
the corporation.

                                    NUMBER AND ELECTION OF DIRECTORS

Under Delaware law, a board of directors must have     Utah law provides that a corporation's board of
one or more members, as fixed by, or in the manner     directors must have at least three members as
provided by, the bylaws unless fixed by the            specified in the bylaws. The Ballard bylaws provide
certificate of incorporation. The Kimberly-Clark       for a board of directors consisting of five members.
charter provides that the Kimberly-Clark board of      The Ballard board of directors may increase or
directors must have at least 11 but no more than 25    decrease the number of directors by a majority vote
members, the number to be determined by the            of the directors provided that the board may not have
Kimberly-Clark board of directors. The Kimberly-Clark  more than 11 nor less than three members. A vacancy
board of directors currently consists of 12 members.   on the board of directors may be filled by the
Any vacancies and newly created directorships may be   shareholders, the Ballard board of directors, or if
filled by the remaining directors, subject to the      the remaining directors constitute less than a
rights of the holders of any outstanding               quorum, by a majority vote of the remaining
Kimberly-Clark preferred stock or any other class of   directors.
Kimberly-Clark capital stock, except its common
stock.

                                            SHAREHOLDER PROPOSALS

The Kimberly-Clark charter restricts the manner in     The Ballard bylaws restrict the business that may be
which nominations for directors may be made by         transacted at a special meeting of the shareholders
stockholders. The Kimberly-Clark by-laws restrict the  to the subjects stated in the notice of the meeting.
business that may be transacted at a special meeting
of the stockholders to the subjects stated in the
notice of the meeting.

                                     APPROVAL OF MERGERS AND ASSET SALES

Under Delaware law, unless required by the             Under Utah law, unless the articles of incorporation
certificate of incorporation, no vote of the           provide otherwise, the board of directors of a
stockholders of a constituent corporation surviving a  corporation whose shares will be acquired in a share
merger is necessary to authorize the merger if:        exchange must submit the plan of merger to the
                                                       shareholders for approval, unless the corporation is
  - the merger agreement does not amend the            the surviving corporation or the plan of share
    certificate of incorporation of the corporation;   exchange otherwise provides. The plan of merger must
                                                       be approved by a majority of all the votes entitled
  - each share of stock of the corporation             to be cast by each voting group. The Ballard charter
    outstanding prior to the merger will be an         does not otherwise provide.
    identical or treasury share of the surviving
    corporation after the merger; and
  - either no shares of common stock of the surviving
    corporation and no shares, securities

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           KIMBERLY-CLARK                                 BALLARD
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

     or obligations convertible into such common stock are to be issued under the merger agreement, or the number of shares of common stock issued or so issuable does not exceed 20% of the number outstanding immediately prior to the merger.
The Kimberly-Clark charter does not otherwise provide for a vote in such circumstances.

                                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware law permits a corporation to indemnify any    Utah law and the Ballard bylaws permit a corporation
person who, by reason of the fact that the person is   to indemnify any person made a party to a proceeding
or was a director, officer, employee or agent of the   who is or was a director or an officer, against
corporation, was or is a party or is threatened to be  liability in the proceeding if:
made a party to:
                                                       - his conduct was in good faith;
  - any action, suit or proceeding, whether civil,
  criminal, administrative or investigative, other     - he reasonably believed his conduct was in, or not
  than an action by or in the right of the               opposed to, the corporation's best interests; and
  corporation, against expenses, including attorneys'
  fees, judgments, fines and reasonable settlement     - in the case of any criminal proceeding, he had no
  amounts if the person acted in good faith and          reasonable cause to believe his conduct was
  reasonably believed that his actions were in or not    unlawful.
  opposed to the best interests of the corporation
  and, with respect to any criminal proceeding, had    Utah law prohibits indemnification of a director if a
  no reasonable cause to believe that his conduct was  director is adjudged liable to the corporation in the
  unlawful; or                                         following circumstances:

  - any derivative action or suit on behalf of the     - in connection with a proceeding by or in the right
  corporation against expenses, including attorneys'     of the corporation; or
  fees, actually and reasonably incurred in
  connection with the defense or settlement of the     - in connection with a proceeding charging that the
  action or suit, if the person acted in good faith      director derived an improper personal benefit,
  and reasonably believed that his actions were in or    whether or not involving action in the director's
  not opposed to the best interests of the               official capacity, the director is adjudged liable
  corporation.                                           on the basis of the improper personal benefit
                                                         derived by the director.
With respect to derivative suits and actions, in the
event that a person is adjudged to be liable to the    Furthermore, under Utah law, a corporation must,
corporation, Delaware law prohibits indemnification    unless limited by the articles of incorporation,
unless, and then only to the extent that, either the   indemnify a director who was successful, on the
Delaware Court of Chancery or the court in which the   merits or otherwise, in the defense of any
derivative action or suit was brought determines that  proceeding, or in the defense of any claim, issue or
the person is entitled to indemnification for those    matter in the proceeding, to which he was a party
expenses which that court deems proper. To the extent  because he is or was a director of the corporation
that a representative of a corporation has been        against reasonable expenses incurred by him in
successful on the merits or otherwise in the defense   connection with the defense. The Ballard charter does
of the third party or derivative action or suit on     not otherwise provide. The Ballard bylaws further
behalf of the corporation, indemnification for actual  provide for the permissive advancement of certain
and reasonable expenses incurred in the defense of a   expenses to directors, subject to certain
                                                       limitations, including the delivery of an undertaking
                                                       to repay the advance if it is ultimately determined
                                                       that the director failed to meet the standard of
                                                       conduct set forth above.

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           KIMBERLY-CLARK                                 BALLARD
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

third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.
The Kimberly-Clark by-laws provide for
indemnification of directors and officers of Kimberly-Clark to the maximum extent permitted under Delaware law. The Kimberly-Clark by-laws further provide for the permissive advancement of certain expenses in accordance with Delaware law, subject to certain limitations, including the delivery of an undertaking to reimburse all amounts so advanced to which a person is determined by a court not to be entitled.

                                                  RIGHTS

Kimberly-Clark has issued the Kimberly-Clark rights    Ballard is not party to any similar plan and has
and is party to the Kimberly-Clark rights agreement.   neither authorized nor issued similar securities.
For a description of the Kimberly-Clark rights, see
"DESCRIPTION OF KIMBERLY-CLARK COMMON STOCK --
Stockholder Rights Plan."

                                               LIQUIDATION

Upon the liquidation, dissolution or winding up of     Under Utah law, upon the liquidation, dissolution or
the affairs of Kimberly-Clark, the holders of          winding up of the affairs of a corporation, after the
Kimberly-Clark common stock are entitled to share      payment of all liabilities, the remaining property is
ratably in all assets of Kimberly-Clark available for  distributed among the shareholders according to their
distribution to them after the payment of all debts    ownership interest.
and other liabilities, subject to the prior rights of
the holders of any outstanding series of
Kimberly-Clark preferred stock.

                             PREEMPTIVE, SUBSCRIPTION OR REDEMPTION RIGHTS

The holders of Kimberly-Clark common stock do not      The holders of Ballard common stock do not have
have preemptive, subscription, redemption or           preemptive, subscription, redemption or conversion
conversion rights.                                     rights.

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

                  DESCRIPTION OF KIMBERLY-CLARK CAPITAL STOCK

     While the following summary of the terms of the capital stock of Kimberly-Clark sets forth all material terms of the Kimberly-Clark capital stock, it is not complete. You should review the Kimberly-Clark charter, the Kimberly-Clark by-laws and the rights agreement dated as of June 21, 1988, as amended and restated as of June 8, 1995 with The First National Bank of Boston, as rights agent. The First National Bank of Boston is now known as BankBoston N.A. Copies of the Kimberly-Clark charter, the Kimberly-Clark by-laws and the Kimberly-Clark rights agreement are incorporated by reference herein and will be sent to holders of shares of Ballard common stock upon request. See "WHERE YOU CAN FIND MORE INFORMATION."

AUTHORIZED CAPITAL STOCK

     As of August 1, 1999, Kimberly-Clark's authorized capital stock consisted of: 1,200,000,000 shares of common stock, $1.25 par value, and 20,000,000 shares of preferred stock, without par value, of which 2,000,000 shares have been designated as "Kimberly-Clark Series A Junior Participating Preferred Stock." At the close of business on August 1, 1999, there were 532,729,409 shares of Kimberly-Clark common stock outstanding and no shares of Series A Preferred Stock outstanding.

KIMBERLY-CLARK COMMON STOCK

     The holders of Kimberly-Clark common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to the full cumulative dividends on any outstanding preferred stock having been paid, dividends may be declared and paid on the shares of common stock out of any funds or property legally available therefor. In the event of a liquidation or dissolution of Kimberly-Clark, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and accumulated and unpaid dividends of any outstanding preferred stock.

     The holders of Kimberly-Clark common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of Kimberly-Clark common stock are, and the shares of Kimberly-Clark common stock to be delivered pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable. The outstanding shares of Kimberly-Clark common stock are, and the shares of Kimberly-Clark common stock to be delivered pursuant to the merger will be, listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange.

KIMBERLY-CLARK PREFERRED STOCK

     The Kimberly-Clark board of directors is authorized to approve the issuance of any series of preferred stock and to determine the powers, preferences and rights of the shares of the series and the qualifications, limitations or restrictions thereof without further action by the holders of Kimberly-Clark common stock.

     One of the effects of authorized but unissued and reserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of Kimberly-Clark by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Kimberly-Clark's management. The issuance of the shares of capital stock may have the effect of delaying, deterring or preventing a change in control of Kimberly-Clark without any further action by the stockholders of Kimberly-Clark.

TRANSFER AGENT AND REGISTRAR

     Boston EquiServe is the transfer agent and registrar for the Kimberly-Clark common stock and preferred stock.

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

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF BALLARD COMMON STOCK

     It is a condition to the merger that the shares of Kimberly-Clark common stock issuable in the merger be approved for listing on the New York Stock Exchange on or prior to the effective time of the merger. If the merger is consummated, Ballard common stock will cease to be listed on the New York Stock Exchange.

STOCKHOLDERS RIGHTS PLAN

     Pursuant to the rights agreement, each holder of an outstanding share of Kimberly-Clark common stock has received one Kimberly-Clark right entitling the holder to purchase from Kimberly-Clark, at a price of $112.50, subject to adjustment, one two-hundredth of a share of Kimberly-Clark Series A Preferred Stock on or after the Kimberly-Clark distribution date.

     For each share of Kimberly-Clark common stock you receive in connection with the merger, you will receive one Kimberly-Clark right. The Kimberly-Clark rights are not, however, currently evidenced by separate certificates.

     Until the earlier to occur of:

     - 10 days after the first public announcement that a person or group other than a Kimberly-Clark related entity has become the beneficial owner of 20% or more of the outstanding shares of Kimberly-Clark common stock; or

     - 10 business days, unless extended by the Kimberly-Clark board of directors in accordance with the rights agreement, after the commencement of, or the first public announcement of the intention to make, a tender or exchange offer the closing of which would result in any person or group other than a Kimberly-Clark related entity becoming a 20% beneficial owner, the Kimberly-Clark rights will be evidenced only by certificates representing Kimberly-Clark common stock, will be transferable only in connection with the transfer of the Kimberly-Clark common stock and will not be exercisable. After the earlier of such two dates, the Kimberly-Clark rights become exercisable, and separate certificates evidencing the Kimberly-Clark rights will be mailed to the registered holders of outstanding shares of Kimberly-Clark common stock. The separate certificates will thereafter be the sole evidence of the Kimberly-Clark rights.

     If any person or group other than a Kimberly-Clark related entity becomes the beneficial owner of 20% or more of the outstanding shares of Kimberly-Clark common stock, proper provision will be made so that each registered holder of a Kimberly-Clark right will thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Kimberly-Clark purchase price multiplied by the number of one two-hundredths of a share of Series A Preferred Stock for which a Kimberly-Clark right is then exercisable, the number of shares of Kimberly-Clark common stock having a market value of two times the price. After the occurrence of the event described in the preceding sentence, all Kimberly-Clark rights which are, or under circumstances specified in the rights agreement were, beneficially owned by the person or group will be void. In addition, after the first public announcement that any person or group has become a 20% beneficial owner, in the event that Kimberly-Clark is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each registered holder of a Kimberly-Clark right, except Kimberly-Clark rights which have become void will thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Kimberly-Clark purchase price multiplied by the number of one two-hundredths of a share of Series A Preferred Stock for which a Kimberly-Clark right is then exercisable, the number of common shares of the acquiring company which at the time of the transaction will have a market value of two times the price.

     Under certain circumstances, Kimberly-Clark may redeem the Kimberly-Clark rights, in whole, but not in part, at a price of $.005 per Kimberly-Clark right or exchange the Kimberly-Clark rights, except rights which have become void, in whole or in part, at an exchange ratio of one share of Kimberly-Clark common stock per Kimberly-Clark right, in each case subject to adjustment. The Kimberly-Clark rights will expire on June 8, 2005, unless earlier redeemed or exchanged or unless the expiration date is extended by the Kimberly-Clark board.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     Delaware law prohibits generally a public Delaware corporation, including Kimberly-Clark, from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which a person became an interested stockholder, unless:

     - the board of directors of the corporation approved, prior to the date a person became an interested stockholder, either the business combination or the transaction;

     - upon closing of the transaction, the interested stockholder owns at least 85% of the voting shares of the corporation, excluding specified shares; or

     - the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at an annual or special meeting and not by written consent of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by the interested stockholder.

     A "business combination" includes:

     - mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder,

     - certain transactions resulting in the issuance or transfer to an interested stockholder of any stock of the corporation or its subsidiaries, and

     - other transactions resulting in a disproportionate financial benefit to an interested stockholder.

An "interested stockholder" is a person who, together with its affiliates and associates, owns, or within a three-year period did own, 15% or more of a corporation's stock entitled to vote generally in the election of directors.

                           BUSINESS OF KIMBERLY-CLARK

     Kimberly-Clark manufactures and markets throughout the world a wide range of products for personal, business and industrial uses. Most of these products are made from natural and synthetic fibers using advanced technologies in fibers, nonwovens and absorbency. Kimberly-Clark's businesses are separated into three segments: tissue, personal care, and health care and other. Consolidated net sales of its products and services totaled approximately $12.3 billion in 1998 and $6.27 billion for the six months ended June 30, 1999.

     The tissue segment includes facial and bathroom tissue, paper towels and wipes for household and away-from-home use, wet wipes, printing, premium business and correspondence papers, and related products. Products in this business segment are sold under the Kleenex, Scott, Kimberly-Clark, Kleenex Cottonelle, Kleenex Viva, Huggies, Kimwipes, Wypall and other brand names.

     The personal care segment includes disposable diapers, training and youth pants, feminine and incontinence care products, and related products. Products in this business segment are primarily for household use and are sold under a variety of well-known brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, New Freedom, Lightdays, Depend, Poise and KimCare.

     The health care and other segment includes health care products such as surgical packs and gowns, sterilization wraps, disposable face masks, specialty and technical papers and related products, and other products. Products in this segment are sold under the Kimberly-Clark, Tecnol and other brand names.

     Kimberly-Clark was incorporated in Delaware in 1928 as the successor to a business established in 1872. For further information concerning Kimberly-Clark, see "SUMMARY -- Kimberly-Clark Corporation Selected Consolidated Financial Data" and "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                              BUSINESS OF BALLARD

     Ballard is an innovative medical technology company, offering a range of specialized medical devices. Ballard reported net sales of approximately $150.1 million in its 1998 fiscal year and $110.2 million for the nine months ended June 30, 1999.

     Ballard sells disposable products in the following principal markets: closed suctioning, chronic enteral feeding, surgical hand washes, endoscopy, heart stimulation electrodes, pain management, and H. pylori diagnosis. Ballard's TRACH CARE(R) closed suction catheter and MIC(R) enteral feeding and endoscopic product families accounted for approximately 76% of Ballard's net sales for the nine months ended June 30, 1999. Ballard products are sold in 62 countries, and the customers purchasing Ballard products include more than 12,500 hospitals and other medical care facilities worldwide. Ballard owns numerous patents and patent applications with respect to its products.

     Although the United States continues to be the principal market for Ballard's products, in its fiscal year ended September 30, 1998, net sales outside the United States exceeded 10% for the first time in Ballard's history. For the nine months ended June 30, 1999, international sales were approximately 17% of total net sales. Ballard's 132-person sales force is complemented by a distribution system comprised of specialty and general line dealers.

     Sales by Ballard are generated in many areas within a hospital, such as intensive care units, emergency services, anesthesiology departments, oncology departments, pain clinics, gastrointestinal and radiology procedure rooms, burn units, respiratory therapy, bone marrow transplant units, general nursing floors, and post-anesthesia care units, as well as the main hospital operating room and outpatient/satellite surgical centers. A second important market for certain of Ballard's products is the alternate care market. Alternate care site sales continue to improve as patients are moved into these locations at an increasing rate.

     Ballard has a 393,735 square foot manufacturing facility located in Draper, Utah and a 208,000 square foot manufacturing facility in Pocatello, Idaho. Ballard also has a laboratory in Charlottesville, Virginia (leased in connection with the Tri-Med Specialties acquisition) and a 22,000 square foot manufacturing facility in Winston-Salem, North Carolina (subleased in connection with the Wiltek Medical acquisition). Ballard has approximately 1,350 full-time employees, approximately 844 of whom are hourly production employees.

     Ballard was organized in 1978 and its shares have been publicly-traded since 1983.

     For further information concerning Ballard, see "SUMMARY -- Ballard Medical Products Consolidated Financial Data" and "WHERE YOU CAN FIND ADDITIONAL INFORMATION."

                                    EXPERTS

     The consolidated financial statements and related consolidated financial statement schedule of Kimberly-Clark as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference herein, and the consolidated financial statements and related consolidated financial statement schedules of Ballard as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, also incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are also incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Tri-Med Specialties, Inc., which was acquired by Ballard in 1998, as of September 30, 1997 and 1996, and for the year ended September 30, 1997, were audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated by reference herein and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Representatives of Deloitte & Touche LLP are expected to be present at the special meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the special meeting.

                                 LEGAL OPINIONS

     The validity of the shares of Kimberly-Clark common stock being offered hereby is being passed on for Kimberly-Clark by O. George Everbach, Senior Vice President-Law and Government Affairs of Kimberly-Clark. Mr. Everbach owned 59,648 shares of Kimberly-Clark common stock as of August 1, 1999, held options to acquire 328,718 shares of such common stock, of which 205,917 options are currently exercisable or will become exercisable in 60 days from such date, and, as of July 30, 1999, 16,701.23 shares of such common stock were attributable to his account under the Kimberly-Clark Corporation Salaried Employees Incentive Investment Plan.

     Locke Liddell & Sapp LLP, counsel to Kimberly-Clark, and Coudert Brothers, counsel to Ballard, have delivered opinions concerning certain federal income tax consequences of the merger.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

     Due to the contemplated closing of the merger, Ballard does not currently expect to hold a 1999 annual meeting of shareholders because, following the merger, Ballard will not be a publicly-traded company. If the merger is not consummated and the meeting is held, to be eligible for inclusion in Ballard's proxy statement and form of proxy relating to the meeting, proposals of shareholders intended to be presented at the 1999 annual meeting must be received by Ballard no later than December 17, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

     Kimberly-Clark and Ballard file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The public reference room at the SEC's office in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The companies' SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Kimberly-Clark has filed a registration statement on Form S-4 to register with the SEC the Kimberly-Clark common stock to be delivered to Ballard shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Kimberly-Clark in addition to being a proxy statement of Ballard for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The federal securities laws allow Ballard and Kimberly-Clark to "incorporate by reference" information into this proxy statement/prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus. This proxy statement/ prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about our companies and their finances.

BALLARD SEC FILINGS (FILE NO. 001-12318)    PERIOD
Annual Report on Form 10-K                  Year ended September 30, 1998.
Annual Report on Form 10-K/A                Year ended September 30, 1998.
Quarterly Report on Form 10-Q               Quarter ended December 31, 1998.
Quarterly Report on Form 10-Q/A             Quarter ended December 31, 1998.
Quarterly Report on Form 10-Q               Quarter ended March 31, 1999.
Quarterly Report on Form 10-Q               Quarter ended June 30, 1999.
Current Report on Form 8-K                  Dated December 23, 1998.
KIMBERLY-CLARK SEC FILINGS
  (FILE NO. 001-00225)                      PERIOD
Annual Report on Form 10-K                  Year ended December 31, 1998.
Annual Report on Form 10-K/A                Year ended December 31,1998.
Quarterly Report on Form 10-Q               Quarter ended March 31, 1999.
Quarterly Report on Form 10-Q/A             Quarter ended March 31, 1999.
Quarterly Report on Form 10-Q               Quarter ended June 30, 1999.
Current Reports on Form 8-K                 Dated January 26, 1999, March 12, 1999,
                                            March 16, 1999, and July 22, 1999.

     Kimberly-Clark and Ballard are also incorporating by reference additional documents that either company may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. If any document Kimberly-Clark or Ballard files with the SEC during that time period changes in any way a statement made in any earlier document, including this document, you should consider the most recently reported information to be the correct information making the earlier statements invalid to the extent they are modified.

     Kimberly-Clark has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Kimberly-Clark, and Ballard has supplied all the information relating to Ballard.

     If you are a shareholder, Ballard may have sent you some of the Ballard documents incorporated by reference, but you may obtain any of them through either Ballard or the SEC. Documents incorporated by reference are available from either company without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain free copies of documents incorporated by reference in this proxy statement/prospectus or those that are exhibits to the Form S-4 by requesting them in writing or by telephone from the appropriate party at the following address:

For Ballard Documents:                  For Kimberly-Clark Documents:
Ballard Medical Products                Kimberly-Clark Corporation
12050 Lone Peak Parkway                 P. O. Box 619100
Draper, Utah 84020                      Dallas, Texas 75261-9100
Tel: (801) 572-6800                     Tel: (972) 281-1200
Fax: (801) 523-5396                     Fax: (972) 281-1519
Attention: E. Martin Chamberlain,       Attention: Stockholder Services
           Secretary
Web site: www.bmed.com                  Web site: www.kimberly-clark.com

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY SEPTEMBER 15, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the approval of the merger agreement. Neither Ballard nor Kimberly-Clark has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated August 17, 1999. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the delivery of Kimberly-Clark common stock in the merger shall create any implication to the contrary.

     WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE PROPOSED MERGER OR THE COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS KIMBERLY-CLARK AND BALLARD HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR, IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     Among

                           BALLARD MEDICAL PRODUCTS,

                           KIMBERLY-CLARK CORPORATION

                                      and

                             JAZZ ACQUISITION CORP.

                         Dated as of December 23, 1998

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE I
     THE MERGER; CLOSING; EFFECTIVE TIME.......................................   A-2
     1.1.  The Merger..........................................................   A-2
     1.2.  Closing.............................................................   A-2
     1.3.  Effective Time......................................................   A-2
     1.4.  Further Assurances..................................................   A-2
ARTICLE II
     CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.....
                                                                                  A-2
     2.1.  The Certificate of Incorporation....................................   A-2
     2.2.  The By-Laws.........................................................   A-3
ARTICLE III
     OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION.......................   A-3
     3.1.  Directors...........................................................   A-3
     3.2.  Officers............................................................   A-3
ARTICLE IV
     EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES...........   A-3
     4.1.  Effect on Capital Stock.............................................   A-3
     4.2.  Exchange of Certificates for Shares.................................   A-4
     4.3.  Dissenters' Rights..................................................   A-6
     4.4.  Adjustments of Exchange Ratio.......................................   A-6
ARTICLE V
     REPRESENTATIONS AND WARRANTIES............................................   A-6
     5.1.  Representations and Warranties of the Company.......................   A-6
           (a)     Organization, Good Standing and Qualification...............   A-6
           (b)     Capital Structure...........................................   A-7
           (c)     Corporate Authority; Approval and Fairness..................   A-7
           (d)     Governmental Filings; No Violations.........................   A-8
           (e)     Company Reports; Financial Statements.......................   A-8
           (f)     Absence of Certain Changes..................................   A-9
           (g)     Litigation and Liabilities..................................   A-9
           (h)     Employee Matters............................................  A-10
           (i)     Compliance with Laws; Permits...............................  A-11
           (j)     Takeover Statutes...........................................  A-11
           (k)     Environmental Matters.......................................  A-11
           (l)     Tax Matters.................................................  A-12
           (m)     Taxes.......................................................  A-12
           (n)     Intellectual Property.......................................  A-13
           (o)     Brokers and Finders.........................................  A-14
     5.2.  Representations and Warranties of Parent and Merger Sub.............  A-14
           (a)     Capitalization of Merger Sub................................  A-14
           (b)     Organization, Good Standing and Qualification...............  A-14
           (c)     Capital Structure...........................................  A-14
           (d)     Corporate Authority.........................................  A-15
           (e)     Governmental Filings; No Violations.........................  A-15
           (f)     Parent Reports; Financial Statements........................  A-16
           (g)     Absence of Certain Changes..................................  A-16

                                                                                 PAGE
                                                                                 ----
           (h)     Litigation and Liabilities..................................  A-16
           (i)     Compliance with Laws; Permits...............................  A-17
           (j)     Environmental Matters.......................................  A-17
           (k)     Tax Matters.................................................  A-17
           (l)     Ownership of Shares.........................................  A-17
           (m)     Brokers and Finders.........................................  A-17
ARTICLE VI
     COVENANTS.................................................................  A-18
     6.1.  Interim Operations..................................................  A-18
     6.2.  Acquisition Proposals...............................................  A-19
     6.3.  Information Supplied................................................  A-20
     6.4.  Stockholders Meeting................................................  A-20
     6.5.  Filings; Other Actions; Notification................................  A-21
     6.6.  Taxation............................................................  A-22
     6.7.  Access..............................................................  A-22
     6.8.  Affiliates..........................................................  A-22
     6.9.  Stock Exchange Listing and De-listing...............................  A-23
     6.10. Publicity...........................................................  A-23
     6.11. Options and Benefits................................................  A-23
     6.12. Fees and Expenses...................................................  A-24
     6.13. Indemnification; Directors' and Officers' Insurance.................  A-24
     6.14. Takeover Statute....................................................  A-25
     6.15. Parent Vote.........................................................  A-25
     6.16. Notification of Certain Matters.....................................  A-25
ARTICLE VII
     CONDITIONS................................................................  A-25
     7.1.  Conditions to Each Party's Obligation to Effect the Merger..........  A-25
     7.2.  Conditions to Obligations of Parent and Merger Sub..................  A-26
     7.3.  Conditions to Obligation of the Company.............................  A-27
ARTICLE VIII
     TERMINATION...............................................................  A-28
     8.1.  Termination.........................................................  A-28
     8.2.  Effect of Termination...............................................  A-30
ARTICLE IX
     MISCELLANEOUS AND GENERAL.................................................  A-31
     9.1.  Survival............................................................  A-31
     9.2.  Modification or Amendment...........................................  A-31
     9.3.  Waiver of Conditions................................................  A-31
     9.4.  Counterparts........................................................  A-31
     9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.......................  A-31
     9.6.  Notices.............................................................  A-32
     9.7.  Entire Agreement; No Other Representations..........................  A-33
     9.8.  No Third Party Beneficiaries........................................  A-33
     9.9.  Obligations of Parent and of the Company............................  A-33
     9.10. Severability........................................................  A-33
     9.11. Interpretation......................................................  A-33
     9.12. Assignment..........................................................  A-33
     9.13. Specific Performance................................................  A-33
     9.14. Projections and Forward-Looking Information.........................  A-34

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "AGREEMENT"), dated as of December 23, 1998, among Ballard Medical Products, a Utah corporation (the "COMPANY"), Kimberly-Clark Corporation, a Delaware corporation ("PARENT"), and Jazz Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of Parent ("MERGER SUB," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS").

                                    RECITALS

     WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "MERGER") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Common Stock, par value $.10 per share, of the Company (a "SHARE" or, collectively, the "SHARES"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, $1.25 par value, of Parent ("PARENT COMMON STOCK");

     WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a "purchase;"

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's willingness to enter into this Agreement, Dale H. Ballard, solely in his capacity as a stockholder of the Company (the "STOCKHOLDER"), has entered into an agreement with Parent, in the form attached hereto as Exhibit A (the "COMPANY STOCKHOLDER AGREEMENT"), pursuant to which the Stockholder has agreed, among other things, to vote his Shares in favor of the Merger; and

     WHEREAS, as a condition to Parent's willingness to enter into this Agreement, concurrently herewith: (i) the Company and Parent are entering into a Consulting Agreement, a Severance Agreement and Release, and a Noncompetition Agreement with Dale H. Ballard, dated as of the date hereof; and (ii) the Company and Parent are entering into Noncompetition Agreements with certain other officers and key employees of the Company, each dated as of the date hereof (collectively, such Consulting Agreement, Severance Agreement and Release, and Noncompetition Agreements are referred to herein as the "EXECUTIVE AGREEMENTS");

     WHEREAS, as a condition to Parent's willingness to enter into this Agreement, the Company and Parent are simultaneously entering into the option agreement attached hereto as Exhibit B (the "COMPANY OPTION AGREEMENT") pursuant to which the Company is granting an option to Parent to purchase Shares on the terms and subject to the conditions set forth therein; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Utah Revised Business Corporation Act, as amended (the "URBCA"), at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in Section 16-10a-1106 of the URBCA.

     1.2. Closing. The closing of the Merger (the "CLOSING") shall take place
(i) at the offices of Coudert Brothers, 1114 Avenue of the Americas, New York, New York 10036 at 9:00 A.M. on the third business day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "CLOSING DATE").

     1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause Articles of Merger (the "UTAH ARTICLES OF MERGER") to be executed, acknowledged and filed with the Secretary of State of Utah as provided in Section 16-10a-1105 of the URBCA. The Merger shall become effective when the Utah Articles of Merger have been duly filed with the Secretary of State of Utah or, if otherwise agreed by the Company and Parent, such later date or time as is established by the Utah Articles of Merger (the "EFFECTIVE TIME").

     1.4. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts, agreements or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable law, except that Article IV of the Articles of Incorporation shall be amended to read in its entirety as follows: "Article IV. Shares. The aggregate number of shares which this corporation shall have authority to issue is one hundred (100) shares, par value $.10 per share. All shares of the corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this corporation shall not be liable to any further call or assessment."

     2.2. The By-Laws. The by-laws of the Company in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or by applicable law, except that Sections 2 and 3 of Article V of the By-Laws shall be deleted and the remainder of Article V and all cross-references to sections within Article V shall be renumerated accordingly.

                                  ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

     3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

     3.2. Officers. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

        (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "PARENT COMPANIES") or Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "EXCLUDED SHARES")) shall be converted into, and become exchangeable for, that percentage of a validly issued, fully paid and nonassessable share of Parent Common Stock which is equal to the Exchange Ratio (as defined below), together with the corresponding percentage of a right (such rights being hereinafter referred to collectively as the "PARENT RIGHTS") to purchase shares of Series A Junior Participating Preferred Stock of Parent (the "PARENT SERIES A PREFERRED STOCK") pursuant to the Rights Agreement, dated as of June 21, 1988, as amended and restated as of June 8, 1995 (as so amended and restated, the "PARENT RIGHTS AGREEMENT") between Parent and The First National Bank of Boston, as Rights Agent. All references in this Agreement to Parent Common Stock to be received in accordance with the Merger shall be deemed, from and after the Effective Time, to include the associated Parent Rights. At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the shares of Parent Common Stock into which such Shares have been converted, the right to purchase the Parent Series A Preferred Stock pursuant to the Parent Rights Agreement and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c). As used in this Agreement, the "EXCHANGE RATIO" shall mean the quotient (rounded to the nearest 1/10,000) determined by dividing $25.00 by the average of the closing price per share of Parent Common Stock on the New York Stock Exchange (the "NYSE") for the 10 trading days immediately preceding the fifth trading day preceding the Closing Date (the "Exchange Rate Period").

        (b) Cancellation of Shares. Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

        (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Common Stock, par value $.10 per share, of the Surviving Corporation.

     4.2. Exchange of Certificates for Shares.

        (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Boston Equiserve, L.P. or a commercial bank having capital of not less than $5 billion selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "EXCHANGE AGENT"), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock, and, after the Effective Time, if applicable, any cash, dividends or other distributions, with respect to the Parent Common Stock, to be issued or paid pursuant to the next to last sentence of Section 4.1(a) in exchange for Shares outstanding immediately prior to the Effective Time upon due surrender of the Certificates (or affidavits of loss and, if reasonably required by Parent, indemnity bonds in lieu thereof) pursuant to the provisions of this
Article IV (such certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").

        (b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss and, if reasonably required by Parent, indemnity bonds in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that (i) the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable, and (ii) that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of the Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

     For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

        (c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be delivered pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made in respect of the Parent Common Stock with a record date that is 10 days or more after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate or affidavit of loss and, if reasonably required by Parent, indemnity bond in lieu thereof in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock delivered in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

        (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

        (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

        (e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article IV; no dividend or other distribution by Parent and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled thereto upon the surrender of Certificate(s) for exchange pursuant to this Article IV will be paid an amount in cash (without interest) rounded up to the nearest whole cent, determined by multiplying (i) the per share closing price on the NYSE of Parent Common Stock (as reported in the NYSE Composite Transactions) on the date on which the Effective Time shall occur (or, if the Parent Common Stock shall not trade on the NYSE on such date, the first day of trading in Parent Common Stock on the NYSE thereafter) by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled.

        (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1, Section 4.2(c) or Section 4.2(e) upon due

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

surrender of their Certificates (or affidavits of loss and, if reasonably required by Parent, indemnity bonds in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery to the Exchange Agent of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, a properly completed letter of transmittal and, if reasonably required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.2(c) or Section 4.2(e) upon due surrender of, and deliverable in respect of the Shares represented by, such Certificate pursuant to this Agreement.

     4.3. Dissenters' Rights. In accordance with Section 16-10a-1302 of the URBCA, no appraisal rights shall be available to holders of Shares in connection with the Merger.

     4.4. Adjustments of Exchange Ratio. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares or, during the period between the commencement of the Exchange Rate Period and the Closing Date, Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), dividend or distribution (other than quarterly cash dividends), recapitalization, merger (other than the Merger), subdivision, issuer tender or exchange offer for the issuer's own shares (other than repurchases by Parent between the date hereof and the Effective Time of less than 5% of the outstanding shares of Parent Common Stock pursuant to Rule 10b-18, promulgated under the Securities Exchange Act of 1934, as amended), or other similar transaction with a materially dilutive effect, or if a record date with respect to any of the foregoing shall occur prior to the Effective Time, the Exchange Ratio shall be equitably adjusted.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company. Except as set forth in the disclosure letter (any matter disclosed in any section thereof being deemed to have been disclosed with respect to all other sections thereof) delivered to Parent by the Company on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent and Merger Sub that:

        (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company's and its Subsidiaries' certificates of incorporation and by-laws, each as amended to date. The Company's and its Subsidiaries' certificates of incorporation and by-laws so made available are in full force and effect.

     As used in this Agreement, the terms (i) "SUBSIDIARY" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (A) in law, rule or regulation applicable to all companies and businesses generally, or to the disposable medical products industry specifically, (B) in economic or business conditions generally, or in the disposable medical products industry specifically, or (C) in the securities markets in general, shall not be considered when determining if a Company Material Adverse Effect has occurred.

        (b) Capital Structure. The authorized capital stock of the Company consists of 75,000,000 shares of common stock, par value $.10 per share, of which 30,548,908 shares were outstanding as of the close of business on December 15, 1998. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for issuance, except for (i) Shares reserved for issuance upon exercise of options pursuant to the Company Option Agreement, (ii) as of December 15, 1998, 750,018 shares reserved under the Company's 1988 Incentive Stock Option Plan, 1,125,021 shares reserved under the Company's 1990 Incentive Stock Option Plan, 750,000 shares reserved under the Company's 1991 Incentive Stock Option Plan, 200,000 shares reserved under the Company's 1992 Incentive Stock Option Plan, 600,000 shares reserved under the Company's 1993 Incentive Stock Option Plan, 600,000 shares reserved under the Company's 1994 Incentive Stock Option Plan, 700,000 shares reserved under the Company's 1995 Incentive Stock Option Plan, 700,000 shares reserved under the Company's 1996 Incentive Stock Option Plan, 750,000 shares reserved under the Company's 1997 Incentive Stock Option Plan, and 750,000 shares reserved under the Company's 1998 Incentive Stock Option Plan (which Incentive Stock Option Plans are hereinafter collectively referred to as the "STOCK PLANS") and (iii) 10,000 shares reserved pursuant to options granted to a consultant. No stock options or other rights have been granted to any person under the 1998 Incentive Stock Option Plan. The Company Disclosure Letter contains a correct and complete list as of December 15, 1998 of each outstanding option to purchase Shares under the Stock Plans (each a "COMPANY OPTION"), including the holder, grant date, vesting date, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of any lien, pledge, security interest, right of first refusal agreement, limitation on voting rights, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights (other than rights accruing to the Company or its Subsidiaries), options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments by the Company to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

        (c) Corporate Authority; Approval and Fairness. As of the date hereof, the Board of Directors of the Company has duly approved this Agreement, the Company Option Agreement and the Executive Agreements and has resolved to recommend the adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval. The Company has all corporate power and authority to enter into this Agreement, the Company Option Agreement and the Executive Agreements and to consummate the transactions contemplated hereby and thereby, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding

Shares (the "COMPANY REQUISITE VOTE"). The execution, delivery and performance of this Agreement, the Company Option Agreement and the Executive Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to adoption of this Agreement by the stockholders of the Company. This Agreement, the Company Option Agreement and the Executive Agreements have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of such agreements by each other party thereto) constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights (the "BANKRUPTCY EXCEPTION") and is subject to general equity principles (the "EQUITY EXCEPTION").

        (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and comparable international antitrust laws, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended (the "SECURITIES ACT"), (C) to comply with state securities or "blue-sky" laws, if any, and (D) required to be made with the NYSE, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement or the Company Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

           (ii) The execution, delivery and performance of this Agreement, the Company Option Agreement and the Executive Agreements by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries,
(B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any loan or credit agreement, note, bond, indenture or other instrument evidencing indebtedness for borrowed money ("DEBT CONTRACTS") or any other agreement, lease, contract, arrangement or other obligation ("OTHER CONTRACTS") binding upon the Company or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or any judgment, order or decree to which the Company or any of its Subsidiaries or any of its properties is subject or (C) any change in the rights or obligations of any party under any of the Debt Contracts or Other Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Company Option Agreement.

           (iii) (A) There is no event of default, or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any Debt Contract binding upon the Company or any of its Subsidiaries, and
(B) there is no event of default, or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any Other Contract binding upon the Company or any of its Subsidiaries which would, in either case (A) or (B), individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

        (e) Company Reports; Financial Statements. Since September 30, 1996 (the "AUDIT DATE"), the Company has filed all reports and other documents that it was required to file with the Securities and

Exchange Commission (the "SEC"). Each registration statement, report, proxy statement or information statement (including exhibits, annexes and any amendments thereto) filed by it with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "COMPANY REPORTS") since the Audit Date was filed with the SEC electronically via and is available on the SEC's EDGAR system. As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, stockholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of consolidated operations, stockholders' equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

        (f) Absence of Certain Changes. Except as disclosed or reflected in the Company Reports filed prior to the date hereof or disclosed or reflected in the Company's 1998 audited financial statements, a copy of which has been furnished to Parent (the "Audited Financials"), since September 30, 1997 the Company and its Subsidiaries have conducted their respective businesses only in, and have not entered into or engaged in any material transaction other than in, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; or (iv) any material change by the Company in accounting principles, practices or methods. Since September 30, 1997, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof or as disclosed or reflected in the Audited Financials, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h)) other than increases or amendments in the ordinary course.

        (g) Litigation and Liabilities. Except as disclosed or reflected in the Company Reports filed prior to the date hereof or as disclosed in the Audited Financials, and except for obligations and liabilities arising in the ordinary and usual course since the date on which the Company's Quarterly Report in Form 10-Q for its third fiscal quarter ended June 30, 1998 was filed with the SEC (which obligations and liabilities have not had, and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect), there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any current or former director or officer of the Company or any of its Subsidiaries (in their capacity as such) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)), that, in the case of either clause (i) or (ii), individually or in the aggregate, are reasonably likely in either such case to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or, as of the date hereof, the Company Option Agreement. Except as disclosed in the Company Reports filed prior to the date hereof or as disclosed in the Audited Financials, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of the executive officers of the Company, any of its or their current or former directors or officers (in their capacity as such), that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (h) Employee Matters.

           (i) Neither the Company nor its Subsidiaries has any labor contracts or collective bargaining agreements with respect to any persons employed by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has engaged in any unfair labor practice except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, there is no unfair labor practice complaint pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries. There is no labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has experienced any primary work stoppage or labor difficulty involving its employees during the last three years, except in each case as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

           (ii) Set forth in Section 5.1(h) of the Company Disclosure Letter is a true and complete list of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other plan, agreement, policy or arrangement which the Company or any of its Subsidiaries maintains, or as to which the Company or any of its Subsidiaries is or will be required to make any payment for the benefit of any employee, director, former employee or former director of the Company and its Subsidiaries (the "COMPENSATION AND BENEFIT PLANS"). The Company has delivered or made available to Parent with respect to each Compensation and Benefit Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed two plan years for which such reports have been filed,
(iv) the financial statements for the most recently completed two plan years for which statements have been prepared, (v) the most recent determination letter issued by the Internal Revenue Service (the "IRS") and the application submitted with respect to such letter, and (vi) all correspondence with the IRS or Department of Labor concerning any pending controversy. Any "change of control" or similar provisions contained in any Compensation and Benefit Plan are specifically identified in Section 5.1(h) of the Company Disclosure Letter.

           (iii) All Compensation and Benefit Plans have been established and administered in all material respects in accordance with their terms and are in compliance in all material respects with all applicable laws, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware as of the date hereof of any circumstances likely to result in revocation of any such favorable determination letter or of any circumstance indicating that any such plan is not so qualified in operation. As of the date hereof, there is no pending or, to the knowledge of the executive officers of the Company, material threatened litigation, claim (other than routine claims for benefits) or audit by any Person relating to the Compensation and Benefit Plans. To the knowledge of the executive officers of the Company, no prohibited transaction described in
Section 406 of ERISA or Section 4975 of the Code has occurred which would be expected to result in material liability to the Company or its Subsidiaries, assuming that, for purposes of determining materiality, the "taxable period" within the meaning of Section 4975 of the Code with respect to such prohibited transaction had expired as of the date hereof.

           (iv) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). None of the Company, its Subsidiaries and their ERISA Affiliates have contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time, and no liability has been or is expected to be incurred by the Company or any Subsidiary with respect to any such plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate contributes to or maintains a Pension Plan subject to Title IV of ERISA or has contributed to or maintained any such plan at any time during the six-year period prior to the date hereof.

           (v) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof, have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.

           (vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as required under Part 6 of Title I of ERISA.

           (vii) Except as contemplated by this Agreement or disclosed in
Section 5.1(h) of the Company Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement and the Company Option Agreement will not (x) entitle any employees of the Company or its Subsidiaries to severance pay or entitle them to severance pay upon their termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or the Stock Plans or (z) result in any material breach or violation of, or a material default under, any of the Compensation and Benefit Plans or the Stock Plans.

        (i) Compliance with Laws; Permits. Except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries are being conducted in compliance with applicable federal, state, local and foreign laws (collectively, "LAWS"), except for such violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the Company Option Agreement. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own or lease and operate their respective properties and conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement and the Company Option Agreement.

        (j) Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including the Utah Control Shares Acquisitions Act) (each a "TAKEOVER STATUTE") or any applicable anti-takeover provision in the Company's certificate of incorporation and by-laws or any shareholder rights agreement is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement or the Company Option Agreement.

        (k) Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (i) to the knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has received any written notices from any Governmental Entity or any other person or entity alleging the violation of any applicable Environmental Law (as defined below); (iii) the Company and its Subsidiaries are not the subject of any court order, administrative order or decree arising under any

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Environmental Law; (iv) to the knowledge of the executive officers of the
Company, there has not been a release of Hazardous Substances (as defined below) on any of the properties owned or operated by the Company or any of its Subsidiaries; and (v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has generated, stored, used, emitted, discharged or disposed of any Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

     As used in this Agreement (i) the term "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, order, decree or injunction relating to the protection of the environment (including air, water, soil and natural resources) or regulating or imposing standards of care with respect to the use, storage, handling, release or disposal of any Hazardous Substance, including petroleum; and (ii) the term "HAZARDOUS SUBSTANCE" means any substance listed, defined, designated, regulated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and petroleum products.

        (l) Tax Matters. As of the date hereof, neither the Company nor any of its Affiliates (as defined below) has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. An "Affiliate" of a party is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with it.

        (m) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them; (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns except for Taxes provided for in a reserve which is adequate for the payment of such Taxes and is reflected in the financial statements included in or incorporated by reference into the Company Reports filed prior to the date hereof or the books and records of the Company; and
(iii) as of the date hereof, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect. As of the date hereof, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended 1997, 1996, and 1995. As a result of the transactions contemplated by this Agreement, the Company Option Agreement and the Executive Agreements or the transactions contemplated hereby or thereby, none of the Company, Parent or their Subsidiaries will be obligated to make a payment that would be an "excess parachute payment" to an individual that is currently a "disqualified individual" with respect to the Company as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. The Company is not, nor has it ever been, a party to any Tax sharing agreement and has not assumed the Tax liability of any other person. The Company has disclosed on its federal income tax returns all positions it has taken that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. To the knowledge of the executive officers of the Company, the representations set forth in the Company Tax Certificate (as defined in Section 7.2 (d)) attached to the Company Disclosure Letter are true and correct in all material respects.

     As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES" and "TAXABLE") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and

(ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

        (n) Intellectual Property.

           (i) The Company and/or its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license (each of which licenses is listed under Section 5.1(n) of the Company Disclosure Letter), as the case may be, all Intellectual Property Rights (as defined below) used in the business of the Company and its Subsidiaries as presently conducted, except for any failure to own or right to use that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. None of the Intellectual Property Rights are subject to any lien of any third party recorded in the U.S. Patent and Trademark Office.

           (ii) Defendants in the litigation captioned Ballard Medical Products
v. Allegiance Healthcare Corporation and Sorenson Critical Care, Inc., C. D. Utah, Civil No: 2:97 CV 0985J have alleged that the patents-in-suit are invalid and unenforceable. The Company denies such allegations and believes that the patents will be held to be valid and enforceable.

           (iii) Other than as described in subparagraph (ii) above, all issued patents and registered trademarks owned by the Company and its Subsidiaries are valid and enforceable, except for any invalidity or unenforceability that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

           (iv) Except as is not reasonably likely to have a Company Material Adverse Effect:

               (A) Neither the Company nor any of its Subsidiaries is, nor will the Company or any of its Subsidiaries be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense, or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party Intellectual Property Rights or computer software programs or applications; and

               (B) To the knowledge of the Company, there are no infringements, misappropriations or violations of any Intellectual Property Rights of any other person that has occurred or results in any way from the operations of the respective businesses (excluding products under development) of the Company or its Subsidiaries. No claim of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person has been made or asserted in respect of the operations of the respective businesses of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has had notice of, nor does the Company have knowledge of any valid grounds for, any bona fide claim against the Company or its Subsidiaries that its Intellectual Property Rights, operations, activities, products (excluding products under development) software, equipment, machinery or processes infringe, misappropriate or violate any Intellectual Property Rights of any other Person.

               (C) The Company and its Subsidiaries do not own any software.

           (v) The Company has paid all maintenance and annuity fees for all patents and patent applications that are material to the Company and its Subsidiaries.

           (vi) As used in this Agreement, the term "Intellectual Property Rights" means:

               (A) All United States and foreign patents, patent applications, continuations, continuations-in-part, continuing prosecution applications, divisions, reissues, patent disclosures, extensions, re-examinations, inventions (whether or not patentable) or improvements thereto;

               (B) All United States, state, foreign, and common law trademarks, service marks, domain names, logos, trade dress and trade names (including all assumed or fictitious names under which the Company and each Subsidiary is conducting its business), whether registered or unregistered, and pending applications to register the foregoing;

               (C) All United States and foreign copyrights, whether registered or unregistered and pending applications to register the same; and

               (D) All confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and other proprietary information.

        (o) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Bear, Stearns & Co. Inc. as its financial advisor, pursuant to arrangements which have been disclosed to Parent prior to the date hereof.

     5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "PARENT DISCLOSURE LETTER"), Parent and Merger Sub each hereby represent and warrant to the Company that:

        (a) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and
(iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

        (b) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent's and Merger Sub's certificates of incorporation and by-laws, each as amended to the date hereof. Parent's and Merger Sub's certificates of incorporation and by-laws so made available are in full force and effect.

     As used in this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties or results of operations of the Parent and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (i) in law, rule or regulation applicable to all companies and businesses generally or to the consumer products, tissue, paper or forest products industries specifically,
(ii) in economic or business conditions generally, or in the consumer products, tissue, paper or forest products industries specifically, or (iii) in the securities markets in general, shall not be considered when determining if a Parent Material Adverse Effect has occurred.

        (c) Capital Structure. The authorized capital stock of Parent consists of 1,200,000,000 shares of Parent Common Stock, and 20,000,000 shares of Preferred Stock, without par value (the "PARENT PREFERRED STOCK") of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock (the "PARENT SERIES A PREFERRED STOCK"). As of December 15, 1998, 541,561,949 shares of Parent Common Stock were outstanding, and no shares of Parent Preferred Stock were issued and outstanding. All of the shares of Parent Common Stock deliverable in exchange for the Shares at the Effective Date in accordance with this Agreement and all of the shares of Parent Series A Preferred Stock deliverable to the holders of such Parent Common Stock pursuant to the Parent Rights Agreement if and when deliverable to them under the Parent Rights Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no Parent Common Stock or Parent Preferred Stock reserved for issuance, except that, as of December 15, 1998, (i) there were 2,000,000 shares of Parent Series A Preferred Stock reserved for issuance under the Parent Rights Agreement, and (ii) there were outstanding: (A) options to purchase 898,928 shares of Parent Common Stock under Parent's 1986 Equity Participation Plan, (B) options to purchase 12,648,831 shares of Parent Common Stock under Parent's 1992 Equity Participation Plan (C) options to purchase up to 678,668 shares of Parent Common Stock under Parent's Global Stock Option Plan, and (D) options to purchase 698,048 shares of Parent Common Stock under the stock option plans of Kimberly-Clark Tissue Company (formerly Scott Paper Company). Except as set forth above or in the Parent Reports (as defined in
Section 5.2(f)), as of the date hereof there are no preemptive or other outstanding rights, options, warrants, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments by Parent to issue or to sell any shares of Parent Common Stock or Parent Preferred Stock or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire Parent Common Stock or Parent Preferred Stock, and no securities or obligation evidencing such rights is authorized, issued or outstanding.

        (d) Corporate Authority.

           (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement, the Company Option Agreement and any Executive Agreements to which Parent is a party by Parent and, where applicable, Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and, where applicable, Merger Sub. This Agreement, the Company Option Agreement and any Executive Agreements to which Parent is a party have been duly executed and delivered by Parent and, where applicable, Merger Sub and (assuming the valid authorization, execution and delivery of such agreements by the other parties thereto) constitute the valid and binding agreements of Parent and, where applicable, Merger Sub, enforceable against each of Parent and, where applicable, Merger Sub in accordance with their terms, except that enforceability may be limited by the Bankruptcy Exception and is subject to the Equity Exception.

           (ii) Prior to the Effective Time, Parent will have taken all necessary action to permit it to deliver the number of shares of Parent Common Stock required to be delivered pursuant to Article IV. The Parent Common Stock, when delivered, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

        (e) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, and comparable international antitrust laws, the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws, if applicable, and
(D) required to be made with the NYSE, no notices, reports or other filings are required to be made by Parent or any of its Subsidiaries, including Merger Sub, with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or any of its Subsidiaries, including Merger Sub, from, any Governmental Entity, in connection with the execution and delivery of this Agreement, the Company Option Agreement and any Executive Agreements to which Parent is a party by Parent and, where applicable, Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby and thereby.

           (ii) The execution, delivery and performance of this Agreement, the Company Option Agreement and any Executive Agreements to which it is a party by Parent and, where applicable, Merger

Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (B) a breach or violation of, or a default under, or an acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Debt Contracts or Other Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or any judgment, order or decree to which the Parent or any of its Subsidiaries or any of its properties is subject or (C) any change in the rights or obligations of any party under any such Debt Contracts or Other Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby and thereby.

        (f) Parent Reports; Financial Statements. Each registration statement, report, proxy statement or information statement filed by Parent with the SEC since December 31, 1996 (including exhibits, annexes and any amendments thereto) (collectively, including any such reports filed subsequent to the date hereof, the "PARENT REPORTS") was filed with the SEC electronically via and is available on the SEC's EDGAR system. As of their respective dates, the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of operations and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        (g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since December 31, 1997 Parent and its Subsidiaries have conducted their respective businesses only in, and have not entered into or engaged in any material transaction other than in the ordinary and usual course of business and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance, except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; (iii) any material change by Parent in accounting principles, practices or methods; or
(iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof or Parent's regular quarterly dividends or increases in such dividends which are not materially in excess of past practice.

        (h) Litigation and Liabilities. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries or any current or former director or officer of Parent or any of its Subsidiaries (in their capacity as such) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law, that, in the case of either clause (i) or (ii), individually or in the aggregate, are reasonably likely, in either such case, to have a Parent

Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or, as of the date hereof, the Company Option Agreement. Except as disclosed in the Parent Reports filed prior to the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Parent or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of the executive officers of the Parent, any of its or their current or former directors or officers (in their capacity as such), that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (i) Compliance with Laws; Permits. Except as set forth in the Parent Reports filed prior to the date hereof, the businesses of each of Parent and its Subsidiaries are being conducted in compliance with applicable Laws, except for such violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own or lease and operate their respective properties and conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

        (j) Environmental Matters. Except as disclosed in the Parent Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse
Effect: (i) to the knowledge of Parent, Parent and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Entity or any other person or entity alleging the violation of any applicable Environmental Law; (iii) Parent and its Subsidiaries are not the subject of any court order, administrative order or decree arising under any Environmental Law;
(iv) to the knowledge of the executive officers of Parent, there has not been a release of Hazardous Substances on any of the properties owned or operated by Parent or any of its Subsidiaries; and (v) to the knowledge of Parent, neither Parent nor any of its Subsidiaries has generated, stored, used, emitted, discharged or disposed of any Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

        (k) Tax Matters. As of the date hereof, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        (l) Ownership of Shares. Except as to Shares which may be acquired by Parent pursuant to the Company Option Agreement, neither Parent nor any of its Subsidiaries is the "Beneficial Owner" (as such term is defined in Rule 13d-3 of the Exchange Act) of any Shares.

        (m) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has engaged Merrill Lynch & Co. as its financial advisor.

                                   ARTICLE VI

                                   COVENANTS

     6.1. Interim Operations. The Company covenants and agrees as to itself and each of its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve, and except as set forth in the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement):

        (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

        (b) neither it nor any of its Subsidiaries shall (i) sell, pledge, dispose of or encumber any capital stock owned by it or any of its Subsidiaries in any of its Subsidiaries or other Affiliates; (ii) amend its certificate of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends on its capital stock publicly announced prior to the date hereof or the Company's regular semi-annual dividends or increases in such dividends which are not materially in excess of past practice or dividends from its direct or indirect wholly-owned Subsidiaries; or (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

        (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class (other than Shares issuable pursuant to options outstanding on December 15, 1998 under the Stock Plans or that certain consulting arrangement referred to Section 5.1(b) hereof); (ii) purchase, transfer, lease, sell, mortgage, pledge, dispose of or encumber any real property, effect any improvements or expansions thereon;
(iii) other than in the ordinary and usual course of business, purchase, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability;
(iv) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business (provided that any such expenditures do not exceed $500,000 individually or $2,000,000 in the aggregate); or (v) by any means, make any acquisition of, or investment in any business, through acquisition of assets or stock of any other Person or entity;

        (d) except as may be required by applicable law, and except as provided in Section 6.11, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify any Compensation and Benefit Plans or increase the salary, wage, bonus, severance, incentive or other compensation of any employees, except for salary or wage increases occurring in the ordinary and usual course of business;

        (e) neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, enter into any material Debt Contracts or Other Contracts or modify, amend or terminate any of its material Debt Contracts or Other Contracts or waive, release or assign any material rights or claims;

        (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

        (g) neither it nor any of its Subsidiaries shall take any action, other than reasonable and usual actions in the ordinary and usual course of business consistent with past practice, with respect to accounting policies or procedures, except as may be required by changes in GAAP (in which case the Company will so advise Parent in advance in writing);

        (h) neither it nor any of its Subsidiaries shall sell, transfer, assign or (except as contemplated by subsection (n) below) abandon any patents or trademarks which are owned or controlled directly or indirectly by the Company or any of its Subsidiaries, except for any abandonment of a non-material trademark or any intercompany transfer among the Company and its Subsidiaries, in either case, in the ordinary and usual course of business;

        (i) neither it nor any of its Subsidiaries shall license or in any way encumber any patents or trademarks which are owned or controlled directly or indirectly by the Company or any of its Subsidiaries, except in the ordinary and usual course of business;

        (j) neither it nor any of its Subsidiaries shall make any modification to employee or customer incentives or trade policies which would reasonably be expected to cause the Company's distributors or end-user customers to increase purchases above those levels normally required to meet their respective needs or cause an excessive increase or decrease in the Company's inventories or working capital, provided, however, that the Company and its Subsidiaries may continue, in a manner consistent with past practices, to give incentives to distributors, from time to time, to encourage larger purchases of Company products by said distributors;

        (k) neither it nor any of its Subsidiaries shall authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

        (l) the Company agrees that it will not settle, compromise or dismiss its ongoing litigation with Allegiance Healthcare Corporation and Sorenson Critical Care, Inc. (collectively, the "Allegiance Litigation"), and that it will allow Parent to actively participate as a consultant in, and will provide to Parent regular reports regarding the status of, such litigation and shall give due and careful consideration to suggestions on all aspects of said pending litigation from counsel for and executives of Parent;

        (m) the Company shall promptly notify Parent if the Company or its Subsidiaries become aware of any material infringement by the Company or its Subsidiaries of the Intellectual Property Rights of any third party or any material infringement by a third party of the Company's or its Subsidiaries' Intellectual Property Rights;

        (n) except where the Company has, prior to the date hereof, given instruction for maintenance and annuity fees not to be paid, the Company shall timely pay all maintenance and annuity fees for its and its Subsidiaries' patents and patent applications; and

        (o) the Company agrees that, with respect to the matters disclosed under
Section 5.1(k) of the Company Disclosure Letter, the Company will consult with Parent before taking any material action with respect to such matters, and will provide to Parent regular reports regarding the status of such matters and shall give due and careful consideration to suggestions on all aspects of such matters, from counsel for and executives of Parent.

     For the avoidance of misunderstanding, it is understood and agreed that, notwithstanding anything in this Section 6.1 to the contrary, the Company and its Subsidiaries intend to continue to review potential acquisitions and acquisition candidates during the period between the date hereof and the Effective Time, provided that neither the Company nor any of its Subsidiaries shall consummate any acquisition or enter into any agreement with respect thereto without the prior written approval of Parent.

     6.2. Acquisition Proposals. From and after the date hereof, the Company shall not, and shall use its best efforts not to permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any Person, or engage in or continue discussions or negotiations relating to any Takeover

Proposal; provided, however, that the Company may engage in discussions or negotiations with, and furnish information to, any Person that makes a written Takeover Proposal in respect of which the Board of Directors of the Company concludes in good faith if consummated would constitute a Superior Proposal (as hereinafter defined), but only if the Board of Directors of the Company shall conclude in good faith on the basis of the advice of its outside counsel that the failure to take such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and provided further that notwithstanding anything to the contrary herein contained, the Board of Directors of the Company may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith. The Company shall as soon as practicable and in any event no later than the date on which such Takeover Proposal is presented to the Company's Board of Directors notify Parent of any Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries or the receipt by the Company or any of the foregoing of any notice of any intention to make a Superior Proposal, including the identity of the person making such Takeover Proposal or intending to make a Superior Proposal and the material terms of any such Takeover Proposal. As used in this
Agreement: (i) "TAKEOVER PROPOSAL" means any proposal or offer (other than a proposal or offer by Parent or any of its Affiliates) by any Person relating to any actual or potential merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any acquisition in any manner (including, without limitation, by tender or exchange offer) of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries; and (ii) "SUPERIOR PROPOSAL" means a bona fide proposal or offer made by any Person (x) to acquire the Company pursuant to any tender or exchange offer or any acquisition of all or substantially all of the assets of the Company and its Subsidiaries as a whole or (y) to enter into a merger, consolidation or other business consolidation with the Company or any of its Subsidiaries, in each case on terms which a majority of the members of the Board of Directors of the Company determines in good faith, and based on the advice of independent financial advisors, to be more favorable to the Company and its stockholders than the transactions contemplated hereby (including any revised transaction proposed by Parent pursuant to Section 8.1(f)). During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement pertaining to the Company or its Subsidiaries or any standstill agreement to which it or any of its Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, but subject to the exercise by the Board of Directors of the Company of their fiduciary obligations after consultation with outside counsel, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     6.3. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "PROSPECTUS/PROXY STATEMENT") constituting a part thereof) (the "S-4 REGISTRATION STATEMENT") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company's stockholders and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.4. Stockholders Meeting. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "STOCKHOLDERS MEETING") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement. The Company's Board of Directors shall recommend such approval and shall take all lawful action to solicit such approval; provided, however, that the Company's Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation (and cease such solicitation) if such Board of Directors concludes in good faith on the basis of the advice of its outside counsel that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board of Directors under applicable law.

     6.5. Filings; Other Actions; Notification. (a) Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent shall use its best efforts (and the Company shall cooperate therewith) to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter Parent and the Company shall mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use its best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals, if any, required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

        (b) The Company and Parent each shall use its best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

        (c) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and responding promptly to any requests for further information, in order to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement as promptly as practicable. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other and any of its respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

        (d) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

        (e) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

        (f) Without limiting the generality of the undertakings pursuant to this
Section 6.5, (i) the Company and Parent agree to provide promptly to any and all federal, state, local or foreign court or

Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("GOVERNMENT ANTITRUST ENTITY") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement and the Company Option Agreement; and (ii) in connection with any filing or submission or other action required to be made or taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby or thereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or, in any material respect, any portions thereof or any of the business, product lines, properties or assets of Parent or any of its Affiliates.

     6.6. Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.7. Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives ("REPRESENTATIVES") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records (including its audit work papers and related documents) and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would conflict with applicable laws relating to the exchange of information or result in the disclosure of any trade secrets of it or third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers. In requesting information hereunder, Parent shall cause its Representatives to act in a manner reasonably designed to minimize, to the extent practicable, disruption of the normal business operations of the Company and its Subsidiaries. Parent and the Company shall each designate two representatives to meet on a monthly basis to discuss the Company's capital expenditures, inventory management, sales promotions, distribution arrangements, construction projects, group purchasing organization contracts, other material contracts, patent licenses and such other business matters concerning the Company's operations as are desired. All such information shall be governed by the terms of the Confidentiality Agreement (as defined in Section 8.2).

     6.8. Affiliates. Prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Stockholders Meeting, "AFFILIATES" of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit C (the "AFFILIATES LETTER"). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

     6.9. Stock Exchange Listing and De-listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Shares to no longer be listed on the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.10. Publicity. The initial press releases by Parent and the Company concerning this Agreement and the transaction contemplated hereby shall be mutually agreed as to content prior to issuance and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

     6.11. Options and Benefits.

        (a) Stock Options. At the Effective Time, all outstanding Company Options which have not been exercised shall become and represent an option to purchase the number of shares of Parent Common Stock (a "Substitute Option") decreased to the nearest whole share, determined by multiplying (i) the number of Company Shares subject to such Company Options immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per Company Share immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash as soon as practicable after the Effective Time to the holders of Substitute Options in lieu of issuing fractional shares of Parent Common Stock upon the exercise thereof. After the Effective Time, except as provided in this Section 6.11(a), each Substitute Option shall be exercisable upon the same terms, conditions and restrictions as were applicable to the related Company Option immediately prior to the Effective Time.

        (b) Employee Benefits. Parent agrees that for a period of not less than 12 months following the Effective Time, the employees of the Company and its Subsidiaries in the United States (the "EMPLOYEES") will be provided with employee benefit plans and programs that are no less favorable in value in the aggregate, as determined by Parent in good faith in accordance with any reasonable method customarily used by Parent for making benefit comparisons, to those provided to the Employees immediately prior to the Effective Time, as set forth in Section 5.1(h)(ii) of the Company Disclosure Letter, excluding the Stock Plans and the 401(k) Plan (as defined below); provided that nothing in this Agreement shall limit the right of Parent or the Surviving Corporation to amend, terminate or discontinue any particular employee benefit plan or program in accordance with the terms thereof. Employees who become participants in any employee benefit plan or program of the Parent or any of its Subsidiaries, excluding any program with respect to retiree medical or retiree life insurance benefits, will be given credit under such plans and programs, for purposes of eligibility and vesting thereunder, for all service with the Company or its Subsidiaries.

        Parent agrees that it shall, and shall cause the Surviving Corporation to, honor all employment and severance agreements disclosed in Section 6.11 of the Company Disclosure Letter (except to the extent such employment and severance agreements are amended as of the date hereof pursuant to the Executive Agreements or are amended after the date hereof in contravention of Section 6.1(d) of this Agreement) in accordance with the terms thereof and subject to the rights of termination provided therein.

        (c) 401(k) Plan. After the Effective Time, Parent agrees to cause the Surviving Corporation to take all actions necessary to fully vest the account balances in the Company's 401(k) Plan (the "401(K) PLAN") of all participants who are involuntarily terminated within two years after the Effective Time.

     6.12. Fees and Expenses. Except as otherwise provided in this Section 6.12, whether or not the Merger shall be consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses, provided that all expenses incurred in connection with the filing fees for the Prospectus/ Proxy Statement and the Registration Statement on Form S-4 and the printing and mailing of the Prospectus/Proxy Statement shall be shared equally by the Parent and the Company.

     6.13. Indemnification; Directors' and Officers' Insurance.

        (a) Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that Parent shall not have any obligation hereunder to any Indemnified Party (i) if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, or (ii) if such matter is attributable to the gross negligence or willful misconduct of the Indemnified Party. All rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

        (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party unless (and only to the extent) such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

        (c) The Surviving Corporation shall use its best efforts to maintain the Company's existing officers' and directors' liability insurance ("D&O INSURANCE") for a period of six years from and after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof (the "CURRENT PREMIUM"); provided, however, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its best efforts to obtain as much substantially similar D&O Insurance as can be obtained for the remainder of such period but in no event for a premium in excess (on an annualized basis) of two times the Current Premium.

        (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

        (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs, their representatives and assigns.

     6.14. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company Stockholder Agreement or the Company Option Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Company Stockholder Agreement and the Company Option Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     6.15. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

     6.16. Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect; and (ii) any failure of Parent or the Company, as the case may be, to comply with any covenant or agreement to be complied with by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

        (a) Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote and shall have been duly approved by the sole stockholder of Merger Sub in accordance with applicable law and the certificate or articles of incorporation, as the case may be, and by-laws of each such corporation.

        (b) NYSE Listing. The shares of Parent Common Stock deliverable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

        (c) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in

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

Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, "GOVERNMENTAL CONSENTS") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

        (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER").

        (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

        (f) Blue Sky Approvals. Parent shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

     7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Treasurer to such effect.

        (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Treasurer to such effect.

        (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Debt Contract or Other Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

        (d) Tax Opinion. Parent shall have received an opinion of Locke Liddell & Sapp LLP dated the Closing Date, in form and substance reasonably satisfactory to Parent, substantially to the effect that, for federal income tax purposes;

           (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

           (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger.

           (iii) No gain or loss will be recognized by the stockholders of the Company upon the exchange of their Shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

           (iv) The aggregate tax basis of the shares of Parent Common Stock received by a stockholder solely in exchange for Shares pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Shares exchanged therefor.

           (v) The holding period for shares of Parent Common Stock received by a stockholder in exchange for Shares pursuant to the Merger will include the holding period that such Shares were held by the stockholder, provided such Shares were held as capital assets by such stockholder at the Effective Time.

           (vi) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in such fractional share and the amount of cash received.

     In rendering such opinion, Locke Liddell & Sapp LLP may receive and rely upon representations contained in a certificate of Parent (the "PARENT TAX CERTIFICATE") substantially in the form attached to the Parent Disclosure Letter, a certificate of the Company (the "COMPANY TAX CERTIFICATE") substantially in the form attached to the Company Disclosure Letter and other appropriate certificates of Parent, the Company and others.

        (e) Cash Position. Immediately prior to the Effective Time, the Company shall have at least $63 million (reduced on a dollar for dollar basis by the amount of any cash expended by the Company or its Subsidiaries between the date hereof and the Closing Date as the purchase price for any business acquisition which is approved in advance by Parent in the manner contemplated by the last paragraph of Section 6.1) in the form of cash and cash equivalents on deposit with one or more financial institutions and shall have furnished written documentation, reasonably acceptable to Parent, evidencing such cash position.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall have been true and correct when made and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer.

        (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

        (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Debt Contract or Other Contract to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

        (d) Tax Opinion. The Company shall have received an opinion of Coudert Brothers, dated the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, for federal income tax purposes;

           (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Merger Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

           (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger.

           (iii) No gain or loss will be recognized by the stockholders of the Company upon the exchange of their Shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock.

           (iv) The aggregate tax basis of the shares of Parent Common Stock received by a stockholder solely in exchange for Shares pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Shares exchanged therefor.

           (v) The holding period for shares of Parent Common Stock received by a stockholder in exchange for Shares pursuant to the Merger will include the holding period that such Shares were held by the stockholder, provided such Shares were held as capital assets by such stockholder at the Effective Time.

           (vi) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in such fractional share and the amount of cash received.

     In rendering such opinion, Coudert Brothers may receive and rely upon representations contained in a certificate of Parent substantially in the form of the Parent Tax Certificate, a certificate of the Company substantially in the form of the Company Tax Certificate and other appropriate certificates of Parent, the Company and others.

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after any approval by the stockholders of Merger Sub or the Company of the matters presented in connection with the Merger:

        (a) by mutual written consent of Parent and the Company;

        (b) by Parent, by written notice to the Company, if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen business days after receipt by the Company of written notice of such failure to comply or (ii) the stockholders of the Company shall not approve the Merger at the Stockholders Meeting or any adjournment thereof;

        (c) by the Company, by written notice to Parent, if (i) Parent or Merger Sub shall have failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen business days after receipt by Parent of written notice of such failure to comply or (ii) the stockholders of the Company shall not approve the Merger at the Stockholders Meeting or any adjournment thereof;

        (d) by either Parent or the Company, by written notice from the terminating party to the other parties, if there has been (i) a breach by the other (or Merger Sub if the Company is the terminating party) of any representation or warranty made as of the date hereof that is not qualified by reference to a Material Adverse Effect, the effect of which has a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or (ii) a breach by the other (or Merger Sub if the Company is the terminating party) of any representation or warranty made as of the date hereof that is qualified by reference to a Material Adverse Effect, in each case, which breach has not been cured (if capable of being cured) within fifteen business days after receipt by the breaching party of written notice of the breach;

        (e) by either Parent or the Company, by written notice from the terminating party to the other parties, if: (i) the Merger has not been effected on or prior to the close of business on September 30, 1999, whether such date is before or after the date of approval by the stockholders of the Company; provided, however, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an injunction, order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

        (f) by the Company, by written notice to Parent, if the Board of Directors of the Company shall determine in good faith that a Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this clause (f) unless (i) five business days shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors and at all reasonable times during such five business day period the Company shall have provided Parent a reasonable opportunity, during such five business day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between the Company and Parent (or an Affiliate of Parent) may be effected, and
(ii) at the end of such five business day period such Board of Directors shall continue to believe in good faith that such Takeover Proposal constitutes a Superior Proposal and simultaneously therewith the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal;

        (g) by Parent, by written notice to the Company, if (i) the Board of Directors of the Company shall not have recommended the Merger to the Company's stockholders, or shall have resolved not to make such recommendation, or shall have modified in a manner adverse to Parent or rescinded its recommendation of the Merger to the Company's stockholders as being advisable and fair to and in the best interests of the Company and its stockholders, or shall have modified in a manner adverse to Parent or rescinded its approval of the Agreement, or shall have resolved to do any of the foregoing, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal (other than by Parent or an Affiliate of Parent) or shall have resolved to do so, (iii) a tender offer or exchange offer (other than by Parent or an Affiliate of Parent) for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within the 10 business day period (or such shorter period) required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such ten business day period (or such shorter period) with respect to the acceptance of such tender offer or exchange offer by its stockholders constituting such a failure), or (iv) the Company or any of its Subsidiaries, without having received prior written consent from Parent, shall have entered into, authorized, recommended, proposed, or publicly announced its intention to enter into, authorize, recommend or propose to its shareholders an agreement, arrangement, understanding or letter of intent with any Person (other than Parent or any of its Affiliates) to (A) effect a merger or consolidation or similar transaction involving the Company or any of its Subsidiaries, (B) purchase, lease, or otherwise acquire all or a substantial portion of the assets of the Company or any of its Subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership (as defined in the Company Option Agreement) of securities representing 20% or more of the voting power of the Company (in each case other than any such merger, consolidation, purchase, lease or other transaction involving only the Company and one or more of its Subsidiaries or involving only any two or more of its Subsidiaries); and

        (h) by Parent or the Company, by written notice to the other party, if ten business days elapse after all the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing) shall be satisfied or waived and the Closing shall not have occurred through no fault of the terminating party.

     The right of Parent or the Company to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such party, whether prior to or after the execution of this Agreement.

     8.2. Effect of Termination. (a) In the event of the termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void without any liability hereunder on the part of the Company, Parent, Merger Sub or their respective directors or officers, except that the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses) and this Section 8.2, in Article IX and in the Confidentiality Agreement dated August 3, 1998 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT") shall survive any such termination; provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of this Agreement.

        (b) The Company and Parent agree that if (i) if a Purchase Event (as defined in the Company Option Agreement) shall have occurred, (ii) this Agreement is terminated by Parent because the Company settles, compromises or dismisses the Allegiance Litigation without the prior written consent of Parent, or (iii) the stockholders of the Company fail to approve the Merger at the Stockholders Meeting or any adjournment thereof and, immediately prior to such vote, there exists (x) a Takeover Proposal (other than by Parent or any Affiliate of Parent) or (y) an outstanding tender offer or exchange offer by any person (other than Parent or any Affiliate of Parent) for 20% or more of the outstanding shares of capital stock of the Company (any transaction described in the preceding clauses (x) or (y) being a "THIRD PARTY TRANSACTION"), and the Company or its Affiliates consummates such Third Party Transaction within one year of the date of the Stockholders Meeting or any adjournment thereof (the "MEETING DATE"); then in the case of any event described in the preceding clause
(i), (ii) or (iii), the Company shall pay to Parent an amount in cash equal to $15,000,000 (the "$15,000,000 TERMINATION FEE"). If the stockholders of the Company fail to approve the Merger at the Stockholder Meeting or any adjournment thereof and, immediately prior to such vote, there exists a Third Party Transaction, then within five business days of the Meeting Date the Company shall pay to Parent all of Parent's and Merger Sub's expenses incurred in connection herewith (the "MERGER EXPENSES") up to a maximum amount of $1,000,000 (the "EXPENSE CAP"). If the Company subsequently pays the $15,000,000 Termination Fee pursuant to clause (iii) of this Section 8.2(b), such amount shall be offset and reduced by the amount of the Merger Expenses actually paid to Parent by the Company under this Section 8.2(b).

        (c) The Company and Parent agree that if the Company's stockholders do not approve the Merger at the Stockholders Meeting or any adjournment thereof and, immediately prior to such vote, there exists no Third Party Transaction, then within five business days of the Meeting Date the Company shall pay to Parent an amount in cash equal to the Merger Expenses up to the Expense Cap. If, however, during the 180-day period following the Meeting Date, there exists a Third Party Transaction and the Company or its Affiliates consummates such Third Party Transaction within one year of the Meeting Date, the Company shall pay to Parent on the date of consummation of such Third Party Transaction an amount in cash equal to $7,500,000 (the "$7,500,000 FEE") less the amount of the Merger Expenses actually paid to the Parent by the Company under this Section 8.2(c).

        (d) Any payment of the $15,000,000 Termination Fee (i) made pursuant to clause (i) or (ii) of Section 8.2(b) shall be made within five business days of the occurrence of the events described therein or (ii) made pursuant to clause
(iii) of Section 8.2(b) shall be made on the date of consummation of the

Third Party Transaction, in each case by wire transfer of immediately available funds to an account designated in writing by Parent. Notwithstanding anything in this Agreement (including Section 9.13) to the contrary, if either the $15,000,000 Termination Fee or the $7,500,000 Fee is paid under this Section 8.2, such payment shall constitute (together with rights, if any, arising under the Company Option Agreement) liquidated damages in full and complete satisfaction of, and shall be Parent's and Merger Sub's sole and exclusive remedy for, any loss, liability, damage or expense arising out of or in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and in Sections 6.6 (Taxation), 6.9 (Stock Exchange Listing and De-listing), 6.11 (Options and Benefits), 6.12 (Fees and Expenses) and 6.13 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses), Section
8.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of the applicable law and the rules of the NYSE, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT THAT MATTERS RELATING TO THE INTERNAL CORPORATE LAW OF THE COMPANY SHALL BE GOVERNED BY THE URBCA. Except as permitted by Section 9.13, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

        (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED

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

AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier or by registered or certified mail, postage prepaid, or by facsimile:

        if to Parent or Merger Sub:

        Kimberly-Clark Corporation
        1400 Holcomb Bridge Road
        Roswell, Georgia 30076
        Attention: Robert E. Abernathy
        Facsimile: (770) 587-7749

        with a copy to:

        Kimberly-Clark Corporation
        351 Phelps Drive
        Irving, Texas 75038
        Attention: Senior Vice President -- Law
                   and Government Affairs

        Locke Liddell & Sapp LLP
        2200 Ross Avenue, Suite 2200
        Dallas, Texas 75201
        Attention: Gina E. Betts, Esq.
        Facsimile: (214) 740-8800

        if to the Company:

        Ballard Medical Products
        12050 Lone Peak Parkway
        Draper, Utah 84020
        Attention: Dale H. Ballard and Paul Hess
        Facsimile: (801) 523-5396

        with a copy to:

        Coudert Brothers
        1114 Avenue of the Americas
        New York, New York 10036
        Attention: Jeffrey E. Cohen, Esq.
        Facsimile: (212) 626-4120

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

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

     9.7. Entire Agreement; No Other Representations. This Agreement (including any exhibits hereto), the Company Option Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Company Stockholder Agreement, the Executive Agreements, the Confidentiality Agreement and the Confidentiality Agreement dated December 16, 1998, by and between Parent and the Company constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.8. No Third Party Beneficiaries. Except as provided in Section 6.13 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to constitute an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to constitute an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

     9.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

     9.14. Projections and Forward-Looking Information. Certain statements (i) contained in the Company Reports or in materials made available by the Company to Parent or in statements made by the Company to Parent in connection with the transactions contemplated by this Agreement or (ii) contained in the Parent Reports or in materials made available by Parent to the Company or in statements made by Parent to the Company in connection with the transactions contemplated by this Agreement may contain projections or other forward-looking information which indicate the Company's or the Parent's (as the case may be) current expectations or forecasts of future events. Such statements may often be identified by terms such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "will," "forecast" and similar words or expressions. Such forward-looking information inherently involves a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions and numerous other factors, including risks not identified in any discussion of risk factors contained in the Company Reports or the Parent Reports. Actual results may vary materially. With respect to all such projections and other forward-looking information and data, it is acknowledged and agreed by the parties that none of the parties hereto is making any representation or warranty with respect to the fulfillment of any such projection or forward-looking information and data.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                            KIMBERLY-CLARK CORPORATION

                                            By:    /s/ JOHN W. DONEHOWER
                                              ----------------------------------
                                                Name: John W. Donehower
                                                Title: Senior Vice President and
                                                       Chief Financial Officer

                                            BALLARD MEDICAL PRODUCTS

                                            By:     /s/ DALE H. BALLARD
                                              ----------------------------------
                                                Name: Dale H. Ballard
                                                Title: President

                                            JAZZ ACQUISITION CORP.

                                            By:    /s/ JOHN W. DONEHOWER
                                              ----------------------------------
                                                Name: John W. Donehower
                                                Title: Senior Vice President and
                                                       Chief Financial Officer

                                                                         ANNEX B

                            COMPANY OPTION AGREEMENT

     This COMPANY OPTION AGREEMENT ("Option Agreement") dated as of December 23, 1998, is by and between Kimberly-Clark Corporation, a Delaware corporation ("Parent"), and Ballard Medical Products, a Utah corporation ("Company").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent and Company have approved an Agreement and Plan of Merger dated as of even date herewith (the "Merger Agreement") providing for the merger of a wholly-owned subsidiary of Parent ("Merger Sub") with and into Company with Company being the Surviving Corporation;

     WHEREAS, as a condition to Parent's willingness to enter into the Merger Agreement, Company has agreed to grant to Parent the option set forth herein to purchase a number of shares of the Common Stock, par value $.10 per share, of Company (the "Common Stock") equal to 19.9% of the outstanding shares of Common Stock (calculated on the closing date of such purchase, treating as outstanding the number of shares of Common Stock outstanding immediately prior to the time of such purchase) (the "Option Shares"); and

     WHEREAS, contemporaneously herewith, Parent, Sub and Company are entering into the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1. DEFINITIONS.

     Capitalized terms used but not defined herein shall have the same meanings as set forth in the Merger Agreement.

2. GRANT OF OPTION.

     On the terms and subject to the conditions set forth herein, Company hereby grants to Parent an irrevocable option (the "Option") to purchase the Option Shares at a price of $23.28 per share (the "Purchase Price") payable in cash as provided in Section 4 hereof.

3. EXERCISE OF OPTION.

     (a) Parent may exercise the Option in its entirety at any time after a Purchase Event (as defined below) or a Stockholder Event (as defined below) shall have occurred; provided, however, that (i) if the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earlier to occur of (A) the Effective Time of the Merger, or (B) the termination of the Merger Agreement in accordance with its terms; provided, further, however, that (x) if the Merger Agreement is terminated by Company pursuant to Section 8.1(f) thereof, (y) the Merger Agreement is terminated by Parent or Parent has the right to terminate the Merger Agreement pursuant to
Section 8.1(g) thereof, or (z) a Stockholder Event shall have occurred, the Option shall remain exercisable until the date which is 180 days after the date of such termination (or, if earlier, 180 days after the date on which Parent has the right to terminate the Agreement under Section 8.1(g)) or 180 days after the Meeting Date (as defined in the Merger Agreement), as applicable; (ii) if the Option cannot be exercised immediately prior to its expiration date because of an injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii) if the Option cannot be exercised immediately prior to its expiration date because any applicable waiting periods under the Hart-Scott Rodino Antitrust

Improvements Act of 1976 or similar laws of applicable foreign countries (collectively, the "Antitrust Laws") shall not have expired or been terminated, the Option shall expire on the 30th business day after such expiration or termination.

     (b) As used herein, a "Purchase Event" shall be deemed to have occurred if
(i) the Merger Agreement is terminated by Company in accordance with Section 8.1(f) thereof; or (ii) Parent has the right to terminate the Merger Agreement pursuant to Section 8.1(g) thereof. For purposes of determining whether a Purchase Event has occurred, the right of Parent to terminate the Merger Agreement pursuant to Section 8.1(g) shall not be deemed to arise until Parent has received written notice from Company as to the existence of one or more of the matters referenced in Section 8.1(g) of the Merger Agreement; provided, however, that if Parent acknowledges its knowledge of any such matter(s) in writing to Company, such right to terminate shall be deemed to arise on the date such written acknowledgment is delivered to Company. Company hereby agrees to notify Parent as to the existence of such matters immediately upon its first becoming aware of same.

     (c) As used herein, a "Stockholder Event" shall be deemed to have occurred if the Company's stockholders fail to approve the Merger at the Stockholder Meeting (as defined in the Merger Agreement) or any adjournment thereof.

     (d) In the event Parent wishes to exercise the Option, it shall deliver to Company a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days from the Notice Date for the closing of such purchase (the "Closing Date").

4. PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) At any closing referred to in Section 3 hereof, Parent shall pay to Company the aggregate Purchase Price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated in writing by Company.

     (b) At any such closing, simultaneously with the delivery of cash as provided in Section 4(a), Company shall deliver to Parent a certificate or certificates representing the number of shares of Common Stock purchased by Parent, registered in the name of Parent or a nominee designated in writing by Parent, and Parent shall deliver to Company a letter agreeing that Parent shall not offer to sell, pledge or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

     (c) If at the time of issuance of any Common Stock pursuant to any exercise of the Option, Company shall have issued any share purchase rights or similar securities to holders of Common Stock, then each such share of Common Stock shall also represent rights with terms substantially the same as and at least as favorable to Parent as those issued to other holders of Common Stock.

     (d) Certificates for Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Company (the "Company"), a copy of which is on file at the principal office of Company, and to resale restrictions arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Company of a written request therefor."

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Parent shall have delivered to Company an opinion of counsel reasonably acceptable to Company, in form and substance reasonably satisfactory to Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.

5. AUTHORIZATION, ETC.

     (a) Company hereby represents and warrants to Parent that:

          (i) Company has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

          (ii) such execution, delivery and consummation have been authorized by the Board of Directors of Company, and no other corporate proceedings are necessary therefor;

          (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, except that enforceability may be limited by the Bankruptcy Exception and is subject to the Equity Exception;

          (iv) Company has taken all necessary corporate action to authorize and reserve and permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, a number of shares of Common Stock equal to 19.9% of the outstanding shares of Common Stock on the date hereof (as such number may be adjusted pursuant to Section 6 hereof or because of any increase in the number of outstanding shares of Common Stock after the date hereof) all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions, security interests and preemptive rights; and

          (v) except as otherwise required by the Antitrust Laws and other than any filings required under applicable securities and blue sky laws, the execution and delivery of this Option Agreement by Company and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which Company or any of its Subsidiaries or any of their respective properties or assets is bound.

     (b) Parent hereby represents and warrants to Company that:

          (i) Parent has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

          (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by Parent, and no other corporate proceedings are necessary therefor;

          (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, except that enforcement may be limited by the Bankruptcy Exception and is subject to the Equity Exception;

          (iv) any Common Stock or other securities acquired by Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act; and

          (v) except as otherwise required by the Antitrust Laws and other than any filings required under applicable securities and blue sky laws, the execution and delivery of this Option Agreement by Parent and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which Parent or any of its Subsidiaries or any of their respective properties or assets is bound.

6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     In the event of any change in Common Stock by reason of stock dividends, stock splits, split-ups, reclassifications, recapitalizations or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Common Stock are issued or transferred from Company's treasury stock account after December 15, 1998 (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of Common Stock subject to the Option (but not the purchase price per share) shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of Common Stock then issued and outstanding (without considering as outstanding any shares subject to or issued pursuant to the Option).

7. REPURCHASE.

     (a) At the request of Parent at any time after the occurrence of a Purchase Event but prior to the second anniversary of such Purchase Event (the "Repurchase Period"), if a Put Event (as defined below) has occurred, Company (or any successor entity thereof) shall repurchase the Option from Parent together with all (but not less than all) shares of Common Stock subject thereto or purchased by Parent pursuant thereto and with respect to which Parent then has Beneficial Ownership, at a price per share (the "Per Share Repurchase Price") equal to the greater of:

          (i) The per share exercise price paid by Parent for any shares of Common Stock acquired pursuant to the Option;

          (ii) The "Market Price" per share of Common Stock (defined as the average of the closing sales price per share for the 10 trading days prior to the date of such request for Common Stock on the NYSE (as reported in the Wall Street Journal or other authoritative source)); and

          (iii) The highest price per share paid in any transaction triggering a Put Event pursuant to Section 7(c) hereof or at which a tender or exchange offer which led to a Put Event was made for shares of Common Stock. In determining such price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by Parent and reasonably acceptable to Company.

     (b) In the event Parent exercises its rights under this Section 7, Company shall, within 10 business days thereafter, pay the required amount to Parent by wire transfer of immediately available funds to an account designated by Parent and Parent shall surrender to Company the Option and the certificates evidencing any shares of Common Stock purchased thereunder with respect to which Parent then has Beneficial Ownership, and Parent shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

     (c) For purposes of this Section 7, a "Put Event" shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or any similar transaction involving Company or any purchase, lease or other acquisition of all or substantially all of the assets of Company and its Subsidiaries considered as a whole or (ii) upon the acquisition by any person of Beneficial Ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Put Event unless a Purchase Event shall have occurred prior to expiration or termination of the Option.

8. REPURCHASE AT OPTION OF COMPANY AND FIRST REFUSAL.

     (a) If Parent shall not have previously exercised its rights under Section 7, then, at the request of Company from and after the date which is the later of
(x) six months after a Purchase Event has occurred and (y) six months after the termination of the Merger Agreement, Company may repurchase from Parent, and Parent shall sell to Company, the Option together with all (but not less than all, subject to Section 10) shares of Common Stock subject thereto or purchased by Parent pursuant hereto and with respect to which Parent then has Beneficial Ownership at a price per share equal to the greater of (i) the Market Price per share of Common Stock (less the exercise price per share for any unexercised shares of Common Stock subject to the Option) and (ii) the per share exercise price paid by Parent for any shares of Common Stock acquired pursuant to the Option (less the exercise price per share for any unexercised shares of Common Stock subject to the Option). Any repurchase under this Section 8(a) shall be consummated in accordance with the procedures set forth in Section 8(b).

     (b) In the event Company exercises its rights under Section 8(a), Company shall, within 10 business days thereafter, pay the required amount to Parent by wire transfer of immediately available funds to an account designated by Parent and Parent shall surrender to Company the Option and the certificates evidencing any shares of Common Stock purchased thereunder with respect to which Parent then has Beneficial Ownership, and Parent shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

     (c) If, at any time after the occurrence of a Purchase Event and prior to the third anniversary of the date of such occurrence, Parent shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of Common Stock acquired by it pursuant to the Option, it shall give Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Parent to Company, which may be accepted within 10 business days after its receipt of such Offeror's Notice, to purchase such Option or shares on the same terms and conditions and at the same price at which Parent is proposing to transfer the Option or such shares to a third party. The purchase of the Option or such shares by Company shall be closed within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Parent by wire transfer of immediately available funds to an account designated by Parent. In the event of the failure or refusal of Company to purchase the Option or shares in each case as and to the extent covered by the Offeror's Notice or if the Board of Directors of Company does not approve Company's proposed purchase of the Option or such shares, Parent may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such shares in each case as and to the extent covered by the Offeror's Notice to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice. These requirements shall not apply to any disposition of Common Stock by a Person to whom Parent has sold shares of Common Stock issued upon exercise of the Option in compliance with the terms hereof.

     (d) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

9. REGISTRATION RIGHTS; APPROVAL.

     (a) For three years after a Purchase Event, Company shall, if requested by any holder or beneficial owner (each a "Holder") of more than 2,000,000 shares (subject to adjustment in the event of any stock dividend, stock split, split-up, reclassification, recapitalization or the like) of Common Stock issued pursuant to this Option Agreement, file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by such Holder (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of Common Stock then outstanding). Each such Holder shall provide all information reasonably requested by Company for inclusion in any registration statement to be filed hereunder. Company shall use its reasonable commercial efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this

Section 9 shall be at Company's expense except for underwriting commissions and the fees and disbursements of such Holder's counsel attributable to the registration of such Common Stock. In no event shall Company be required to effect more than one registration hereunder. The filing of the registration statement hereunder may be delayed for up to 120 days if such filing would require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any proposed distribution by Company of Common Stock or if a special audit of Company would otherwise be required in connection therewith. If requested by any such Holder in connection with such registration, Company shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of the representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder entitled to such registration, Company agrees to send a copy thereof to any other person known to Company to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies entitled to such registration.

     (b) Subject to applicable law and the rules and regulations of the NYSE, Company shall promptly file an application to list the shares subject to the Option on the NYSE and will use its commercially reasonable efforts to obtain approval of such listing and to effect all necessary filings by Company under the HSR in connection with the transactions contemplated hereby. Each of the parties hereto will use its commercially reasonable efforts to obtain consents of all third parties and governmental authorities, if any, necessary for the consummation of the transactions contemplated.

10. SEVERABILITY.

     Any term, provision, covenant or restriction contained in this Option Agreement held by a court of competent jurisdiction to be invalid, void or unenforceable shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such court determines that applicable law will not permit Parent or any other person to acquire, or Company to repurchase or purchase, the full number of shares of Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow Parent or such other person to acquire, or Company to repurchase or purchase, such lesser number of shares as may be permissible, without any amendment or modification hereof.

11. MISCELLANEOUS.

     (a) Expenses. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

     (b) Entire Agreement. Except as otherwise expressly provided herein or therein, this Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements and understandings with respect thereto, written or oral.

     (c) Successors; No Third Party Beneficiaries. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and any Holder, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

     (d) Assignment. Other than as provided in Sections 8 and 9 hereof, neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party. Any purported assignment in violation hereof shall be null and void.

     (e) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 9.6 of the Merger Agreement (which is incorporated herein by reference).

     (f) Counterparts. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

     (g) Specific Performance. The parties hereto agree that if for any reason Parent or Company shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

     (h) Governing Law. THIS OPTION AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT THAT MATTERS RELATING TO THE INTERNAL CORPORATE LAW OF THE COMPANY SHALL BE GOVERNED BY THE URBCA. Except as permitted by Section 11(g), the parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Option Agreement and of the documents referred to in this Option Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     (i) Waiver of Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OPTION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS OPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER

VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS OPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 11(i).

     (j) Waiver and Amendment. Any provision of this Option Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (k) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                                            KIMBERLY-CLARK CORPORATION

                                            By:    /s/ JOHN W. DONEHOWER
                                              ----------------------------------
                                                Name: John W. Donehower
                                                Title: Senior Vice President and
                                                       Chief Financial Officer

                                            BALLARD MEDICAL PRODUCTS

                                            By:     /s/ DALE H. BALLARD
                                              ----------------------------------
                                                Name: Dale H. Ballard
                                                Title: President

                                                                         ANNEX C

                             STOCKHOLDER AGREEMENT

     This STOCKHOLDER AGREEMENT (the "Agreement") dated as of December 23, 1998, is entered into by the undersigned stockholder (the "Stockholder") of Ballard Medical Products, a Utah corporation (the "Company"), for the benefit of Kimberly-Clark Corporation, a Delaware corporation ("Parent").

     WHEREAS, Parent, the Company and Jazz Acquisition Corp., a wholly-owned subsidiary of Parent ("Sub"), are entering into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Sub with and into the Company (the "Merger");

     WHEREAS, the Stockholder has sole voting and dispositive power and/or full voting power as to the aggregate number of shares of Common Stock, par value $0.10 per share, of the Company (the "Company Common Stock") set forth opposite his name on Schedule A attached hereto; such shares of Company Common Stock, as such shares may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, being referred to herein as the "Subject Shares;" and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholder enter into this Agreement.

     NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

     1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

          (a) Authority. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets.

          (b) The Subject Shares. The Stockholder represents that he beneficially owns and has sole voting and dispositive power over the number of shares of Company Common Stock set forth opposite his name on Schedule A hereto, and that his beneficial ownership of such shares is free and clear of all liens, charges and encumbrances, agreements and commitments of every kind. The representations and warranties of the Stockholder set forth in this Agreement shall not survive termination of this Agreement.

     2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     3. Covenants of the Stockholder.

          (a) At any meeting of stockholders of the Company called to vote upon the Merger or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares, and any other voting securities of the Company, whether issued heretofore or hereafter, that such person has the right to vote, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote or consent of the Subject Shares is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares, and any other voting securities of the Company, whether issued heretofore or hereafter, that such person has the right to vote, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, sale of stock, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its subsidiaries or any other Takeover Proposal (as defined in the Merger Agreement); (ii) any amendment of the Company's Articles of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or which is reasonably likely to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled; (iii) any change in the Company's Board of Directors; or (iv) any change in the present capitalization of the Company.

          (c) Other than in the context of a business combination in which the Subject Shares are converted or exchanged without the Stockholder's voluntary action by operation of law, the Stockholder agrees not to sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares or any other voting securities of the Company, whether issued heretofore or hereafter, that such person has the right to vote to any person. The Stockholder agrees and consents to the entry of stop transfer instructions with the Company against the transfer of any Subject Shares in violation of this
     Section 3(c).

          (d) The Stockholder agrees not to enter into any voting arrangement with respect to the Subject Shares (other than this Agreement), whether by proxy, voting arrangement, voting agreement or otherwise.

          (e) The Stockholder shall not, and shall use his best efforts to cause any investment banker, attorney or other adviser or representative of the Stockholder not to, unless the Stockholder is advised by legal counsel that the failure to take the following actions would be inconsistent with his fiduciary duties as an officer and director of the Company, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal; or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal.

     4. Affiliates Letter. The Stockholder agrees to execute and deliver on a timely basis a letter agreement in the form of Exhibit C to the Merger Agreement, when and if requested by Parent prior to the effectiveness of the Merger.

     5. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent may request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Stockholder, his personal or legal representatives, executors, administrators, heirs, distributors, devisees and legatees and by the Parent, its successors and assigns.

     7. Termination. This Agreement shall terminate upon the earliest of (i) the close of business on September 30, 1999; (ii) the Effective Time (as defined in the Merger Agreement); (iii) the termination of the Merger Agreement in accordance with its terms; provided, that (x) if the Merger Agreement is terminated pursuant to Sections 8.1(f) or (g) of the Merger Agreement or (y) if a Stockholder Event (as defined in the Company Option Agreement entered into contemporaneously herewith by Parent and the Company) has occurred, Sections 3(b), 3(c) and 3(d) hereof shall survive for 180 days after the termination of this Agreement. The termination of this Agreement or any provision hereof shall not relive either party hereto from any liability for any breach of this Agreement or such provision prior to such termination.

     8. General Provisions.

          (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b) Notice. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          (i)  if to Parent, to:

               Kimberly-Clark Corporation
               1400 Holcomb Bridge Road
               Roswell, Georgia 30076
               Facsimile: (770) 587-7749
               Attention: Robert E. Abernathy

               with a copy to:

               Kimberly-Clark Corporation
               351 Phelps Drive
               Irving, Texas 75038
               Facsimile: (972) 281-1492
               Attention: Senior Vice President -- Law and
               Government Affairs

               with a copy to:

               Locke Liddell & Sapp LLP
               2200 Ross Avenue
               Suite 2200
               Facsimile: (214) 740-8800
               Attention: Gina E. Betts, Esq.

          (ii) if to the Stockholder, to:

               Dale H. Ballard
               12050 Lone Peak Parkway
               Draper, Utah 84020
               Facsimile: (801) 523-5396
               with a copy to:

               Ballard Medical Products
               12050 Lone Peak Parkway
               Draper, Utah 84020
               Facsimile: (801) 523-5396
               Attention: Paul W. Hess, Esq.

               with a copy to:

               Coudert Brothers
               1114 Avenue of the Americas
               New York, New York 10036
               Facsimile: (212) 626-4120
               Attention: Jeffrey E. Cohen, Esq.

     or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

          (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

          (f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within the State of Delaware.

     9. Stockholder Capacity. The Stockholder signs solely in his capacity as the record holder and/or beneficial owner of the Subject Shares and nothing herein shall limit, impose any obligation on, or affect any actions taken by the Stockholder in his capacity as an officer or director of the Company.

     10. Enforcement. The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its respective officers thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.

                                            KIMBERLY-CLARK CORPORATION

                                            By:    /s/ JOHN W. DONEHOWER
                                              ----------------------------------
                                                Name: John W. Donehower
                                                Title: Senior Vice President and
                                                       Chief Financial Officer

                                                   /s/ DALE H. BALLARD
                                            ------------------------------------
                                                      Dale H. Ballard

                                   SCHEDULE A

NAME OF STOCKHOLDER   NUMBER OF SUBJECT SHARES   ADDRESS OF STOCKHOLDER
-------------------   ------------------------   ----------------------
Dale Henriod Ballard         1,063,769           12050 Lone Peak Parkway
                                                 Draper, Utah 84020

                                                                         ANNEX D

                     [Bear, Stearns & Co. Inc. Letterhead]

December 23, 1998

Board of Directors
Ballard Medical Products
12050 Lone Peak Parkway
Draper, UT 84020

Attention: Dale H. Ballard
           Chairman of the Board and Chief Executive Officer

Gentlemen:

     We understand that Ballard Medical Products ("Ballard") and Kimberly-Clark Corporation ("Kimberly-Clark") have entered into an Agreement and Plan of Merger dated December 23, 1998 (the "Merger Agreement") pursuant to which a subsidiary of Kimberly-Clark will be merged with and into Ballard (the "Merger"). According to the Merger Agreement, which you have provided to us, at the Effective Time (as such term is defined in the Merger Agreement) of such Merger, each share of Ballard common stock shall be converted into the right to receive that number of Kimberly-Clark common shares (the "Consideration to be Received") equal to the Exchange Ratio (as defined in the Merger Agreement), which will be based upon a fixed price of $25.00 divided by the Average Closing Price of a share of Kimberly-Clark's common stock over the 10 trading day period ending 5 days prior to the Closing Date (as defined in the Merger Agreement).

     You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the public shareholders of Ballard.

     In the course of performing our review and analysis for rendering this opinion, we have:

          1. reviewed the Merger Agreement, the Company Option Agreement, the Stockholder Agreement and the Executive Agreements (as such terms are defined in the Merger Agreement);

          2. reviewed certain operating and financial information provided to us by the management of Ballard relating to Ballard's business and prospects;

          3. reviewed Ballard's audited financial statements for the fiscal year ended September 30, 1998, Ballard's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended September 30, 1997 and Ballard's Quarterly Reports on Form 10-Q for the periods ended December 31, 1997, March 31, 1998, and June 30, 1998;

          4. spoke with certain members of Ballard's senior management to discuss its operations, historical financial performance, current financial condition and future prospects, including certain financial estimates for the fiscal years ending September 30, 1999 and 2000;

          5. reviewed Kimberly-Clark's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998;

          6. spoke with certain members of Kimberly-Clark's senior management to discuss its operations, historical financial performance, current financial condition and future prospects;

          7. reviewed the historical prices, valuation multiples, historical dividends and trading volume of the common shares of Ballard;

          8. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to Ballard;

          9. reviewed the terms of selected mergers and acquisitions involving companies which we deemed generally comparable to the Merger;

          10. solicited, on behalf of Ballard, indications of interest from potential buyers of Ballard; reviewed indications of interest and had discussions with such interested parties to review and negotiate such indications; and

          11. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Ballard. As to all information provided to us that involves projections or expectations of future results, we have assumed that such information is based on reasonable assumptions. As you are aware, Ballard does not prepare, nor have they provided us with, either annual budgets or any long-term earnings forecasts. However, management of Ballard did provide to us guidance on estimated sales and earnings levels for fiscal 1999 and 2000 upon which we relied in rendering our opinion. We have been unable, as part of our analysis, to perform a discounted cash flow analysis. As you are also aware, Kimberly-Clark did not make available to us its projections of expected future performance. Accordingly, we note that our review with respect to such information was limited to discussions with management of Kimberly-Clark of research analysts' estimates. We have not assumed any responsibility for the independent verification of any such information and we have further relied upon the assurances of the senior management of Ballard and Kimberly-Clark that they are unaware of any facts that would make the information provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Ballard and Kimberly-Clark, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

     We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to the price or range of prices at which shares of common stock of Kimberly-Clark may trade subsequently to the consummation of the Merger.

     We have acted as a financial advisor to Ballard in connection with this transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Ballard and Kimberly-Clark for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Ballard in connection with evaluating the Merger and does not constitute a recommendation to the Board of Directors of Ballard or its shareholders as to whether or not to approve the Merger. This opinion does not address Ballard's underlying business decision to pursue the Merger. This opinion is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent, provided, however, that this letter may be included in its entirety in a joint proxy statement/prospectus to be distributed to the holders of the shares of Ballard in connection with the Merger.

     Based on and subject to the foregoing, it is our opinion that the Consideration to be Received is fair, from a financial point of view, to the public shareholders of Ballard.

                                            Very truly yours,

                                            BEAR, STEARNS & CO. INC.

                                            By:     /s/ STEVEN R. FRANK
                                              ----------------------------------
                                                   Senior Managing Director

                            BALLARD MEDICAL PRODUCTS

                        SPECIAL MEETING OF SHAREHOLDERS

                               SEPTEMBER 23, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The shareholder of Ballard Medical Products, a Utah corporation, whose name and signature appear on the reverse side of this card, having received the notice of special meeting of shareholders and the related proxy statement/prospectus for Ballard's special meeting of shareholders to be held at the principal executive office of Ballard Medical Products located at 12050 Lone Peak Parkway, Draper, Utah, on September 23, 1999, at 9:00 a.m., local time, hereby appoints Dale H. Ballard, Harold R. ("Butch") Wolcott and Paul W. Hess, or each of them, the proxies of the shareholder, each with full power of substitution, to vote at such special meeting, and at any adjournments of such meeting, all shares of Ballard common stock, par value $.10 per share, that the shareholder is entitled to vote, in the manner shown on the reverse side of this card.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER'S DIRECTIONS ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS GIVEN, THEN THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF.

     PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU PLAN TO ATTEND THE MEETING, PLEASE SO INDICATE IN THE SPACE PROVIDED ON THE REVERSE SIDE.

     PLEASE MARK YOUR VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY:
     [X]. THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                SEE REVERSE SIDE

     1. Approval of the Agreement and Plan of Merger dated December 23, 1998, among Ballard Medical Products, Kimberly-Clark Corporation and Jazz Acquisition Corp.
                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

     2. Adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.
                  [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

     3. I authorize the aforementioned proxies to vote in their discretion on any other matters that may properly come before the special meeting or any adjournments thereof, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934.

     The undersigned hereby revokes any proxy heretofore given to vote with respect to the Ballard common stock and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.
                                            If you plan to attend the
                                            meeting, please check the
                                            box. [ ]

                                            -------------------------------
                                            Signature

                                            -------------------------------
                                            Signature

                                            -------------------------------
                                            Date

                                            NOTE: PLEASE SIGN EXACTLY AS
                                            NAME(S) APPEAR(S) ON THIS CARD.
                                            WHEN SHARES ARE HELD JOINTLY,
                                            BOTH SHOULD SIGN. WHEN SIGNING
                                            AS ATTORNEY, EXECUTOR,
                                            ADMINISTRATOR, TRUSTEE OR
                                            GUARDIAN, PLEASE GIVE FULL
                                            TITLE AS SUCH. WHEN EXECUTED BY
                                            A CORPORATION OR PARTNERSHIP,
                                            PLEASE SIGN IN FULL CORPORATE
                                            OR PARTNERSHIP NAME BY A DULY
                                            AUTHORIZED OFFICER OR PARTNER,
                                            GIVING TITLE. PLEASE SIGN, DATE
                                            AND MAIL THIS PROXY PROMPTLY
                                            WHETHER OR NOT YOU EXPECT TO
                                            ATTEND THE MEETING. YOU MAY
                                            NEVERTHELESS VOTE IN PERSON IF
                                            YOU DO ATTEND.